UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Range Resources Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April   , 2008

Dear Fellow Stockholders:

On behalf of our Board of Directors, I am pleased to invite you to attend our 2008 annual meeting.  The meeting will be held at our offices at 100 Throckmorton Street, Suite 1200, in Fort Worth, Texas on Tuesday, May 20th at 9:00 a.m. Central Daylight Time.  The matters to be addressed at the meeting are outlined in the enclosed Notice of Annual Meeting of Stockholders and more fully described in the enclosed Proxy Statement.  Our officers and representatives of our auditors will be present at the meeting to respond to questions.  Due to the changing proxy rules this year, our 2007 Annual Report is not included with these materials but a copy can be downloaded from our website at www.rangeresources.com, or you may request a paper copy by calling Karen Giles, our Corporate Communications Manager, at 817-869-4238.

MacKenzie Partners, Inc. has been retained to assist us in the soliciting process.  If you have any questions regarding the meeting or require assistance in voting your shares, please contact them at 800-322-2885 or call them collect at 212-929-5500.  Whether or not you expect to attend the meeting, your vote is important.  We urge you to vote your shares online at www.proxyvote.com or sign and return the enclosed proxy card at your earliest convenience to ensure that you will be represented.  You may revoke your proxy at the meeting and vote your shares in person if you wish.  We want to thank you in advance for your prompt response which will reduce our solicitation costs.

Sincerely yours,

John H. Pinkerton
President and CEO

RANGE RESOURCES CORPORATION

100 Throckmorton Street, Suite 1200

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 20, 2008

To the Stockholders of Range Resources Corporation:

The 2008 Annual Meeting of Stockholders of Range Resources Corporation, a Delaware corporation (“our,” “we,” “us,” “Range” or the “Company”), will be held at our offices at 100 Throckmorton Street, Suite 1200 in Fort Worth, Texas on Tuesday, May 20, 2008 at 9:00 a.m. Central Daylight Time.  The purposes of the meeting are:

1.     To elect eight directors to our Board of Directors, each for a term expiring at the 2009 annual meeting or when their successors are duly elected and qualified;

2.     To consider and vote on a proposal to adopt an amendment to our Restated Certificate of Incorporation increasing the number of authorized shares of common stock, par value $0.01 per share, from 250 million to 475 million shares;

3.     To consider and vote on a proposal to amend our 2005 Equity-Based Compensation Plan (i) to increase the number of shares of our common stock authorized to be issued under that plan by 900,000 shares; (ii) to prohibit the granting of options below the fair market value of our common stock on the date of grant, (iii) to set the minimum vesting on restricted stock awards granted under the plan; and (iv) to limit the number of awards that can be issued under the plan that do not meet the regular plan requirements;

4.     To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm as of and for the fiscal year ending December 31, 2008; and

5.     To transact such other business as may arise that can properly be conducted at the meeting.

This notice is being sent to holders of our common stock of record at the close of business on March 27, 2008.  Each such holder has the right to vote at the meeting or any adjournment or postponement.  The list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder for any purpose relevant to the meeting during normal business hours for ten days before the meeting at our Fort Worth offices.  The list will also be available during the meeting for inspection by stockholders.

Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy and return it in the envelope provided or you may vote online at www.proxyvote.com using the control number printed on the proxy.  You may revoke your proxy at any time before its exercise.  If present at the meeting, you may withdraw your proxy and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Rodney L. Waller
Corporate Secretary

April , 2008
Fort Worth, Texas

RANGE RESOURCES CORPORATION

PROXY STATEMENT

Annual Meeting of Stockholders

May 20, 2008

INTRODUCTION

The enclosed proxy is solicited by and on behalf of the Board of Directors of Range Resources Corporation, a Delaware corporation, for use at the 2008 Annual Meeting of Stockholders.  The meeting will be held Tuesday, May 20, 2008, at 9:00 a.m. Central Daylight Time, at our offices at 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102.  The items to be considered are summarized in the Notice of Annual Meeting of Stockholders and more fully described in this Proxy Statement.  This Proxy Statement and the proxy form were first mailed on or about April   , 2008, to all holders of record of our common stock, $.01 par value, as of March 27, 2008.  Shares of our common stock represented by proxies will be voted as described below or as specified by each stockholder.  Any proxy given by a stockholder may be revoked at any time before the voting by delivering a written notice to our Corporate Secretary, by executing and delivering a subsequently dated proxy or by attending the meeting, withdrawing the proxy and voting in person.

The persons named as proxies are John H. Pinkerton and Rodney L. Waller, our President and Chief Executive Officer, and our Corporate Secretary, respectively.  The cost of preparing and mailing this Proxy Statement and any other related material will be paid by us.  We have retained MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, to assist in the solicitation.  For these services, we will pay MacKenzie Partners a fee of approximately $6,000 and reimburse it for certain out-of-pocket expenses.  In addition to the solicitation of proxies by use of the mail, our directors, officers and employees may solicit proxies personally. We will request brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock and will reimburse them for their expenses.

VOTING PROCEDURES

Voting Stock and Record Date

Only stockholders of record for our common stock at the close of business on March 27, 2008, will be entitled to vote at the meeting.  On March 27, 2008,           shares of common stock were outstanding with each share entitling the holder to one vote on each matter.  Stockholders are not entitled to cumulative voting rights.

Quorum and Adjournments

The presence, in person or by proxy, of stockholders holding a majority of the votes eligible to be cast is necessary to constitute a quorum at the meeting.  If a quorum is not present at the meeting, the holders of a majority of the common stock entitled to vote who are present or represented by proxy at the meeting have the power to adjourn the meeting from time to time without notice, other than an announcement at the meeting of the time and place of the adjourned meeting, until a quorum is present.  In addition, under our bylaws the chairman of the meeting has the power to adjourn the meeting for any reason from time to time without notice, other than an announcement at the meeting of the time and place of the adjourned meeting, provided that a new record date is not set.  At any such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the meeting.

Votes Required

Assuming a quorum is present at the meeting, our stockholders will elect directors by a plurality of the eligible votes present or represented by proxy at the meeting.  Approval of proposals 2, 3 and 4 require an affirmative vote of the majority of our shares of common stock represented at the meeting in person or by proxy and entitled to vote on the proposals.

Broker Non-Votes and Abstentions

Brokers who hold shares in street name for customers are required to vote as the beneficial owners instruct.  A “broker non-vote” occurs when a broker lacks discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner (such shares are referred to as “uninstructed shares”).  Brokers are not permitted to vote on non-discretionary items if they have not received instructions from the beneficial owners.  Brokers are permitted to indicate a “broker non-vote” on non-discretionary items absent instructions from the beneficial owner.  Abstentions and broker non-votes are treated as shares that are present for purposes of determining whether a quorum is present at the meeting.  However, for purposes of determining whether a proposal is approved, abstentions and broker non-votes are tabulated separately.  Abstentions have the effect of votes “against” a proposal requiring the affirmative vote of a majority of the shares present and entitled to vote on the proposal.  Where a broker holds uninstructed shares concerning a non-discretionary item, these shares are not considered to be “entitled to vote” and, therefore, are not included in the denominator where the approval standard is a majority of the shares present and entitled to vote.  As such, broker non-votes have a neutral effect on such proposals.

Proposals 1 and 4 are considered discretionary items, so we do not anticipate that any broker non-votes will be recorded.  Proposals 2 and 3 are considered non-discretionary items under the regulations promulgated by the New York Stock Exchange (the “NYSE”) and approved by the Securities and Exchange Commission (the “SEC”) because the proposals involve increasing our authorized shares of common stock, amending our equity-based compensation plan or increasing the authorized shares of common stock under our equity based compensation plan.  Therefore, if you hold your common stock in street name with your broker, your broker will not be able to vote in favor of or against proposals 2 or 3 without your specific instructions.  Abstentions and broker non-votes will not have any effect on the outcome of voting on director elections (except to the extent that the failure to vote for an individual results in another individual receiving a higher number of votes) and the ratification of our independent public accounting firm.  Abstentions will have the effect of votes against proposals 2 and 3, but broker non-votes will have a neutral effect on these proposals.

Stockholders of Record

If your shares are registered directly in your name with our transfer agent, Computershare Investor Services LLC, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you.  As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.  We have enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card on behalf of the brokerage firm or custodian.  As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the annual meeting.

Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.  Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Voting in Person

Shares held in your name as the stockholder of record may be voted in person at the annual meeting.  Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker trustee or nominee that holds your shares giving you the right to vote the shares.  Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions so that your vote will be counted if you later decide not to attend the meeting.

Default Voting

A proxy that is properly completed and returned will be voted at the meeting in accordance with the instructions on the proxy.  If you properly complete and return a proxy but do not indicate any contrary voting instructions, your shares will be voted “FOR” all proposals listed in the Notice of Annual Meeting of Stockholders and in accordance with the discretion of the holders of the proxy with respect to any other business that may properly come before the meeting or any adjournment or postponement.  If we propose to adjourn the meeting, proxy holders will vote all shares for which they have voting authority in favor of adjournment.  Our Board of Directors knows of no matters other than those stated in the Notice of Annual Meeting of Stockholders and described in this Proxy Statement to be presented for consideration at the meeting.

Revocation of Proxy

A stockholder executing and returning a proxy may revoke it at anytime before it is exercised at the annual meeting by giving written notice of the revocation to our Corporate Secretary or by executing and delivering to our Corporate Secretary a later dated proxy.  Attendance at the annual meeting will not be effective to revoke the proxy unless written notice of revocation has also been delivered to our Corporate Secretary before the proxy is exercised.  If you hold your shares in a brokerage account or by other nominee and deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instructions if such record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.

Voting Results

We intend to announce preliminary voting results at the annual meeting and publish final results on our website and in our quarterly report on Form 10-Q for the second quarter of 2008.

This Proxy Statement is dated April   , 2008.

PROPOSAL 1 – ELECTION OF DIRECTORS

Nomination and Election of Directors

The current term of office of all our directors expires at the 2008 annual meeting.  Our Board of Directors proposes that the following nominees, all of whom are currently serving as directors, be re-elected for a new term expiring at the 2009 annual meeting or when their successors are duly elected and qualified:  Charles L. Blackburn, Anthony V. Dub, V. Richard Eales, Allen Finkelson, Jonathan S. Linker, Kevin S. McCarthy, John H. Pinkerton and Jeffrey L. Ventura.  Each of the nominees has consented to serve if elected.  If any one of them becomes unavailable to serve as a director, our Board of Directors may designate a substitute nominee.  In that case, the persons named as proxies will vote for the substitute nominee designated by our Board of Directors.  Our Board of Directors does not presently contemplate that any of the nominees will become unavailable for election.

Information Concerning Nominees

The following table sets forth the names of the nominees and certain information with regard to each nominee.  There is no family relationship between any of our directors and executive officers.

Name

	Age

		Held Office Since

			Current Position

Charles L. Blackburn	80	2003	Director and Chairman of the Board

Anthony V. Dub	58	1995	Director

V. Richard Eales	72	2001	Director

Allen Finkelson	61	1994	Director

Jonathan S. Linker	59	2002	Director

Kevin S. McCarthy	48	2005	Director

John H. Pinkerton	54	1988	Director, President and CEO

Jeffrey L. Ventura	50	2005	Director and EVP – Chief Operating Officer

Charles L. Blackburn was elected as a director in 2003 and appointed as the non-executive Chairman of the Board. of Directors.  Mr. Blackburn has more than 40 years experience in oil and gas exploration and production serving in several executive and board positions.  Previously, he served as Chairman and Chief Executive Officer of Maxus Energy Corporation from 1987 until that company’s sale to YPF Socieded Anonima in 1995.  Maxus was the oil and gas producer which remained after Diamond Shamrock Corporation’s spin-off of its refining and marketing operations.  Mr. Blackburn joined Diamond Shamrock in 1986 as President of their exploration and production subsidiary.  From 1952 through 1986, Mr. Blackburn was with Shell Oil Company, serving as Director and Executive Vice President for exploration and production for the final ten years of that period.  Mr. Blackburn has previously served on the Boards of Anderson Clayton and Co. (1978-1986), King Ranch Corp. (1987-1988), Penrod Drilling Co. (1988-1991), Landmark Graphics Corp. (1992-1996) and Lone Star Technologies, Inc. (1991-2001).  Currently, Mr. Blackburn also serves as an advisory director to the oil and gas loan committee of Guaranty Bank.  Mr. Blackburn received his Bachelor of Science degree in Engineering Physics from the University of Oklahoma.

Anthony V. Dub became a director in 1995.  Mr. Dub is Chairman of Indigo Capital, LLC, a financial advisory firm based in New York.  Before forming Indigo Capital in 1997, he served as an officer of Credit Suisse First Boston (“CSFB”).  Mr. Dub joined CSFB in 1971 and was named a Managing Director in 1981.  Mr. Dub led a number of departments during his 26 year career at CSFB including the Investment Banking Department.  After leaving CSFB, Mr. Dub became Vice Chairman and a director of Capital IQ, Inc. until its sale to Standard & Poor’s in 2004.  Capital IQ is a leader in helping organizations capitalize on synergistic integration of market intelligence, institutional knowledge and relationships.   Mr. Dub received a Bachelor of Arts, magna cum laude, from Princeton University.

V. Richard Eales became a director in 2001.  Mr. Eales has over 35 years of experience in the energy, high technology and financial industries.  He is currently retired, having been a financial consultant serving energy and information technology businesses from 1999 through 2002.  Mr. Eales was employed by Union Pacific Resources Group

Inc. from 1991 to 1999 serving as Executive Vice President from 1995 through 1999.  Before 1991, Mr. Eales served in various financial capacities with Butcher & Singer and Janney Montgomery Scott, investment banking firms, as CFO of Novell, Inc., a technology company, and in the treasury department of Mobil Oil Corporation.  Mr. Eales received his Bachelor of Chemical Engineering from Cornell University and his Masters in Business Administration from Stanford University.

Allen Finkelson became a director in 1994.  Mr. Finkelson has been a partner at Cravath, Swaine & Moore LLP since 1977, with the exception of the period 1983 through 1985, when he was a managing director of Lehman Brothers Kuhn Loeb Incorporated.  Mr. Finkelson joined Cravath, Swaine & Moore, LLP in 1971.  Mr. Finkelson earned a Bachelor of Arts from St. Lawrence University and a J.D. from Columbia University School of Law.

Jonathan S. Linker became a director in 2002.  Mr. Linker previously served as a director of Range from 1998 to 2000.  He has been active in the energy industry since 1972.  Mr. Linker joined First Reserve Corporation in 1988 and was a Managing Director of the firm from 1996 until July 2001.  Mr. Linker is currently Manager of Houston Energy Advisors LLC, an investment advisor providing management and investment services to two private equity funds.  Mr. Linker has been President and a director of IDC Energy Corporation since 1987, a director and officer of Sunset Production Corporation since 1991 serving currently as Chairman, and Manager of Shelby Resources Inc., all small, privately-owned exploration and production companies.  Mr. Linker received a Bachelor of Arts in Geology from Amherst College, a Masters in Geology from Harvard University and an MBA from Harvard University’s Graduate School of Business Administration.

Kevin S. McCarthy became a director in 2005.  Mr. McCarthy is Chairman, Chief Executive Officer and President of Kayne Anderson MLP Investment Company, Kayne Anderson Energy Total Return Fund, Inc. and Kayne Anderson Energy Development Company, which are each NYSE listed closed-end investment companies.  Mr. McCarthy joined Kayne Anderson Capital Advisors as a Senior Managing Director in 2004 from UBS Securities LLC where he was global head of energy investment banking.  In this role, he had senior responsibility for all of UBS’ energy investment banking activities, including direct responsibilities for securities underwriting and mergers and acquisitions in the energy industry.  From 1995 to 2000, Mr. McCarthy led the energy investment banking activities of Dean Witter Reynolds and then PaineWebber Incorporated.  He began his investment banking career in 1984.  He is also on the board of directors of Clearwater Natural Resources, L.P. and Direct Fuel Partners, L.P, two private companies.  He earned a Bachelor of Arts in Economics and Geology from Amherst College and an MBA in Finance from the University of Pennsylvania’s Wharton School.

John H. Pinkerton, President, Chief Executive Officer and a director, became a director in 1988.  He joined Range as President in 1990 and was appointed Chief Executive Officer in 1992.  Previously, Mr. Pinkerton was Senior Vice President of Snyder Oil Corporation (“SOCO”).  Before joining SOCO in 1980, Mr. Pinkerton was with Arthur Andersen.  Mr. Pinkerton received his Bachelor of Arts in Business Administration from Texas Christian University and a master’s degree from the University of Texas at Arlington.

Jeffrey L. Ventura, Executive Vice President – Chief Operating Officer, joined Range in 2003 and became a director in 2005.  Previously, Mr. Ventura served as President and Chief Operating Officer of Matador Petroleum Corporation which he joined in 1997.  Before 1997, Mr. Ventura spent eight years at Maxus Energy Corporation where he managed various engineering, exploration and development operations and was responsible for coordination of engineering technology.  Previously, Mr. Ventura was with Tenneco Inc., where he held various engineering and operating positions.  Mr. Ventura holds a Bachelor of Science degree in Petroleum and Natural Gas Engineering from the Pennsylvania State University.

Required Vote and Recommendation

The affirmative vote of a plurality of the votes cast at the meeting is required for the election of our directors.  A properly executed proxy marked “Withhold authority” with respect to the election of one or more of our directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present.   Please see the discussion above under the captions “Votes Required” and “Broker Non-Votes and Abstentions” for further details on voting procedures.

Our Board of Directors recommends a vote FOR the election of each of our nominees.

PROPOSAL 2 – APPROVAL OF AMENDMENT TO THE COMPANY’S
RESTATED CERTIFICATE OF INCORPORATION
(Authorized Shares)

General

The authorized capital stock of the Company presently consists of 250 million shares of common stock, par value $0.01 per share, and 10 million shares of preferred stock, par value $1.00 per share.  The number of shares of our common stock outstanding as of March 27, 2008 was          .  Allowing for the number of shares of our common stock outstanding or reserved for future issuance, only approximately       million authorized shares of our common stock remain freely available for issuance.  Our Board of Directors has determined that the number of unreserved shares of our common stock presently available for issuance is not sufficient to provide for our needs.  An increase in the authorized shares available for issuance would give us greater flexibility to respond to future developments without the expense and delay of a special meeting of our stockholders.

Our Board of Directors has unanimously adopted a resolution setting forth a proposed amendment to Article Fourth of our restated certificate of incorporation that would increase the number of authorized shares of our common stock from 250 million to 475 million.  To affect such increase, the first paragraph of Article Fourth of our restated certificate of incorporation will be amended to read in its entirety as follows:

“FOURTH:           (1) The total number of shares of all classes of stock that the Corporation shall have authority to issue is 485 million shares, divided into classes as follows:

475 million           Common shares having a par value of $.01 per share; and

10 million           Preferred shares having a par value of $1.00 per share.”

The amendment will have no effect on the number of shares of preferred stock we are authorized to issue.  No shares of our preferred stock are currently issued, outstanding or reserved for issuance.  The additional shares for which authorization is sought would be identical to the shares of our common stock now authorized.  The holders of our common stock do not presently have preemptive rights to subscribe for any of our securities and will not have any such rights to subscribe for the additional shares proposed to be authorized.  If the amendment is approved by the required vote of our stockholders, it will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware.

Our Board of Directors and management believe that additional shares of our common stock should be authorized for issuance to provide the flexibility to issue our common stock for proper corporate purposes.  Future purposes for additional shares could include paying stock dividends, subdividing outstanding shares through stock splits, effecting acquisitions of other businesses or properties, securing additional financing for working capital or capital expenditures and providing incentives through equity-based or other incentive plans.  We have no plans, proposals or arrangements at this time to issue any shares of our common stock other than those currently reserved for issuance.  Our Board of Directors believes, however, that the availability of additional shares of our common stock for issuance will enable us to take advantage of favorable opportunities without the delay and expense associated with holding a special meeting of our stockholders at the time such additional shares may be needed.

If the amendment is approved, the increase in our authorized shares will not, by itself, have any effect on the rights of holders of presently issued and outstanding shares of our common stock.  However, the issuance of additional shares of our common stock may, among other things, have a dilutive effect on earnings per share and on the equity and voting rights of the present holders of our common stock.

Authorized but unissued shares of our common stock could be used by our Board of Directors to make a change in control of our Company more difficult, even if stockholders viewed such change in control as favorable to their interests.  Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of our Company.  Such shares could be privately placed with purchasers who might side with our Board of Directors in opposing a hostile takeover bid.  We are not aware of any effort to accumulate our common stock or obtain control of our Company by a tender offer, proxy contest or otherwise, and we have no present intention to use the increased number of available shares for any anti-takeover purposes.

Required Vote and Recommendation

The affirmative vote of a majority of the shares of our common stock represented at the meeting in person or by proxy and entitled to vote on the proposal at the meeting is required to approve this proposal.  Uninstructed shares are not entitled to vote on this proposal, and therefore broker non-votes will not affect the outcome of this proposal.  Abstentions have the effect of negative votes on this proposal.  See the discussion above under the captions “Votes Required” and “Broker Non-Votes and Abstentions” for further details on voting procedures.

Our Board of Directors believes adoption of the amendment is in our Company’s best interest and recommends that our stockholders vote FOR the proposed amendment.

PROPOSAL 3 – APPROVAL OF SIXTH AMENDMENT

TO OUR 2005 EQUITY-BASED COMPENSATION PLAN

Proposed Amendment

Subject to stockholder approval, our Board of Directors has approved (i) an amendment to Section 4 of our 2005 Equity-Based Compensation Plan (the “2005 Plan”) to increase the number of shares of our common stock authorized to be issued under our 2005 Plan by 900,000 shares, (ii) an amendment to Section 6 of our 2005 Plan to prohibit the granting of options below the fair market value of our common stock on the date of grant, (iii) an amendment to Section 6 of our 2005 Plan to provide that the minimum vesting on restricted stock awards granted under our 2005 Plan at three years unless such vesting is based upon the achievement of performance criteria established by our Compensation Committee in the award agreement, in which event the vesting period may not be less than one year and (iv) an amendment to Section 6 of our 2005 Plan to limit the number of shares that can be issued as bonus stock, awards in lieu of Company obligations or other stock-based awards to 10% of the shares of common stock authorized under the 2005 Plan.  A complete copy of the proposed Sixth Amendment to the 2005 Plan is attached as Exhibit A and a full copy of our 2005 Plan is attached as Exhibit B.  A summary description of the material features of our 2005 Plan is provided below.  The statements made in this Proxy Statement regarding the Sixth Amendment to our 2005 Plan should be read in conjunction with and are qualified in their entirety by reference to Exhibits A and B.

Description of the Proposed Amendment

Our Board of Directors has determined that, to give our Company the ability to attract and retain the executive and key employee talent necessary for our continued growth and success, the number of shares of our common stock available for issuance under our 2005 Plan should be increased by 900,000 and is proposing an amendment to affect such increase.

Reason for the Proposed Amendment

If the proposed amendment is approved, 900,000 additional Plan Shares (as defined in the discussion below under the caption “— Securities to be Offered”) will be immediately available for future awards under our 2005 Plan.  As of March 27, 2008,          shares are available for awards under our 2005 Plan.  As part of the approval of our 2005 Plan by our stockholders in 2005, we agreed to suspend any further grants under our 1999 Stock Option Plan (the “1999 Plan”) and transfer the authorized but unissued shares to our 2005 Plan.  Therefore, our 2005 Plan provides that any shares related to options currently outstanding under the 1999 Plan which lapse or are forfeited will become available for issuance under our 2005 Plan.  If the proposed amendment is approved, the maximum number of Plan Shares (assuming none of the shares underlying options currently outstanding under the 1999 Plan lapse or are forfeited) will increase from           to           shares.  On March 27, 2008, the closing price of our common stock on the NYSE was $       ..  As of March 27, 2008, the 1999 Plan had stock option awards outstanding of           which were fully exercisable.  The average exercise price of the outstanding stock option awards was $       per share, ranging from $       to $       per share.  The additional 900,000 shares approved under the Sixth Amendment will be added to the existing 3,025,000 authorized 162(m) Covered Shares (as defined in the discussion below under the caption “— Securities to be Offered”) approved by stockholders specifically for our 2005 Plan.  While our Board of Directors is cognizant of the potential dilutive effect of compensatory stock awards, it also recognizes the significant motivational and performance benefits that are achieved from making such awards.  In determining the number of additional Plan Shares that should be authorized, our Compensation Committee examined the potential dilutive effect of the additional Plan Shares.

Our Board of Directors believes that equity-based incentives align the interests of our management, employees and stockholders.  Equity grants are an important element in attracting and retaining our employees.  Historically, all of our full-time employees have been granted equity awards.  Given the intense competition for talented individuals in our industry, our ability to offer competitive compensation packages, including those with equity-based incentives is particularly important.  It is our practice to grant options to new professionals and executives as they are hired and to all full-time employees when the annual performance-based compensation review is completed, generally in February of each year.  During 2004, 2005, 2006, 2007 and so far during 2008, our Compensation Committee has approved the issuance of 2,514,728, 3,141,937, 1,658,160, 1,636,543 and          stock options and/or stock appreciation rights (“SARs”), respectively, under our 1999 or 2005 Plans.  Our Compensation Committee specifically approves all equity awards to our employees.

Our Compensation Committee has focused on the potential dilutive effect of equity awards by awarding SARs rather than stock options and for long-term executive compensation has awarded a combination of restricted common stock and SARs.  To reduce potential dilution, our Board of Directors authorized the adoption of our 2005 Plan which was approved by stockholders in May 2005.  Our 2005 Plan provides for the use of stock-settled SARs which our Compensation Committee has exclusively used for all awards under our 2005 Plan after its approval.  The stock-settled SARs have a less attractive income tax effect for our employees as compared to Incentive Stock Options but are significantly less dilutive.  Stock-settled SARs are less dilutive because the number of shares issued is based solely upon the appreciation over the grant price on the date of exercise of the SAR.  With stock options, the full number of shares subject to grant under the option may be issued.  Our Compensation Committee has further reduced the dilutive effect of SARs grants by withholding shares of our common stock to pay the payroll and income taxes associated with the SARs exercise and issuing to the participant only the number of shares of our common stock equal in value to the net appreciation over the grant price after deducting the value of such taxes.  For example, during 2007, 341,457 SARs were exercised by our employees.  The average fair market value of the common stock was $37.99 and the average grant price was $16.71 giving rise to $21.28 of average appreciation per grant.  We would have normally issued 150,360 shares of our common stock to cover the appreciation in the SARs.  However, with our election to withhold shares of our common stock to pay the payroll and income taxes in cash rather than our common stock, only 102,538 shares of our common stock were actually issued.  Therefore, in connection with the exercise of 341,457 SARs, only 102,538 our common shares were issued, reducing the potential dilution by 70%.  During 2006, 126,509 SARs were exercised and only 31,436 shares of our common stock were issued, reducing the potential dilution by 75%.  With differing amounts of appreciation, different results will occur in the future.

This example also highlights how stock-settled SARs are charged against the total authorized shares under our 2005 Plan.  When SARs are granted, the full number of shares of the grant must be reserved even though when exercised the number of shares actually issued will always, using reasonable assumptions as to future fair market values, be less than the number of the SARs reserved.  Since the SARs have a five year term, the exercise and release of unissued reserved shares back to our 2005 Plan could take up to five years after the initial grant.  Given the circumstances, our Compensation Committee believes that we should request a modest amount of shares to be authorized each year so that our Compensation Committee can have the flexibility of granting equity awards until such time as a significant number of unissued reserved shares from SARs exercises are returned to our 2005 Plan for use.  The calculation of the burn rate will also be artificially inflated since the maximum number of the SAR grants are counted just like a stock option that would be fully issued upon exercise.  Until sufficient time has elapsed for the vesting and exercising of SARs to occur, the netting effect of unissued but reserved shares for SAR awards against each year’s SAR grants will not occur, and the actual expected burn rate will be inflated.  Only when SARs are vested and are finally exercised will the reserved shares be released for future grants.  In the example above covering the 341,457 SARs exercised in 2007, only 30% of the actual number of SARs granted was actually issued upon the exercise by the participants.

To further reduce the number of SARs granted, in February 2007 our Compensation Committee granted to all employees, whose salaries were $100,000 or greater, a combination of stock-settled SARs and restricted stock awards.  Both the restricted stock awards and SARs vest over a three-year period.  The Compensation Committee issued one-half the value of the awards in SARs and one-half of the awards in restricted stock based upon the fair market value of the common stock on the date of grant and the corresponding Black-Scholes model value of the SAR.  Each employee was granted the option to take the value of the restricted common stock in cash or common stock.  The restricted stock awards or the cash equivalent were placed in the participants account in our deferred compensation plan.  Since the employees were given the option to take common stock or the cash equivalent, the grant of stock deferred under our deferred compensation plan does not constitute an equity compensation plan for purposes of the NYSE stockholder approval rules.

To reduce dilution, our Board of Directors has authorized us to repurchase, from time to time, our common stock in the market, to satisfy the stock awards when distributed to participants pursuant to the deferred compensation plan or to fund the initial award.  During 2005, we repurchased 200,550 shares of our common stock which were reissued in 2005 and 2006 for stock awards placed in the deferred compensation plan.  In 2007, we repurchased 155,500 shares of our common stock which were used for equity awards in February 2008.

The awards that will be made to Eligible Persons (as defined in the discussion below under the caption “— Persons Who May Participate in our 2005 Plan”) under our 2005 Plan are subject to the discretion of the Compensation Committee and, therefore, cannot be determined with certainty at this time.  As of March 27, 2008, a total of           SARs have been granted and           SARs are outstanding under our 2005 Plan of which          SARs are currently exercisable.   From July 2005 to March 27, 2008,           SAR grants have been cancelled,           SAR grants have been exercised with          shares of our common stock actually issued upon the exercise thereby reducing the potential dilution based on the number of SARs granted by      %.  The          previously granted awards were restored to the number of common shares authorized to be issued under our 2005 Plan.  The following table set forth the SARs granted to the executive officers and other employees as of March 27, 2008.  As stated previously, it has been our practice to grant equity awards to all of our employees.  No equity awards have been granted under our 2005 Plan except for SARs.

2005 Equity-Based Compensation Plan

Name and Position	Number of SARs Granted	Average Grant Price
John H. Pinkerton, President & CEO	495,287	$27.26

Jeffrey L. Ventura, Executive Vice President & COO	277,104	$27.72

Mark D. Whitley, Senior Vice President – PBU & Engineering Technology	106,089	$31.17

Roger S. Manny, Senior Vice President & CFO	140,382	$27.48

Chad L. Stephens, Senior Vice President	116,700	$26.60

Executive Group (8 persons)	1,380,638	$27.39

Non-Employee Director Group (a)	—	—

Non-Executive Officers/Employee group (810 persons)	4,180,980	$30.94

Total	5,561,618	$30.06

(a)                Non-Employee Directors were issued 44,100 SARs at a grant price of $38.02 at their re-election to our Board in May 2007 under the 2004 Non-Employee Director Plan.

For a table reflecting information regarding equity compensation awards outstanding and available for future grants as of December 31, 2007 and March 27, 2008, segregated between equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders, please see the section of this Proxy Statement entitled “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters — Equity Compensation Plan Information” below.

The increase in the number of authorized shares under the 2005 Plan is needed to allow our Compensation Committee to administer the 2005 Plan on a long-term basis by having a sufficient number of shares available to develop a long-term compensation strategy.  Therefore, our Board of Directors would like to add to the total shares authorized to be issued under the 2005 Plan at modest amounts each year to continue to be comparable to peer companies and make executive officers’ compensation and performance more directly linked to growing the value of the common stock.  Given the 150 million shares of common stock currently outstanding, an increase of 900,000 shares would constitute a maximum additional potential dilution of less than 1.0%.

General

Our stockholders approved the adoption of our 2005 Plan on May 18, 2005 at the 2005 Annual Meeting.  The material features of our 2005 Plan are described below.  With the approval of our 2005 Plan, our Compensation Committee is able to use a greater array of equity compensation alternatives in structuring compensation arrangements for our personnel including stock-settled SARs which the Compensation Committee has used since 2005 to reduce the potential dilution to our existing stockholders.

Description of our 2005 Plan

The description of our 2005 Plan set forth below is a summary of the principal features of our 2005 Plan as proposed to be amended pursuant to the Sixth Amendment, a copy of which is attached as Exhibit A.  This summary, however, does not purport to be a complete description of all of the provisions of our 2005 Plan.  The summary is qualified in its entirety by reference to our 2005 Plan, a copy of which is attached as Exhibit B.  The purpose of our 2005 Plan is to provide a means to enhance the profitable growth of our Company and its subsidiaries by attracting and retaining employees, directors, consultants and advisors by providing such individuals with a means to acquire and maintain stock ownership or awards the value of which is tied to the performance of the common stock, par value $.01 per share, of our Company.  Our 2005 Plan also provides additional incentives and reward opportunities designed to strengthen such individuals’ concern for the welfare of our Company and their desire to remain in its employ.  We will seek to achieve our 2005 Plan’s purpose by providing grants of (i) incentive stock options qualified as such under U.S. federal income tax laws (“Incentive Options”), (ii) stock options that do not qualify as incentive stock options (“Nonstatutory Options” and, together with Incentive Options, “Options”), (iii) stock appreciation rights (“SARs”), (iv) restricted stock awards (“Restricted Stock Awards”), (v) phantom stock rights (“Phantom Stock Rights”), (vi) bonus stock and awards in lieu of Company obligations (“Bonus Stock”), (vii) other stock-based awards (“Other Stock-Based Awards”), (viii) dividend equivalents (“Dividend Equivalents”), (ix) other performance awards, including annual cash incentive awards (“Annual Incentive Awards”), or (vii) any combination of such awards (collectively referred to as “Awards”).  No Incentive Options may be made under our 2005 Plan after May 18, 2015, ten years from the date on which our 2005 Plan was adopted.

Our 2005 Plan, in part, is intended to qualify under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) for Incentive Options although our Compensation Committee has not granted any Incentive Options to date.  For more information, please see the discussion below under the caption “— Federal Tax Consequences.”  Our 2005 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  Our 2005 Plan was effective as of May 18, 2005 (the “Effective Date”).

Administration of our 2005 Plan

Our Board of Directors appointed our Compensation Committee to administer our 2005 Plan pursuant to its terms and all applicable state, federal, or other rules or laws, except in the event our Board of Directors chooses to take action under our 2005 Plan.  Unless otherwise limited by our 2005 Plan, Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), or the Code, our Compensation Committee has broad discretion to administer our 2005 Plan, interpret its provisions, and adopt policies for implementing our 2005 Plan.  This discretion includes the power to determine to whom and when Awards will be granted, determine the amount of such Awards (measured in cash, shares of our common stock, or as otherwise designated), proscribe and interpret the terms and provisions of each Award agreement (the terms of which may vary), accelerate the exercise terms of an Option, delegate duties under our 2005 Plan, terminate, modify or amend any Award except as otherwise provided in the 2005 Plan, and execute all other responsibilities permitted or required under our 2005 Plan.

Persons Who May Participate in our 2005 Plan

Any individual who provides services to us or our subsidiaries, including non-employee directors of and consultants for us (an “Eligible Person”), and is designated by our Compensation Committee to receive an Award under our 2005 Plan can be a “Participant.”  An employee on leave of absence may be considered still employed by us for determining eligibility under our 2005 Plan.  Any individual granted an Award which remains outstanding under our 2005 Plan, including an individual who is no longer an Eligible Person, will continue to be a Participant for purposes of our 2005 Plan.  We currently have six non-employee directors, eight executive officers and approximately 725 other employees who are eligible to participate in our 2005 Plan.

A Participant under our 2005 Plan is eligible to receive an Award pursuant to the terms of our 2005 Plan and subject to any limitations imposed by appropriate action of our Compensation Committee.  No Award may be granted if the Award relates to a number of shares of our common stock which exceeds the number of shares which remain available under our 2005 Plan minus the number of shares issuable in settlement of or relating to outstanding Awards.  Additionally, no Awards may be granted in any fiscal year to Eligible Persons likely to be Covered Employees (as defined in the discussion below under the caption “—Awards – Performance Awards”) in excess of 450,000 shares of our common stock with respect to stock-based Awards or $2,500,000 with respect to Awards the value of which is not based on our common stock.

With respect to Incentive Options, a Participant must be an employee of our Company or one of our corporate subsidiaries and, immediately before the time the Incentive Option is granted, the Participant may not own stock possessing more than 10% of the total combined voting power or value of all classes of stock of our Company or a subsidiary unless, at the time the Incentive Option is granted, the exercise price of the Incentive Option is at least 110% of the fair market value of the common stock underlying the Incentive Option and the Incentive Option is not, by its terms, exercisable after the fifth anniversary of the date of grant.

Securities to be Offered

Shares Subject to our 2005 Plan.  Our 2005 Plan provides that the maximum aggregate number of shares of our common stock that may be issued pursuant to any and all Awards under our 2005 Plan (subject to any adjustment due to recapitalization or reorganization permitted under our 2005 Plan), before the Sixth Amendment, will not exceed the sum of (i) 3,025,000 shares (the “162(m) Covered Shares”) approved in 2005 specifically for our 2005 Plan, plus (ii) 13,875,000 shares of our common stock (the number of shares of our common stock approved for issuance under the 1999 Plan), less (iii) the number of shares of our common stock issued under the 1999 Plan before the Effective Date and the number of shares issuable pursuant to awards under the 1999 Plan outstanding as of the Effective Date, plus (iv) the number of shares that become available for delivery under the 1999 Plan after the Effective Date with respect to awards that lapse or are terminated and with respect to which shares are not issued, plus (v) the 569,303 shares available for delivery under the Stroud Energy, Inc. 2005 Stock Incentive Plan (the “Stroud Shares”); provided, however, that Stroud Shares shall only be used with respect to Awards granted to an Eligible Person who either (A) is a former employee of Stroud Energy, Inc. or one of its affiliates, or (B) first became an officer or employee of (or otherwise began providing services to) the Company or any Subsidiary or first became a director of the Company after June 19, 2006 (the “Plan Shares”).  The Stroud Shares were assumed by our 2005 Plan as part of a merger on June 19, 2006.

As of March 27, 2008 there are           total shares authorized for issuance under our 2005 Plan, of which (i)         shares had been issued upon the exercise of SARs, (ii)           shares were subject to SAR awards that had been granted and were outstanding and (iii)          shares were available for future awards.  As of March 27, 2008, the 1999 Plan had stock option awards outstanding of          all of which were vested.  The average exercise price of the outstanding stock option awards under the 1999 Plan was $      per share, ranging from $       to $       per share.  Therefore, as of March 27, 2008, without giving effect to the Sixth Amendment, the total number of shares available for issuance of awards under our 2005 Plan was         , subject to increase by the number of shares subject to the stock options outstanding under the 1999 Plan that lapse or are terminated before exercise.  If the Sixth Amendment is approved, our 2005 Plan will be amended to increase the 162(m) Covered Shares by 900,000, to an aggregate of 3,925,000 shares.

If common stock subject to any Award is not issued or transferred, or ceases to be issuable or transferable for any reason, including (but not exclusively) because an Award is forfeited, terminated, expires unexercised, is settled in cash in lieu of our common stock or is otherwise terminated without a delivery of shares to a Participant, the shares of our common stock that were subject to that Award will again be available for issue, transfer or exercise pursuant to Awards under our 2005 Plan to the extent allowable by law.  The common stock delivered pursuant to our 2005 Plan may be authorized but unissued shares, shares held by our Company in treasury, or shares which have been reacquired by our Company including shares which have been bought in the market for the purposes of our 2005 Plan.  The fair market value of the common stock on a given date will be the last reported sales price as reported by the NYSE for our common stock on such date or, if no such sale takes place on such day, the average of the closing bid and asked prices for that day, or, if no such closing prices are available, the last reported sales price so reported on the last business day before the date in question.  There are no fees, commissions or other charges applicable to a purchase of our common stock under our 2005 Plan.

Awards

Stock Options.  Our Compensation Committee may grant Options to Eligible Persons including (i) Incentive Options (only to employees of our Company or its subsidiaries) which comply with Section 422 of the Code and (ii) Nonstatutory Options.  The exercise price of each Option granted under our 2005 Plan will be stated in the Option agreement and may vary; however, such exercise price may not be less than 100% of the fair market value per share as of the date of grant.  Options may be exercised as our Compensation Committee determines, but not later than ten years from the date of grant.  Any Incentive Option which fails to comply with Section 422 of the Code for any reason will result in the reclassification of as a Nonstatutory Option which will be exercisable as such.  Our Compensation Committee will determine the methods and form of payment for the exercise price of an Option (including, in the discretion of our Compensation Committee, payment in our common stock, other Awards or other property) and the methods and forms in which common stock will be delivered to a Participant.

SARs.  SARs may be awarded in connection with or separate from an Option.  An SAR is the right to receive an amount equal to the excess of the fair market value of one share of our common stock on the date of exercise or settlement over the grant price of the SAR as determined by our Compensation Committee which may not be less than 100% of the fair market value per share as of the date of grant.  SARs awarded in connection with an Option will entitle the holder, upon exercise or settlement, to surrender the related Option or portion thereof relating to the number of shares for which the SAR is exercised or settled.  The surrendered Option or portion thereof will then cease to be exercisable.  A SAR related to an Option is exercisable or transferable only to the extent that the related Option is exercisable or transferable.  SARs granted independently of an Option will be exercisable or settled as our Compensation Committee determines.  The term of an SAR will be for a period determined by our Compensation Committee but will not exceed ten years.  SARs may be paid in cash, stock or a combination of cash and stock, as our Compensation Committee provides in the Award agreement governing the SAR.  SARs are the only form of award granted to date by our Compensation Committee under the 2005 Plan.

Restricted Stock Awards.  A Restricted Stock Award is a grant of shares of our common stock subject to a risk of forfeiture, restrictions on transferability, and any other restrictions imposed by our Compensation Committee in its discretion.  Restrictions may lapse at such times and under such circumstances as determined by our Compensation Committee.  If the Sixth Amendment is approved, the restriction period for a Restricted Stock Award may not be less than three years unless based on the achievement of performance criteria established by our Compensation Committee, in which case the restriction period may not be less than one year.  However, the Sixth Amendment permits our Compensation Committee to waive the restriction period in the event of a participant’s death, disability or retirement or a change in control.  Except as otherwise provided under the terms of our 2005 Plan or an Award agreement, the holder of a Restricted Stock Award may have rights as a stockholder, including the right to vote the common stock subject to the Restricted Stock Award or to receive dividends on the common stock subject to the Restricted Stock Award (subject to any mandatory reinvestment or other requirements imposed by our Compensation Committee) during the restriction period.  Unless otherwise waived by our Compensation Committee, a Restricted Stock Award which is subject to forfeiture restrictions will be forfeited and reacquired by the Company upon termination of employment.  As a condition of a Restricted Stock Award grant, our Compensation Committee may require or permit a Participant to elect that any cash dividends paid on a share of common stock subject to a Restricted Stock Award be automatically reinvested in additional Restricted Stock Awards or applied to the purchase of additional Awards under our 2005 Plan, if such arrangements are in place.  Unless otherwise determined by our Compensation Committee, common stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Award with respect to which such common stock or other property has been distributed.

Phantom Stock Rights.  Phantom Stock Rights are rights to receive our common stock, cash, or a combination of both at the end of a specified period.  Our Compensation Committee may subject Phantom Stock Rights to restrictions (which may include a risk of forfeiture) to be specified in the Award agreement which may lapse at such times determined by our Compensation Committee.  Phantom Stock Rights may be satisfied by delivery of our common stock, cash equal to the fair market value of the specified number of shares of our common stock covered by the Phantom Stock Rights, or any combination thereof determined by our Compensation Committee at the date of grant or thereafter.  Except as otherwise provided by our Compensation Committee in the Award agreement or otherwise, Phantom Stock Rights subject to forfeiture restrictions may be forfeited upon termination of a Participant’s employment before the end of the specified period.  Dividend equivalents on the specified number of shares of our common stock covered by Phantom Stock Rights will be either (i) paid with respect to such Phantom Stock Rights on the dividend payment date in cash or in shares of unrestricted common stock having a fair market value equal to the amount of such dividends, or (ii) automatically deemed reinvested in additional Phantom Stock Rights, other Awards, or other investment vehicles permitted by our Compensation Committee and elected by the Participant, unless otherwise determined by our Compensation Committee on the date of grant.

Bonus Stock and Awards in Lieu of Company Obligations.  Our Compensation Committee is authorized to grant common stock as a bonus, or to grant common stock or other Awards in lieu of obligations to pay cash or deliver other property under our 2005 Plan or under other plans or compensatory arrangements, subject to any applicable provision under Section 16 of the Exchange Act.  Our Compensation Committee will determine any terms and conditions applicable to grants of our common stock or other Awards, including performance criteria associated with an Award.  Any grant of our common stock to an officer of our Company or a subsidiary in lieu of salary or other cash compensation will be reasonable, as determined by our Compensation Committee.  The Sixth Amendment limits the aggregate number of shares of our common stock that can be granted as bonus and other stock-based awards to 10% of the aggregate number of shares authorized under the 2005 Plan (905,394 shares if the Sixth Amendment is approved).

Dividend Equivalent.  Dividend equivalents may be granted entitling a Participant to receive cash, common stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of our common stock, or other periodic payments at the discretion of our Compensation Committee.  Dividend equivalents may be awarded on a free-standing basis or in connection with another Award.  Our Compensation Committee may provide that dividend equivalents will be payable or distributed when accrued or that they will be deemed reinvested in additional common stock, Awards, or other investment vehicles.  Our Compensation Committee will specify any restrictions on transferability and risks of forfeiture that are imposed upon dividend equivalents.

Other Stock-Based Awards.  Participants may be granted, subject to applicable legal limitations and the terms of our 2005 Plan and its purposes, other Awards related to our common stock (in terms of being valued, denominated, paid or otherwise defined by reference to our common stock).  Such Awards may include, but are not limited to, convertible or exchangeable debt securities, other rights convertible or exchangeable into our common stock, purchase rights for our common stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by our Compensation Committee, Awards valued with reference to the book value of our common stock or the value of securities of or the performance of specified subsidiaries.  Our Compensation Committee will determine terms and conditions of all such Awards, including without limitation, method of delivery, consideration to be paid, the timing and methods of payment, and any performance criteria associated with an Award.  Cash awards may be granted as an element of or a supplement to any Awards permitted under our 2005 Plan.  The Sixth Amendment limits the aggregate number of shares of our common stock that can be granted as bonus and other stock-based awards to 10% of the aggregate number of shares authorized under the 2005 Plan (905,394 shares if the Sixth Amendment is approved).

Performance Awards.  Our Compensation Committee may designate that certain Awards granted under our 2005 Plan constitute “performance” Awards or grant separate cash bonus Annual Incentive Awards as performance Awards.  A performance Award is any Award the grant, exercise or settlement of which is subject to one or more performance standards.  Additionally, performance Award also means an Annual Incentive Award granted to the chief executive officer or any other person designated by our Compensation Committee, at the time of grant of the performance Award, as likely to be one of the next four highest paid officers of the Company (a “Covered Employee”).  One or more of the following business criteria for the Company on a consolidated basis and/or for specified subsidiaries or business or geographical units of our Company (except with respect to the total shareholder return and earnings per share criteria) shall be used by our Compensation Committee:  (i) earnings per share; (ii) increase in revenues; (iii) increase in cash flow; (iv) increase in cash flow return; (v) return on net assets, return on assets, return on investment, return on capital, or return on equity; (vi) economic value added; (vii) operating margin or contribution margin; (viii) net income; net income per share; pretax earnings; pretax earnings before interest, depreciation and amortization and exploration expense; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; or operating income; (ix) total stockholder return; (x) debt reduction; (xi) finding and development costs; (xii) production growth; or production growth per share; (xiii) cash flow; or cash flow per share; (xiv) reserve replacement or reserves per share growth, and (xv) any of the preceding goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by our Compensation Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.

Other Provisions

Tax Withholding.  At the discretion of our Compensation Committee and subject to conditions that our Compensation Committee may impose, a Participant’s tax withholding with respect to an Award may be satisfied by withholding from any payment related to an Award or by the withholding of shares of our common stock issuable pursuant to the Award based on the fair market value of the shares.

Merger or Recapitalization.  If any change is made to our capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding shares of our common stock, appropriate adjustments will be made by our Compensation Committee in the shares subject to an Award under our 2005 Plan.

Change in Control.  Upon a change in control (as such term is defined in our 2005 Plan) our Compensation Committee may, in its discretion, effect one or more of the following alternatives with respect to Options (which may vary both among different holders and different Options held by the same holder):  (i) accelerate the exercisability of the Options to be exercised before a specified date, after which unexercised Options will terminate; (ii) require the mandatory surrender to and repurchase by us of all outstanding Options; (iii) provide that the number and class of shares of our common stock covered by an Award theretofore granted be adjusted so that such Award will thereafter cover the number and class of shares of our common stock or other securities or property (including, without limitation, cash) to which the holder would have been entitled pursuant to the terms of the transaction if the holder had held the shares of our common stock subject to the Award; or (iv) make such adjustments to the Options deemed appropriate by our Compensation Committee (including no adjustment).  Our Compensation Committee will make such changes as it deems appropriate in the number and price of shares of our common stock or other consideration subject to other Awards.  Also, our Compensation Committee may, in its discretion, fully vest and cause all restrictions to lapse applicable to any Restricted Stock Award.  Any such action may vary both among different Restricted Stock Award holders and different Restricted Stock Awards held by the same holder.  Our change in control plans provide for the accelerated vesting of Awards upon a change in control.

Amendment.  Without stockholder approval, our Board of Directors may at any time and from time to time with respect to any shares which, at the time, are not subject to Awards, suspend, discontinue, revise, or amend our 2005 Plan in any respect whatsoever, and may amend any provision of our 2005 Plan or any Award agreement to make our 2005 Plan or the Award agreement, or both, comply with Section 16(b) of the Exchange Act and the exemptions therefrom, the Code, ERISA, or any other law, rule or regulation that may affect our 2005 Plan.  Such amendments are subject to stockholder approval to the extent such approval is required by any state or federal law and regulation or the rules of the NYSE.  Our Board of Directors may also amend, modify, suspend or terminate our 2005 Plan for the purpose of meeting or addressing any changes in other legal requirements applicable to the Company or our 2005 Plan or for any other purpose permitted by law.  Our 2005 Plan may not be amended without stockholder approval to increase the aggregate number of shares of our common stock that may be issued under our 2005 Plan.  Except as provided above, no amendment, modification, suspension or termination of our 2005 Plan may alter or impair Awards previously granted under our 2005 Plan without the consent of the affected Participant.  Further, no Award may be altered or amended, and no exchange of Awards may be affected that, in either case, would constitute the repricing of Options for the purposes of the rules of the NYSE.  Our 2005 Plan also provides that no Options may be granted with reload features.

Transferability of Awards.  In accordance with rules prescribed by our Compensation Committee, our Compensation Committee may permit a person to transfer in the form of a gift, Nonstatutory Options, SARs, Phantom Stock Rights, or Restricted Stock Awards (if such Restricted Stock Award does not require the transfer of consideration by the Participant or the holder other than usual and customary service) (i) to a child (including a step or in-law relationship), grandchild, parent (including a step or in-law relationship), grandparent, spouse, former spouse, sibling (including an in-law), niece, or nephew, including adoptive relationships in any case, and any person sharing the household of a holder of such Award (“Immediate Family Members”), (ii) to a trust in which one or more Immediate Family Members have more than 50% of the beneficial interest, (iii) to a foundation in which one or more Immediate Family Members controls the management of assets (iv) to another entity in which Immediate Family Members are the only partners or (v) pursuant to a qualified domestic relations order.  A SAR granted in tandem with a Nonstatutory Option will not be transferable other than in connection with the transfer of the Nonstatutory Option to which the SAR relates.  Other than as described above, Awards will not be transferable other than by will or the laws of descent and distribution.

Following the transfer of any Award described above, such Awards will remain subject to the same terms and conditions as were applicable to such Awards immediately before transfer, provided that the transferee will be substituted for the transferor to the extent appropriate to enable the transferee to exercise the transferred Awards.  When transferred Awards are exercised by a transferee, the common stock received as a result of the exercise may be subject to the one year holding period and other limitations on resale prescribed by Rule 144 promulgated under the Securities Act of 1933.  In addition, Awards transferred by a Participant subject to the reporting requirements of Section 16(a) of the Exchange Act to Immediate Family Members in the same household as the transferor will continue to be reportable by the transferor as indirectly owned by the transferor.

Any holder of an Award desiring to transfer such Award to an Immediate Family Member must make an application for transfer and comply with such other requirements our Compensation Committee may require.  To the extent regulations promulgated under the Exchange Act permit Awards to be transferred in circumstances other than as described above, our Compensation Committee may, but will not be obligated to, amend our 2005 Plan to permit transfers as permitted by such regulations.

Federal Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the U.S. federal tax consequences to Participants arising from participation in our 2005 Plan.  This description is based on current law, which is subject to change (possibly retroactively).  The tax treatment of a Participant in our 2005 Plan may vary depending on his particular situation and may, therefore, be subject to special rules not discussed below.  Phantom Stock and certain other awards that may be granted pursuant to our 2005 Plan could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder.  We do not currently intend to grant such awards under our 2005 Plan, but, in the future if we do grant such awards, such awards will be designed to comply with those restrictions and to avoid the additional taxes imposed by Section 409A of the Code.  No attempt has been made to discuss any potential foreign, state, or local tax consequences.

Nonstatutory Options; SARs; Incentive Options. Participants will not realize taxable income upon the grant of a Nonstatutory Option or SAR. Upon the exercise of a Nonstatutory Option or SAR, a Participant will recognize ordinary compensation income (subject to withholding by us) in an amount equal to the excess of (i) the amount of cash and the fair market value of the common stock received, over (ii) the exercise price (if any) paid. A Participant will generally have a tax basis in any shares of common stock received pursuant to the exercise of SAR, or pursuant to the cash exercise of a Nonstatutory Option, that equals the fair market value of such shares on the date of exercise. Subject to the discussion below under the caption  “—Tax Code Limitations on Deductibility”, we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

Participants eligible to receive an Incentive Option will not realize taxable income on the grant of an Incentive Option.  In accordance with Section 422 of the Code, upon the exercise of an Incentive Option, a Participant will not recognize taxable income, although the excess of the fair market value of the shares of our common stock received upon exercise of the Incentive Option (“ISO Stock”) over the exercise price will increase the alternative minimum taxable income of the Participant, which may cause such Participant to incur alternative minimum tax.

Upon the disposition of ISO Stock that has been held for the requisite holding period (at least two years from the date of grant and one year from the date of exercise of the Incentive Option), a Participant will recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the Participant for the ISO Stock. However, if a Participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the Participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the Incentive Option (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the Participant for such ISO Stock. A Participant would also recognize capital gain to the extent (if any) the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

We will not be entitled to any federal income tax deduction upon the grant or exercise of an Incentive Option, unless a Participant makes a Disqualifying Disposition of the ISO Stock. If a Participant makes a Disqualifying Disposition, we will then, subject to the discussion below under the caption “—Tax Code Limitations on Deductibility,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a Participant under the rules described in the preceding paragraph.

Under current rulings, if a Participant transfers previously held shares of our common stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a Nonstatutory Option or Incentive Option, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the Nonstatutory Option or Incentive Option exercise price (although a Participant would still recognize ordinary compensation income upon exercise of a Nonstatutory Option in the manner described above).  Moreover, that number of shares of our common stock received upon exercise which equals the number of shares of previously held common stock surrendered in satisfaction of the Nonstatutory Option or Incentive Option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of common stock surrendered in satisfaction of the Nonstatutory Option or Incentive Option exercise price. Any additional shares of our common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the Participant, plus the amount of compensation income recognized by the Participant under the rules described above.

Our 2005 Plan allows our Compensation Committee to permit the transfer of Awards in limited circumstances (please see the discussion above under the caption “— Other Provisions — Transferability of Awards”).  For income and gift tax purposes, certain transfers of Nonstatutory Options and SARs generally should be treated as completed gifts, subject to gift taxation.

The Internal Revenue Service (the “IRS”) has not provided formal guidance on the income tax consequences of a transfer of Nonstatutory Options or SARs.  However, the IRS informally has indicated that after a transfer of stock options, the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the stock options.

In addition, if the Participant transfers a vested Nonstatutory Option to another person and retains no interest in or power over it, the transfer is treated as a completed gift.  The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the Nonstatutory Option at the time of the gift.  The value of the Nonstatutory Option may be affected by several factors, including the difference between the exercise price and the fair market value of the stock, the potential for future appreciation or depreciation of the stock, the time period of the Nonstatutory Option and the illiquidity of the Nonstatutory Option.  The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $12,000 per donee, (ii) the transferor’s lifetime unified credit, or (iii) the marital or charitable deductions.  The gifted Nonstatutory Option will not be included in the Participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested Nonstatutory Options has not been extended to unvested Nonstatutory Options.  Whether such consequences apply to unvested Nonstatutory Options is uncertain and the gift tax implications of such a transfer are a risk the transferor will bear upon such a disposition.  The IRS has not specifically addressed the tax consequences of a transfer of SARs.

Phantom Stock Rights; Restricted Stock Awards; Cash Awards. A Participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the Participant to draw upon.  A Participant will not have taxable income at the time of grant of a stock Award in the form of Phantom Stock Rights denominated in our common stock, but rather, will generally recognize ordinary compensation income at the time he receives common stock in satisfaction of the Phantom Stock Rights in an amount equal to the fair market value of the common stock received.  In general, a Participant will recognize ordinary compensation income as a result of the receipt of our common stock pursuant to a Restricted Stock Award or Bonus Stock Award in an amount equal to the fair market value of the common stock when such stock is received; provided, however, that if the common stock is not transferable and is subject to a substantial risk of forfeiture when received, a Participant will recognize ordinary compensation income in an amount equal to the fair market value of the common stock (i) when the common stock first becomes transferable or is no longer subject to a substantial risk of forfeiture in cases where a Participant does not make a valid election under Section 83(b) of the Code or (ii) when the common stock is received in cases where a Participant makes a valid election under Section 83(b) of the Code.

A Participant will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above with respect to common stock or cash received.  Dividends that are received by a Participant before the time that the common stock is taxed to the Participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income.  The tax basis in the common stock received by a Participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the Participant’s capital gains holding period in those shares will commence at the time such compensation income is recognized.

Subject to the discussion immediately below, we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

Tax Code Limitations on Deductibility. In order for the amounts described above to be deductible by us, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Our ability to obtain a deduction for future payments under our 2005 Plan could also be limited by the golden parachute payment rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Finally, our ability to obtain a deduction for amounts paid under our 2005 Plan could be limited by Section 162(m) of the Code, which limits the deductibility, for federal income tax purposes, of compensation paid to certain executive officers of a publicly traded corporation to $1,000,000 with respect to any such officer during any taxable year of the corporation.  However, an exception applies to this limitation in the case of certain performance-based compensation.  To exempt performance-based compensation from the $1,000,000 deductibility limitation, an Option or SAR must have an exercise price of not less than fair market value at the time of grant and the grant or vesting of an Award (other than an Option or SAR) must be based on the satisfaction of one or more performance goals as selected by our Compensation Committee.  Further, performance-based Awards intended to comply with Section 162(m) of the Code may not be granted in a given period if such performance-based Awards will result in compensation for a Participant in a given period which exceeds a specified limitation.  A Participant who receives an Award or Awards intended to satisfy the performance-based exception to the $1,000,000 deductibility limitation may not receive stock-based Awards relating to more than 450,000 shares of our common stock or other performance-based Awards, the value of which are not based on the value of shares of our common stock, equal to more than $2,500,000 in any fiscal year.  Although our 2005 Plan has been drafted to satisfy the requirements for the performance-based compensation exception, we may determine that it is in its best interests not to satisfy the requirements for the exception.  Our 2005 Plan as approved does not provide for the grant of stock-based Awards to Covered Employees that constitute performance-based compensation for purposes of Section 162(m) of the Code except as to the 3,025,000 shares specifically approved by the stockholders for such purpose.  The additional 900,000 shares proposed to be authorized under this Proposal 2 would also be added to such remaining amount of shares that could be awarded to

Covered Employees that would constitute performance-based compensation for purposes of Section 162(m) of the Code (please see the discussion above under the caption “— Awards — Performance Awards”).

Benefits Under our 2005 Plan

The Awards, if any, that will be granted to eligible persons under our 2005 Plan are subject to the discretion of our Compensation Committee and, therefore, are not determinable at this time.

Required Vote and Recommendation

The affirmative vote of a majority of the shares of our common stock represented at the meeting in person or by proxy and entitled to vote on the proposal at the meeting is required to approve the Sixth Amendment to our 2005 Plan.  Uninstructed shares are not entitled to vote on this proposal, and therefore broker non-votes will not affect the outcome of this proposal.  Abstentions have the effect of negative votes on this proposal.  If the Sixth Amendment to our 2005 Plan is not approved by our stockholders at the Annual Meeting, the number of shares authorized under our 2005 Plan will remain the same and no increase in the number will be provided.   Please see the discussion above under the captions “Votes Required” and “Broker Non-Votes and Abstentions” for further details on voting procedures.

Our Board of Directors recommends that you vote FOR the approval of the adoption of the Sixth Amendment to the Range Resources Corporation 2005 Equity-Based Compensation Plan.

PROPOSAL 4 – RATIFICATION OF THE APPOINTMENT OF

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee of our Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ending December 31, 2008 and our internal controls over financial reporting.  During fiscal years 2005, 2006 and 2007, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain tax and other services.

Required Vote and Recommendation

The affirmative vote of a majority of the shares of our common stock represented at the meeting in person or by proxy and entitled to vote on the proposal at the meeting is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008.  Abstentions have the effect of negative votes on this proposal.  If the appointment is not ratified, our Audit Committee will consider whether it should select another independent registered public accounting firm.  Please see the discussion above under the captions “Votes Required” and “Broker Non-Votes and Abstentions” for further details on voting procedures.

Our Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2008 fiscal year.

GOVERNANCE OF THE COMPANY

We are committed to having sound corporate governance principles.  Having and using such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace.  Our Corporate Governance Guidelines and Code of Business Conduct and Ethics are available under the Corporate Governance section of our website at http://www.rangeresources.com, and are available in printed form upon request by any stockholder.

Code of Business Conduct and Ethics

We have developed a Code of Business Conduct and Ethics, which is applicable to all of our directors, employees and consultants, including our principal executive officers and our principal financial officer.  We intend to post amendments to and waivers, if any, from our code of ethics (to the extent applicable to our principal executive officers and directors) on our website at http://www.rangeresources.com under the section titled “Corporate Governance.”  The latest change to our Code of Business Conduct and Ethics was posted in March 2007.  The Code of Business Conduct and Ethics has been reviewed by our Board of Directors and our Governance and Nominating Committee in 2008.  All of our directors sign a statement each year acknowledging that they have reviewed and are in compliance with the Code of Business Conduct and Ethics.

Board Independence

Our Board of Directors has considered the issue from all applicable standpoints, including that of a director and that of a shareholder, and determined that, except for Mr. John Pinkerton, our President and CEO, and Mr. Jeffrey L. Ventura, our Executive Vice President and Chief Operating Officer, none of the current directors standing for re-election, who are Messrs. Charles L. Blackburn, Anthony V. Dub, V. Richard Eales, Allen Finkelson, Jonathan S. Linker and Kevin S. McCarthy, have a material relationship with our Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and each of these directors is independent within the meaning of our director independence standards,. Our director independence standards reflect the independence standards specified by the NYSE, as currently in effect.  Furthermore, our Board of Directors has determined that each of the current members of each of the committees, except Messrs.  Pinkerton and Ventura, both officers of the Company, have no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and are “independent” within the meaning of our director independence standards.  We have made no contributions to any charitable organization in which a director serves as an officer or director.

Board Structure and Committee Composition

As of the date of this Proxy Statement, our Board of Directors has eight directors and the following four committees:  (1) Audit, (2) Compensation, (3) Dividend, and (4) Governance and Nominating.  The membership during the last fiscal year and the function of each of the committees are described below.  Each of the committees operates under a written charter adopted and approved by our Board of Directors.  All of the committee charters are available under the Corporate Governance section of our website at http://www.rangeresources.com.  During 2007, our Board of Directors held 8 meetings and acted 3 times by unanimous written consents.  The independent directors met four times during 2007 without the employee directors.  Each director attended at least 75% of the Board of Directors meetings.  Each director attended at least 75% of all committee meetings.  Directors are encouraged to attend annual meeting of our stockholders.  All directors attended the last annual meeting of our stockholders.

Name of Director	Audit	Compensation	Dividend	Governance and Nominating

Non-Employee Directors:
Charles L. Blackburn		Member	Chair
Anthony V. Dub	Chair
V. Richard Eales	Member
Allen Finkelson		Member		Member
Jonathan S. Linker	Member			Chair
Kevin S. McCarthy		Chair		Member

Employee Directors:
John H. Pinkerton			Member
Jeffrey L. Ventura

Number of meetings in 2007	5	5	0	4
Number of Unanimous Written Consents	0	7	4	0

During 2007, our Board of Directors appointed two special Pricing Committees in connection with one equity offering and one senior subordinate note offerings.  Each Pricing Committee met once.

None of our directors sit on another public company’s board of directors outside of their normal business activities.  Currently, only two directors serve on other public boards.  Mr. Linker serves on the boards of three small private companies that are investments in the private equity funds he manages.  Mr. McCarthy serves as chairman on the board of the three companies that he serves as President and CEO plus two private master limited partnerships in which his firm owns an interest.  Our Governance and Nominating Committee reviews any requests from directors to serve on other public boards of directors to determine that any time commitments would not interfere with our Board of Directors activities.

Audit Committee

We have a separately-designated standing Audit Committee established in accordance with Section 10A-3(b) of the Securities Exchange Act of 1934, as amended.  Our Audit Committee assists our Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the internal audit function, risk assessment and risk management, and serves as the primary point of interaction with our independent registered public accounting firm.  Among other things, our Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews our Audit Committee charter and our Audit Committee’s performance; appoints, evaluates and determines the compensation of our independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews our disclosure controls and procedures, internal audit function, and corporate policies with respect to financial information and earnings guidance; oversees any investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on our financial statements.  Our Audit Committee works closely with management as well as our independent registered public accounting firm.  Our Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding for, outside legal, accounting or other advisors as our Audit Committee deems necessary to carry out its duties.

All of the members of our Audit Committee are independent within the meaning of SEC regulations, the listing standards of the NYSE and our Corporate Governance Guidelines.  Our Board of Directors has determined that each member of the Audit Committee has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.  Our Board of Directors has determined and designated Mr. V. Richard Eales as our audit committee financial expert as described in item 407(d) of Regulation S-K.  No member of our Audit Committee serves on the audit committee of any other public company.  The report of our Audit Committee is included herein.  Our Audit Committee charter is available under Corporate Governance/Committees and Charters at our website at http://www.rangeresources.com and is available in printed form upon request by any stockholder.

Compensation Committee

Our Compensation Committee discharges our Board of Director’s responsibilities relating to compensation of our executives and directors; produces an annual report on executive compensation for inclusion in our proxy statement; provides general oversight of our compensation structure, including our equity compensation plans and benefits programs; reviews and provides guidance on our human resource programs; provides succession planning for our management; and retains and approves the terms of the retention of any compensation consultants and other compensation experts.  Other specific duties and responsibilities of our Compensation Committee include:  evaluating human resources and compensation strategies and overseeing our total incentive compensation program; reviewing and approving objectives relevant to executive officer compensation and evaluating performance and determining the compensation of executive officers in accordance with those objectives; approving and amending our incentive compensation and stock option programs (subject to stockholder approval, if required); recommending director compensation to our Board of Directors; monitoring director and executive stock ownership; and annually evaluating its performance and its charter.

All of the members of our Compensation Committee are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Guidelines.

The report of our Compensation Committee is included in this Proxy Statement.  Our Compensation Committee charter is available under Corporate Governance/Committees and Charters at our website at http://www.rangeresources.com and is available in printed form upon request by any stockholder.

Dividend Committee

The Dividend Committee is directed to declare and set the record and payment dates of dividends in accordance with Board of Directors directives.  The Dividend Committee charter is available under Corporate Governance/Committees and Charters at our website at http://www.rangeresources.com and is available in printed form upon request by any stockholder.

Governance and Nominating Committee

Our Governance and Nominating Committee identifies individuals qualified to become directors, consistent with criteria approved by our Board of Directors; oversees the organization of our Board of Directors to discharge our Board of Directors’ duties and responsibilities properly and efficiently; reviews when necessary any potential Related Person

Transaction of our Company and identifies best practices and recommends corporate governance principles to our Board of Directors, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance.  Other specific duties and responsibilities of our Governance and Nominating Committee include:  annually assessing the size and composition of our Board of Directors; developing membership qualifications for our Board committees; defining specific criteria for director independence; monitoring compliance with our Board of Directors and our Board committee membership criteria; annually reviewing and recommending directors for continued service; reviewing governance-related stockholder proposals and recommending our Board of Directors responses; and overseeing the evaluation of our Board of Directors and management.

All of the members of the Governance and Nominating Committee are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Guidelines.

Our Governance and Nominating Committee charter is available under Corporate Governance/Committees and Charters at our website at http://www.rangeresources.com and are available in printed form upon request by any stockholder.

Review and  Approval of Related Person Transactions

Our Governance and Nominating Committee Charter includes a policy regarding the review and approval of certain related person transactions.  Our Governance and Nominating Committee is charged with reviewing transactions which would require disclosure under our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, and related rules, as a related person transaction, and making a recommendation to our Board of Directors regarding the initial authorization or ratification of any such transaction.  If our Board of Directors considers ratification of a related person transaction and determines not to so ratify, management is required to make all reasonable efforts to cancel or annul such transaction.

In determining whether or not to recommend the initial approval or ratification of a related person transaction, our Governance and Nominating Committee will consider all of the relevant facts and circumstances available to the Governance and Nominating Committee, including, if applicable, but not limited to:  (i) whether there is an appropriate business justification for the transaction; (ii) the benefits that accrue to us as a result of the transaction; (iii) the terms available to unrelated third parties entering into similar transactions; (iv) the impact of the transaction on a director’s independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer); (v) the availability of other sources for comparable products or services; (vi) whether it is a single transaction or a series of ongoing, related transactions and (vii) whether entering into the transaction would be consistent with our Code of Business Conduct and Ethics.  No related person transaction in an amount exceeding $120,000 occurred during 2007.

Consideration of Director Nominees

The policy of our Governance and Nominating Committee is to consider properly submitted stockholder nominations for director candidates as described below under “Identifying and Evaluating Nominees for Directors.”  In evaluating such nominations, our Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on our Board of Directors and to address the membership criteria set forth under “Director Qualifications.”  Any stockholder nominations proposed for consideration by our Governance and Nominating Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:  Corporate Secretary, Range Resources Corporation, 100 Throckmorton Street, Suite 1200, Fort Worth, Texas  76102.

Director Qualifications

Our Corporate Governance Guidelines contain Board of Directors membership criteria that apply to Governance and Nominating Committee-recommended nominees for a position on our Board of Directors.  Under these criteria, members of our Board of Directors should have high professional and personal ethics and values.  They should have broad experience in management, policy-making and/or finance.  They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience.  Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties.  Each director must represent the interests of all stockholders.  Our Board of Directors prefers to have a sufficient number of directors who have specific experience within the oil and gas industry.

Identifying and Evaluating Nominees for Directors

Our Governance and Nominating Committee uses a variety of avenues to identify and evaluate director nominees.  Our Governance and Nominating Committee regularly assesses the appropriate size of our Board of Directors and whether any vacancies on our Board of Directors are expected due to retirement or otherwise.  If vacancies are anticipated, or otherwise arise, our Governance and Nominating Committee considers various potential candidates for director.  Candidates may come to the attention of our Governance and Nominating Committee through current Board members, stockholders or other persons.  These candidates are evaluated at regular or special meetings of our Governance and Nominating Committee, and may be considered at any point during the year.  As described above, our Governance and Nominating Committee considers properly submitted stockholder nominations for candidates for our Board of Directors.  Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by our Governance and Nominating Committee at a regularly scheduled meeting, which is generally the first or second meeting before the issuance of the proxy statement for our annual meeting.  If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to our Governance and Nominating Committee.  Our Governance and Nominating Committee also reviews materials provided by other parties in connection with a nominee who is not proposed by a stockholder.  In evaluating such nominations, our Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on our Board of Directors.  Our Governance and Nominating Committee does not expect to use a paid third party in identifying potential directors.

Executive Sessions

Executive sessions of non-management directors are generally held at each regularly scheduled quarterly meeting.  The sessions are scheduled and chaired by Mr. Blackburn, the non-executive Chairman of our Board of Directors.  Any non-management director can request that an executive session be scheduled.  During 2007, four executive sessions were held by non-management directors.

Communications with our Board of Directors

Interested parties may communicate with the non-executive Chairman of our Board of Directors by submitting correspondence to the Corporate Secretary at Range Resources Corporation, 100 Throckmorton Street, Suite 1200, Fort Worth, Texas  76102, Attention:  Chairman of the Board.  Any confidential matters may be submitted in a separately enclosed envelope marked “confidential.”  Similarly, any correspondence to Board members can be submitted as noted and such correspondence will be forwarded to the individual Board members as designated.

EXECUTIVE OFFICERS

Information regarding the executive officers of our Company as of March 31, 2008 is summarized below:

Name	Age	Officer Since	Position

John H. Pinkerton	54	1990	President and Chief Executive Officer

Jeffrey L. Ventura	50	2003	Executive Vice President – Chief Operating Officer

Alan W. Farquharson	50	2007	Senior Vice President – Reservoir Engineering

Steven L. Grose	59	2005	Senior Vice President – Appalachia

Roger S. Manny	50	2003	Senior Vice President and Chief Financial Officer

Chad L. Stephens	52	1990	Senior Vice President – Corporate Development

Rodney L. Waller	58	1999	Senior Vice President, Chief Compliance Officer and Corporate Secretary

Mark D. Whitley	56	2005	Senior Vice President – Permian and Engineering Technology

Officers are appointed annually to hold their respective offices by our Board of Directors at our Board meeting held in conjunction with the Annual Meeting of Stockholders in May of each year.  For Mr. Pinkerton’s and Mr. Ventura’s biographical information, see the section of this Proxy Statement entitled “Election of Directors — Information Concerning Nominees” above.

Alan W. Farquharson, Senior Vice President – Reservoir Engineering, joined Range in 1998.  Mr. Farquharson has held the positions of Manager and Vice President of Reservoir Engineering before being promoted to his senior position in February 2007.  Previously, Mr. Farquharson held positions with Union Pacific Resources including Engineering Manager Business Development – International.  Before that, Mr. Farquharson held various technical and managerial positions at Amoco and Hunt Oil.  He holds a Bachelor of Science degree in Electrical Engineering from Pennsylvania State University.

Steven L. Grose, Senior Vice President – Appalachia, joined Range in 1980.  Previously, Mr. Grose was employed by Halliburton Services, Inc. from 1971 until 1978.  Upon the formation of Great Lakes Energy Partners L.L.C. in 1999, Mr. Grose was placed in charge of all operations of the joint venture.  Mr. Grose is a member of the Society of Petroleum Engineers and is a past president of The Ohio Oil and Gas Association.  Mr. Grose holds a Bachelor of Science degree in Petroleum Engineering from Marietta College.

Roger S. Manny, Senior Vice President and Chief Financial Officer, joined Range in 2003.  Previously, Mr. Manny served as Executive Vice President and Chief Financial Officer of Matador Petroleum Corporation from 1998 until joining Range.  Before 1998, Mr. Manny spent 18 years at Bank of America and its predecessors where he served as Senior Vice President in the energy group.  Mr. Manny holds a Bachelor of Business Administration degree from the University of Houston and a Masters of Business Administration from Houston Baptist University.

Chad L. Stephens, Senior Vice President – Corporate Development, joined Range in 1990.  Before 2002, Mr. Stephens held the position of Senior Vice President – Southwest.  Previously, Mr. Stephens was with Duer Wagner & Co., an independent oil and gas producer for approximately two years.  Before that, Mr. Stephens was an independent oil operator in Midland, Texas for four years.  From 1979 to 1984, Mr. Stephens was with Cities Service Company and HNG Oil Company.  Mr. Stephens holds a Bachelor of Arts in Finance and Land Management from the University of Texas.

Rodney L. Waller, Senior Vice President, Chief Compliance Officer and Corporate Secretary, joined Range in 1999.  Since joining Range, Mr. Waller has held the position of Senior Vice President and Corporate Secretary.  In 2005, Mr. Waller was designated by our Board of Directors as the Chief Compliance Officer.  Previously, Mr. Waller was Senior Vice President of Snyder Oil Corporation, now part of Devon Energy Corporation.  Before joining Snyder, Mr. Waller was with Arthur Andersen.  Mr. Waller is a certified public accountant and petroleum land man.  Mr. Waller served as a director of Range from 1988 to 1994.  Mr. Waller received a Bachelor of Arts degree in Accounting from Harding University.

Mark D. Whitley, Senior Vice President – Permian Business Unit and Engineering Technology, joined Range in 2005.  Previously, he served as Vice President – Operations with Quicksilver Resources for two years.  Before joining Quicksilver, he served as Production/Operation Manager for Devon Energy, following the Devon/Mitchell merger.  From 1982 to 2002, Mr. Whitley held a variety of technical and managerial roles with Mitchell Energy.  Notably, he led the team of engineers at Mitchell Energy who applied new stimulation techniques to unlock the shale gas potential in the Fort Worth Basin.  Previous positions included serving as a production and reservoir engineer with Shell Oil.  He holds a Bachelor’s degree in Chemical Engineering from Worcester Polytechnic Institute and a Master’s degree in Chemical Engineering from the University of Kentucky.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board of Directors (the “Compensation Committee”) oversees our compensation program.  Our compensation program includes programs that are designed specifically for: (i) the President and Chief Executive Officer (“CEO”), our principal executive officer, the Senior Vice President and Chief Financial Officer (“CFO”), our principal financial officer, and the other executives named in the Summary Compensation Table (collectively, the “Named Executive Officers”) and our three other senior executive officers (collectively with the Named Executive Officers, the “Senior Executives”); (ii) our corporate officers, other than our Senior Executives (the “Other Corporate Officers”); (iii) key professional employees who have annual salaries of $125,000 or more, other than our Senior Executives and Other Corporate Officers (“Key Professional Employees”) and (iv) all of our remaining full-time employees.  Our executive compensation program is designed primarily to incentivize our Senior Executives to consistently build stockholder value.  The following Compensation Discussion and Analysis explains how the Compensation Committee has structured our executive compensation program to achieve this objective.

It is important to note that, although this Compensation Discussion and Analysis focuses on our compensation program for our Senior Executives and in particular the Named Executive Officers, we are focused on the compensation of all of our employees.

Objectives of Our Executive Compensation Program

The energy sector has a severe shortage of experienced professionals who have a demonstrated ability to find oil and natural gas on a cost effective basis.  Our strategy is to emphasize the creation of long-term development projects from the ground up.  To do this consistently, we need an outstanding group of talented individuals working together as a team to build reserves at attractive costs.  We believe that if we accomplish this goal, we will also consistently build stockholder value.  Therefore, we focus on maintaining competitive compensation arrangements for all of our employees and creating a corporate environment that challenges and develops each individual to produce even greater achievements.    We have always believed that we should align the interests of our employees with the interests of our stockholders.  Therefore, since 1989, we have granted long-term equity incentive awards to all of our full-time employees each year.  We believe that our employees are aware of how each of them contributes to our goal of finding and producing oil and gas at top quartile performance levels.  Over time, the form and structure of our long-term equity incentive awards have changed (from stock options to stock awards and stock appreciation rights), but even today the same types of long-term equity incentive awards that are granted to our Senior Executives are also awarded to all Other Corporate Officers and Key Professional Employees.  All remaining full-time employees are granted stock appreciation rights.

Our compensation is broadly focused on achieving three objectives: attraction, retention and alignment of our employees’ interests with the interests of our stockholders.  Each element of our executive compensation program is intended to further at least one of these three objectives.    In most instances we have overlapping reasons for our compensation polices and decisions.  For example, our policy of maintaining base salaries at competitive levels relative to those paid by a group of companies in the oil and gas exploration and production sector selected by the Compensation Committee at the beginning of each calendar year which are similar to us in terms of business lines and market capitalization (the “Peer Group”) serves to both attract and retain our Senior Executives.  Similarly, our policy of granting long-term equity incentive awards to all full-time employees, which we believe is unusual in our industry, serves not only to align the interests of each employee with the interests of our stockholders, but also serves to attract and retain all our employees who desire to share in our success and reap the rewards of equity compensation over the long-term.  The Compensation Committee also believes that in order to achieve our compensation objectives it is important to review and compare our performance with that of the Peer Group companies.

Ultimately, our Senior Executive total compensation is determined based on our performance against the performance of the Peer Group for each corresponding comparable Senior Executive position.  The difference in the cash compensation paid to each Senior Executive (including compensation we consider the equivalent of cash compensation described in this Compensation Discussion and Analysis) and the total compensation for each Senior Executive based on our performance as determined by the Compensation Committee is paid in long-term equity awards.  Please see the discussion below under the captions “— Components of Executive Compensation” and “— Allocation Among Types of Compensation.”

Setting Executive Compensation

The Role of the Compensation Committee

The Compensation Committee oversees our compensation benefit plans and policies, administers our stock plans (including reviewing and approving equity grants to all corporate officers) and reviews and approves annually all compensation decisions relating to our Senior Executives and Other Corporate Officers. The Compensation Committee is empowered by the Board of Directors and by the Compensation Committee’s Charter to make all the decisions regarding compensation for all of our employees without ratification or other action by the Board of Directors.

Consistent with applicable New York Stock Exchange (“NYSE”), Internal Revenue Code of 1986, as amended (the “Code”), and Securities and Exchange Commission (“SEC”) regulations, the Compensation Committee is composed of three “independent,” non-management members of the Board of Directors.  The Governance and Nominating Committee recommended the appointment of these directors after determining that they had the required knowledge and skills to accomplish the scope of responsibilities set out in the Compensation Committee’s Charter.

The Compensation Committee has the authority to secure services for executive compensation matters, legal advice, or other expert services, both from within and outside the Company.  In his role as Chairman of the Compensation Committee, Mr. Kevin McCarthy sets the Compensation Committee’s meeting agendas, meeting times and calendar.  Mr. McCarthy generally works with our CEO and our Corporate Secretary and Chief Compliance Officer (“Chief Compliance Officer”), to make sure that all appropriate compensation matters are included on the agendas for Compensation Committee meetings.  In addition, the Compensation Committee members speak frequently with each other concerning compensation matters outside of the regularly scheduled Compensation Committee meetings.

The Compensation Committee has not delegated any authority to act on behalf of the Compensation Committee to any other committee of the Board of Directors or to any member of our management.

The Role of Executive Officers

Each year, our CEO submits recommendations to the Compensation Committee for adjustments to the salary, bonuses and long-term equity incentive awards payable to all employees, including himself.  As our Senior Executives, Other Corporate Officers and Key Professional Employees are promoted and hired during the year, our CEO makes recommendations to the Compensation Committee as to long-term equity incentive award grants during interim periods.  Our CEO also works closely with the Compensation Committee in negotiating compensation arrangements for potential Senior Executives to ensure that our compensation arrangements are consistent with our existing compensation strategies and philosophy and are approved by the Compensation Committee.  The Compensation Committee considers the recommendations of our CEO as one factor, in addition to the other factors described in this Compensation Discussion and Analysis, in setting our Senior Executive and other employee compensation.  At the request of the Compensation Committee, our CEO, CFO and Chief Compliance Officer attend certain meetings and work sessions of the Compensation Committee.  The Compensation Committee also individually reviews and approves all compensation granted to our Senior Executives and Other Corporate Officers.  There are currently eight Senior Executives and 21 Other Corporate Officers.

The Role of Compensation Consultants

Since September 2006, the Compensation Committee has engaged Alvarez & Marsal Taxand, LLC (“Alvarez & Marsal”) as its independent compensation consultant.  The Compensation Committee directs, and works extensively with, Alvarez & Marsal to determine how Peer Group executive officer compensation data should be quantified and valued in comparison with our compensation arrangements.  These comparisons include valuing Peer Group equity awards with different vesting and expiration terms than the awards we grant to our employees.

Before its engagement by the Compensation Committee, the Company previously used Alvarez & Marsal to advise us on certain compensatory matters associated with the acquisition of Stroud Energy, Inc.  Since the Compensation Committee retained Alvarez & Marsal, however, the Company has not engaged, and will not engage, Alvarez & Marsal to advise us on any compensatory issues (or any other matters) other than those issues authorized by the Compensation Committee.

At the instruction of the Compensation Committee, the independent compensation consultant works primarily with our Chief Compliance Officer to gather the Peer Group data necessary to create a meaningful comparison with our data.  Any contact between our Senior Executives and the independent compensation consultant must be approved by the Compensation Committee.

Use of Tally Sheets

In fiscal year 2007, the Compensation Committee reviewed a summary report or “tally sheet” prepared by Alvarez & Marsal for each Senior Executive. The purpose of a tally sheet is to show the total dollar value of each Senior Executive’s annual compensation. This includes our Senior Executive’s salary, performance based annual cash incentive award, long-term equity incentive awards, retirement and other benefits, perquisites and other compensation.

The tally sheets reflect the annual compensation for each Senior Executive, as well as the potential payments under selected performance scenarios, termination of employment and change in control scenarios.  In valuing termination and change in control payments, we calculate the total payments under each of the potential termination or change in control scenarios that are contemplated under the Range Resources Corporation Executive Change in Control Severance Benefit Plan.

The overall purpose of the tally sheets is to bring together all of the elements of actual and potential future compensation of our Senior Executives so that the Compensation Committee can analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and potential future compensation.

The Compensation Committee reviewed the tally sheets for 2006 compensation in May 2007 and determined that the annual compensation amounts for our Senior Executives remained consistent with the Compensation Committee’s expectations and the overall objectives of our Senior Executive compensation program.

Use of Peer Group Comparisons Overview of Executive Compensation Program

The Compensation Committee reviews the composition of the Peer Group at the beginning of each calendar year and any additions or deletions are made in the Peer Group when the Compensation Committee establishes the performance standards for our Senior Executive compensation for the applicable year.

The companies comprising  the Peer Group for 2007 were: Cabot Oil & Gas Corporation; Chesapeake Energy Corporation; Cimarex Energy Co.; Denbury Resources Inc.; EOG Resources, Inc.; Equitable Resources, Inc.; EXCO Resources, Inc.; Forest Oil Corporation; Mariner Energy, Inc.; Newfield Exploration Company; Pioneer Natural Resources Company; Noble Energy, Inc.; Petrohawk Energy Corporation; Plains Exploration & Production Company; Pogo Producing Company; Questar Corporation; Quicksilver Resources Inc.; Southwestern Energy Company; St. Mary Land & Exploration Company; Ultra Petroleum Corp.; W&T Offshore, Inc. and Whiting Petroleum Corporation.

Each year, companies that are acquired or merged into other entities during the year are eliminated from that year’s Peer Group.  During 2007, Pogo Producing Company was removed from the Peer Group upon its acquisition by another company.

For 2008, the Compensation Committee added Bill Barrett Corporation, Continental Resources, Inc. and SandRidge Energy, Inc. to the Peer Group and removed EXCO Resources, Inc.  In each case, these changes were made to maintain a Peer Group that is generally similar to us in respect of business lines and market capitalization and to reflect mergers, acquisitions and dispositions of companies in intervening periods.

Compensation Committee Charter

The Compensation Committee’s Charter was prepared by the Compensation Committee and approved by the Governance and Nominating Committee and the Board of Directors.  The full text of the Compensation Committee Charter is posted on our website at www.rangeresources.com, under “Corporate Governance — Committees & Charters — Compensation Committee.”

Components of Executive Compensation

The Compensation Committee believes that compensation paid to our Senior Executives, should be both competitive with the Peer Group and closely aligned with our performance on both a short-term and long-term basis.  Our Senior Executive compensation program is also designed to assist us in attracting and retaining executives critical to our long-term success. In addition, our Senior Executive compensation is structured to ensure that a significant portion of the compensation is directly related to our stock performance, financial results and operating results that directly and indirectly influence stockholder value. To that end, the Compensation Committee believes that our Senior Executive compensation program should consist principally of the following components:

•                  Base salary;

•                  Performance based annual cash incentive awards;

•                  Long-term equity incentive awards;

•                  Retirement and other benefits; and

•                  Perquisites and other personal benefits.

The Compensation Committee believes that equity compensation is an important element of our compensation philosophy for all of our full-time employees.  Consequently, we currently provide the following three, on-going types of long-term equity incentive awards to our employees:

•                  unvested discretionary contributions to our deferred compensation plan which our employees may elect to be made in our common stock (“Annual Stock Awards”),

•                  a portion of annual cash incentive awards elected by employees to be made in our common stock (“Bonus Stock Awards”) and

•                  stock-settled stock appreciation rights (“SARs”).

The Compensation Committee has also granted one-time, unvested discretionary contributions to our deferred compensation plans upon the hiring of certain Named Executive Officers (“Initial Employment Stock Awards”).  When appropriate, the Compensation Committee may approve additional one-time, unvested discretionary contributions to our deferred compensation plans upon the initial employment of new Senior Executives, which those new Senior Executives may elect to receive in the form of Initial Employment Stock Awards or cash.

In addition to the three types of long-term equity incentive awards listed above and the Initial Employment Stock Awards granted to certain Senior Executives, the Compensation Committee provides the following retirement and other benefits to our employees:

•                  matching contributions to our deferred compensation plan, which our employees can elect to  have contributed in our common stock (“Matching Stock Awards”) or in cash; and

•                  profit sharing contributions to our 401(k) and Profit Sharing Plan (the “401(k) Plan”), which the Compensation Committee may elect to fund with our common stock (“401(k) Stock Awards”) or cash.

Prior to July 2005, our 1999 Stock Option Plan did not provide for SARs and instead we granted incentive stock options (“Options Awards”).

Determination of Total Executive Compensation

The Compensation Committee determines total executive compensation for our Senior Executives based on our performance relative to the Peer Group, measured by comparing performance measures that the Compensation Committee believes to be key indicators of superior performance in exploration and development companies.  As described in more detail below, the Compensation Committee uses long-term equity incentive awards as the final element of total compensation, and sets total compensation based on our performance relative to the Peer Group for the prior calendar year.  Thus, during May 2007, the Compensation Committee finalized its determination of long-term equity incentive awards for each Senior Executive for 2006 based on our relative performance compared to the Peer Group for 2006 and the total compensation received by executive officers in the Peer Group for 2006.  The information for the Peer Group for 2006 was taken from each company’s audited financial statements for 2006 along with the compensation information for 2006 disclosed in each company’s 2007 proxy.  Each company in the Peer Group was measured in five categories for 2006 results: (i) stock price appreciation; (ii) debt-adjusted reserve growth per share; (iii) debt-adjusted production growth per share; (iv) cash flow growth per share and (v) drill-bit finding and development costs. Although we did not achieve the highest performance in any one of the categories, we achieved the highest percentile rank when computing an overall average on an equal weighting basis of any of the companies in the Peer Group for 2006 for all the categories combined.  Based upon our 2006 comparative results, the Compensation Committee concluded that each Senior Executive’s level of compensation would be based upon the 90th percentile.

The companies comprising the Peer Group for 2006 were: Bill Barrett Corporation; Cabot Oil & Gas Corporation; Cimarex Energy Co.; Comstock Resources, Inc.; Denbury Resources Inc.; Encore Acquisition Company; Forest Oil Corporation; The Houston Exploration Company; Newfield Exploration Company; Pioneer Natural Resources Company; Plains Exploration & Production Company; Pogo Producing Company; Quicksilver Resources Inc.; Southwestern Energy Company; St. Mary Land & Exploration Company; Stone Energy Corporation; Swift Energy Company and Whiting Petroleum Corporation.

Compensation Among our Senior Executives

In determining an individual Senior Executive’s total compensation, the Compensation Committee reviewed the compensation paid in 2006 to the corresponding comparable executives in the Peer Group for 2006 as compiled from the 2007 proxy data by Alvarez & Marsal.  In reviewing our Senior Executives, data for certain positions in the Peer Group was excluded where the Compensation Committee determined that total compensation at a Peer Group company was excessive or significantly skewed the data.  In those instances where a comparable position for a Senior Executive did not exist at a company in the Peer Group, the Compensation Committee used a relative ranking of the compensation paid to the five most highly compensated officers at that company to create a relative value for comparison purposes with our Senior Executives.  Total compensation for each Senior Executive was then initially calculated at the 90th percentile performance level by Alvarez & Marsal.

After determining the initial total compensation for each Senior Executive for 2006 performance, the Compensation Committee reviewed with  Alvarez & Marsal the relative differences among total compensation amounts between each  of our Senior Executives, especially between our CEO and our other Senior Executives.  The Compensation Committee determined that relative differences in the total compensation provided to our Senior Executives were reasonable (including, for example, the fact that the total compensation for our Executive Vice President and Chief Operating Officer (“COO”) was approximately 62% of the total compensation for our CEO) before finalizing total compensation for each Senior Executive.

Base Salary

The Compensation Committee reviews the salaries of our Senior Executives (a) on an annual basis, (b) at the time of a promotion or changes in responsibilities and (c) when market conditions warrant.  Base salaries for our Senior Executives are targeted at the 50th percentile of the Peer Group adjusted for certain factors.   Increases in salaries of our Senior Executives are based on an evaluation of (i) the complexity of their respective positions and specific technical experience required, (ii) experience and tenure, (iii) the amount of compensation relative to the performance of Peer Group companies, (iv) competitive market conditions and (v) internal pay equity between Senior Executives.  Beginning in 2007, salary adjustments for our Senior Executives are approved by the Compensation Committee in May of each year and take effect on the first payroll period after approval.  Before 2007, salary adjustments for our Senior Executives normally occurred at the same time as salary adjustments for all other employees and took effect on the first payroll period coinciding with March 1st of each year.  In 2007, the Compensation Committee did not make salary adjustments and long-term equity incentive awards for our Senior Executives until May 2007.  This allowed the Compensation Committee to determine compensation for our Senior Executives after the completion of the Peer Group analysis of 2007 proxy data and 2006 audited financial statements to determine compensation paid during calendar year 2006 to executive officers of the Peer Group companies.  Salary adjustments and long-term equity incentive awards for all other employees were awarded on February 21, 2007 when cash incentive awards were determined.  For additional description of the base salaries paid to the Named Executive Officers, including historical salary increases, please refer to the section of this Proxy Statement entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Salaries.”

Performance-Based Annual Incentive Awards

In accordance with our philosophy of rewarding performance, we established our 2005 Equity-Based Compensation Plan (the “2005 Plan”), which includes an annual cash incentive award program that is designed to comply with Section 162(m) of the Code.  We refer to awards paid under the 2005 Plan as “Annual Incentive Awards.”  The Annual Incentive Awards are paid to each Senior Executive upon the achievement of certain performance criteria that are discussed more fully below.  The Compensation Committee develops the performance criteria to be used for the Annual Incentive Awards, reviews the performance criteria with Alvarez & Marsal and then discusses the performance criteria with our CEO, CFO and Chief Compliance Officer.  In accordance with the 2005 Plan, the Compensation Committee established the criteria, weighting and performance achievement levels necessary to calculate payouts under the Annual Incentive Awards based upon payout percentages established for each Senior Executive.  For 2007, the performance criteria were generally based upon either industry standards or our annual business plan (the “Annual Business Plan”).  Our Annual Business Plan is a forecast of expected business results for the applicable fiscal year based upon certain assumptions made by our management.  The Annual Business Plan is reviewed each December before the beginning of the fiscal year and then refined and approved by the Board of Directors at their February meeting.  The Compensation Committee believes that the performance criteria, taken together, are objective indicators of our overall performance.

The Annual Incentive Awards are subject to the negative discretion of the Compensation Committee.  Negative discretion means that the Compensation Committee can reduce the payout amounts but cannot increase the amounts.  The Annual Incentive Awards are determined without reference to Peer Group data (except with respect to stock price appreciation), because each performance criteria has been pre-established by the Compensation Committee.  Therefore, the Annual Incentive Awards for our Senior Executives are paid at the same time as the cash incentive awards are approved by the Compensation Committee for all of our other employees in February of each year.  The payment of Annual Incentive Awards within this time frame allows us to deduct for tax purposes the amounts accrued under generally accepted accounting principles for the recently completed calendar year period.

Annual Incentive Awards are determined as a percentage of each Senior Executive’s base salary paid during the year.  This target payout is established through an analysis of cash compensation for comparable positions in the Peer Group and is intended to provide a competitive level of compensation when our Senior Executives achieve the performance criteria established by the Compensation Committee.  The Compensation Committee specifies that 25% of each Senior Executive’s Annual Incentive Awards be placed in our deferred compensation plan for the account of the respective Senior Executive.  As an additional retention measure, that 25% portion remains unvested and subject to forfeiture upon termination of employment at any time during the remainder of the calendar year.  We refer to this 25% portion as the “Unvested Annual Incentive Award.”  Upon the contribution to the deferred compensation plan, each Senior Executive makes an election as to whether the Unvested Annual Incentive Award will be made in cash or an equivalent value in our common stock as Bonus Stock Awards.  To the extent such common stock election is made, our Senior Executive is unable to change his investment election under the deferred compensation plan with respect to the Unvested Annual Incentive Award for one year following the contribution of the award to the deferred compensation plan.

The five performance criteria selected with respect to the Annual Incentive Awards for 2007 are shown in the table below, together with the target levels of achievement with respect to each criterion.  Four of the performance criteria are internal performance measures and the fifth performance criterion (stock price performance) is an external performance measure based on comparison with the Peer Group.

	Unit of	Actual	2007 Performance Levels			Actual
Criterion	Measurement	for 2006	Threshold	Target	Excellent	for 2007

Finding & development costs	$ per mcfe	$1.66	$2.80	$2.60	$2.20	$1.90
EBITDAX	$ millions	$524	$629	$662	$696	$715
Production per share	mcfe per share	0.720	0.720	0.734	0.762	0.800
Reserves per share	mcfe per share	12.70	12.45	12.70	13.19	14.925
Stock price performance	percentile	72th	50th	62.5th	75th	95th

The Compensation Committee has established the following performance criteria for 2008.  The new performance criteria and target levels of achievement with respect to each criterion are shown in the table below:

	Unit of	Actual	2008 Performance Levels
Criterion	Measurement	for 2007	Threshold	Target	Excellent

Finding & development costs	$ per mcfe	$1.90	$	$	$
EBITDAX	$ millions	$715	$	$	$
Production per share	mcfe per share	0.800
Reserves per share	mcfe per share	14.925
Stock price performance	percentile	95th

The first criterion the Compensation Committee selected for 2007 was finding and development costs.  The Compensation Committee believes that finding and development costs is one of the key measurements of the performance of an exploration and production company and one that is used by the financial community to evaluate our performance.  The Compensation Committee specified that, in determining our finding and development costs, only cash costs incurred in connection with exploration and development would be used, and the costs of acquisitions would be excluded since the Board of Directors approves each material acquisition.  In determining the reserve additions for this calculation, any reserve revisions for changes in commodity prices between years are excluded, but any performance related reserve revisions are included.  In setting the performance levels (i.e., threshold, target and excellent) for finding and development costs, the Compensation Committee considers research analysts’ expectations for finding and development costs for the oil and gas industry.  Our 2007 performance in regard to finding and development costs, as compared with the performance targets, was achieved primarily through focusing drilling capital in areas which, if successful add new reserves at a cost that is lower than the oil and gas industry in general.

The second criterion the Compensation Committee selected for 2007 was EBITDAX.  EBITDAX is calculated by adding back exploration expense, interest expense and depletion, depreciation and amortization expense to income before income taxes from both continuing operations and discontinued operations, excluding any non-cash revenues and expenses.  The EBITDAX shown in the table above under the column “Actual for 2007” is net of EBITDAX associated with all acquisitions.  The Compensation Committee selected this criterion to measure our ability to achieve the results targeted by our Annual Business Plan.  The Compensation Committee determined that the EBITDAX measure was appropriate because it captures our ability to adapt to the impact of changing commodity prices as well as changing costs.  The 2007 EBITDAX performance levels were based on the 2007 Annual Business Plan, which reflected an EBITDAX level of $674 million.  Our 2007 performance in regard to this criterion, as compared with our performance targets, was achieved primarily through increased production growth.

The third and fourth criteria the Compensation Committee selected for 2007 were production per share and reserves per share.  The Compensation Committee believes that it is important to measure our growth on a per share basis so that our Senior Executives are incentivized to build stockholder value.  Two essential measurements of performance are growth in production and reserves.   Production and reserves used in the calculation of these criteria are based on reported production and year-end reserves, adjusted for price revisions to reserves.  Our 2007 performance in regard to these criteria, as compared with our performance targets, was achieved primarily by developing reserves with greater initial producing rates and greater estimated total recoverable reserves than projected in our Annual Business Plan.

The final criterion the Compensation Committee selected for 2007 was the price performance of our common stock in relation to the stock price performance of other members of the Peer Group during calendar year 2007.  The Compensation Committee believes that relative performance in stock appreciation among the Peer Group is a good measure as to whether we build stockholder value.  In measuring stock price appreciation for 2007, both stock and cash dividends paid to their stockholders are added to the relative changes in the Peer Group’s common stock prices during the year.

In addition to selecting the performance criteria, the Compensation Committee approved, after consultation with Alvarez & Marsal, the respective performance payout percentages for each of our Senior Executives.  In determining these payout percentages, the Compensation Committee attempted to ensure that the payouts provided meaningful incentives to each of our Senior Executives.  For 2007, the Annual Incentive Award amount payable to each Senior Executive was based upon our performance.  The annual incentive payout percentage was a weighted average of the payout percentage for each category.  The actual percentile performance for each category was interpolated between the performance levels.

The Compensation Committee’s policy is to determine the Annual Incentive Awards for each year in February of the following year based upon our performance with respect to the performance criteria established by the Compensation Committee, subject to the Compensation Committee’s negative discretion.  In reviewing the achievements of our Senior Executives for 2007, the Compensation Committee awarded the actual annual incentive payout percentages, as shown in the table below, using negative discretion from the maximum payout levels achieved.  The Compensation Committee used negative discretion, as recommended by our CEO, in order to achieve an absolute dollar amount for total 2007 incentive compensation paid to all of our employees.

	Annual Incentive Payout % of Salary
	Threshold	Target	Excellent	Actual Payment % For 2007

President and CEO	50%	100%	200%	189%
EVP and Chief Operating Officer	50%	100%	200%	191%
Senior Vice Presidents	30%	60%	120%	107%

Long-Term Equity Incentive Compensation

One of the fundamental philosophies of our compensation program is that all of our full-time employees are granted long-term equity incentive awards to focus and align their interests with those of our stockholders.  The Compensation Committee believes that Annual Stock Awards, Bonus Stock Awards, Initial Employment Stock Awards, Matching Stock Awards, SARs and 401(k) Stock Awards give recipients a direct interest in our financial results, furthering our goal of aligning the interests of each employee with those of our stockholders.  We believe that our philosophy of granting long-term equity incentive awards to all full-time employees is unusual in our industry.

In general, the grant of Annual Stock Awards and SARs to our Senior Executives is based, in part, on our performance in the prior year relative to the Peer Group and the total compensation paid to comparable executive officers at the Peer Group companies.  In addition, each Senior Executive is compared to the most closely comparable executive officer positions within the Peer Group as to (i) the relative complexity of the positions, (ii) relative experience and tenure, (iii) the amount of compensation relative to the performance of the respective Peer Group company, (iv) competitive market conditions and (v) relative value of the position, as determined by the Compensation Committee in relation to its impact on our success.  Annual Stock Awards and SARs are intended to bring the total compensation of each Senior Executive to an amount comparable to the performance adjusted Peer Group compensation of other Peer Group executive officers.

Our 2005 Plan provides for the grant of stock-based awards including phantom stock rights, SARs, stock options and restricted stock.  The relative benefits of these different types of awards are discussed below under the caption “— Allocation Among Types of Compensation — Allocation Among Long-Term Equity Incentive Compensation Components.”

Under the 2005 Plan, the Compensation Committee may structure the terms of SARs in any way that it determines is appropriate.  The Compensation Committee, in implementing our compensation policies covering all employees, has developed a practice of determining how Annual Stock Awards and SARs are apportioned to our employees of various salary grades.  Our Senior Executives receive a greater percentage of their total compensation in Annual Stock Awards and SARs than our other employees since their performance has a greater impact on our results.  All SARs granted to our Senior Executives for 2007 (i) were valued on the date of grant at the closing price of our common stock, (ii) have a five-year term and (iii) are subject to a three-year vesting schedule.

As part of our long-term incentive compensation program, we make unvested discretionary contributions to our deferred compensation plan on behalf of our Senior Executives, Other Corporate Officers and Key Professional Employees.  All recipients can elect to receive these contributions in the form of Annual Stock Awards or in cash.  All our Senior Executives received unvested discretionary contributions in 2007 and elected to receive Annual Stock Awards.  In addition, the Compensation Committee generally approves unvested discretionary contributions to the deferred compensation plan upon the initial employment of new Senior Executives.  New Senior Executives can elect to receive these contributions in the form of Initial Employment Stock Awards or in cash.  We contribute the shares of our common stock or cash, as applicable, to our deferred compensation plans’ rabbi trust and allocate such shares or cash to the account of the recipient who elects such Annual Stock Awards, Initial Employment Stock Awards or cash.  Any cash award elected by our Senior Executives or other employees in lieu of our common stock is subject to the same vesting requirements as the corresponding Annual Stock Awards or Initial Employment Stock Awards.  Since all Annual Stock Awards and Initial Employment Stock Awards are credited to the recipient’s account in our deferred compensation plan when granted, our liability is fixed and any future appreciation of our common stock will accrue to the benefit of the award recipient without any further financial obligation for us.  However, for financial reporting purposes, any change in the market value of our common stock for vested stock awards held in the deferred compensation plan is reflected in our earnings (i.e., if our common stock increases in value, we increase our compensation expense and vice versa).

The purpose of the vesting schedules applicable to Annual Stock Awards, Initial Employment Stock Awards and SARs is to promote employee retention.  In the case of Annual Stock Awards and SARs, generally the first 30% of the awards vest on the first anniversary of the date of grant, a second 30% of the awards vest on the second anniversary of the date of grant and the remaining 40% of the awards vest on the third anniversary of the date of grant.  The Compensation Committee grants Initial Employment Stock Awards on a case-by-case basis and vesting schedules vary based upon the individual circumstances of the grantee.  Historically vesting of Initial Employment Stock Awards has occurred over three or four years.  In addition, Annual Stock Awards, Initial Employment Stock Awards and SARs provide for the acceleration of vesting upon a change in control or the death, disability or retirement of the employee.  The Compensation Committee chose to include these limited accelerated vesting provisions for competitive reasons as substantially all of the Peer Group companies provide similar accelerated vesting provisions in their equity compensation awards.  In addition, under FASB Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (or “FAS 123R”), significant adverse accounting results would occur, which would negatively impact earnings, if the Compensation Committee retained the discretion to determine accelerated vesting on a case-by-case basis.

Deferred Compensation, 401(k), Perquisites and Other Benefits

Deferred Compensation Plan

Our Senior Executives, Other Corporate Officers, directors and certain Key Professional Employees specifically selected by the Compensation Committee are entitled to participate in our two deferred compensation plans.  One of the deferred compensation plans is active (the “Active Deferred Compensation Plan”) and the other was frozen at the end of 2004 (the “Frozen Deferred Compensation Plan”).  These deferred compensation plans are described in greater detail in the section of this Proxy Statement entitled “Non-Qualified Deferred Compensation Plans.”  Under the Active Deferred Compensation Plan, our Senior Executives and other participating employees and directors may defer (i) a dollar or percentage amount of their compensation and (ii) any excess deferrals from the 401(k) Plan if these amounts exceed certain limits imposed by the Code and the Internal Revenue Service (“IRS”).  Currently, we match the voluntary deferrals of the employee participants, including our Senior Executives, up to 10% of their salary.  Employee participants can elect to have the match paid in cash or Matching Stock Awards.  We believe that the matching component of the Active Deferred Compensation Plan is not common among the Peer Group.  However, the matching component is a significant component to our historical compensation practices because we allow all our Senior Executives, Other Corporate Officers and Key Professional Employees to participate in the plan since we do not provide any pension or retirement benefits other than the 401(k) Plan.

The Compensation Committee considers the matching contributions, whether paid in cash or by Matching Stock Awards, as additional cash compensation in calculating the total cash compensation for purposes of determining the amount of long-term equity incentive compensation to award to each Senior Executive.

In addition, when our Senior Executives receive Annual Stock Awards or the cash equivalent as described above, we contribute the awards to the rabbi trust for the Active Deferred Compensation Plan on our Senior Executives’ behalf, and such contributions constitute unvested discretionary contributions.  The investment options under the two deferred compensation plans are the substantially the same as the investment options under our 401(k) Plan. These investment options are described in greater detail in the section of this Proxy Statement entitled “Non-Qualified Deferred Compensation Plans.”

401(k) Plan

The 401(k) Plan is a tax-qualified retirement savings plan pursuant to which all of our full-time employees, including our Senior Executives, are eligible to contribute the lesser of up to 50% of their annual salary or the limit prescribed by the IRS to the
401(k) Plan on a before-tax basis.  In addition, participants age 50 or above may contribute additional before-tax amounts up to the annual catch-up contribution limit determined by the IRS, and any participant may contribute rollover amounts from certain other qualified plans.  Participants may also receive matching contributions, payable in cash, in an amount equal to 50% of their before-tax contributions to the 401(k) Plan up to a maximum matching contribution of 3% of their base salaries.  The 401(k) Plan also has a profit sharing component.  Each year, the Compensation Committee determines whether we will fund the profit sharing discretionary contribution in the form of 401(k) Stock Awards or cash.  We determine the number of 401(k) Stock Awards to grant using the closing price of our common stock on the date of the contribution to the 401(k) Plan.  Since all of our full-time employees can participate in 401(k) Plan, these same matching and profit sharing contributions are provided to our Senior Executives.

The Compensation Committee considers the dollar value of the 401(k) matching contributions and the 401(k) Stock Awards as additional cash compensation in calculating total cash compensation for purposes of determining the amount of long-term equity incentive compensation to award to each Senior Executive.

Matching contributions and 401(k) Stock Awards vest over the first three years of employment at the rate of 40% for each of the first two years and 20% for the final year.  By the time an employee is employed with us for three years, all of his or her current and future matching contributions and 401(k) Stock Awards are fully vested.  The vesting of these contributions may be accelerated if the participant attains age 55 while still employed by us or is terminated due to death or disability.  Participants are always 100% vested in any before-tax, catch-up and rollover contributions they make to the 401(k) Plan.  In addition to the other investment options available under the 401(k) Plan, participants may invest all or a portion of their 401(k) Plan account in our common stock.  The 401(k) Plan investment options are listed in the section of this Proxy Statement entitled “Non-Qualified Deferred Compensation Plans.”

Perquisites and Other Personal Benefits

We provide our Senior Executives with perquisites and other personal benefits that the Compensation Committee determines are reasonable and consistent with our overall compensation philosophy.  The Compensation Committee believes that these perquisites are consistent with those provided to executive officers of the Peer Group companies, are an important factor in retaining our Senior Executives and are in accordance with general compensation practices in our industry.  Moreover, the Compensation Committee considers the cost and value of the perquisites as additional cash compensation when calculating the total cash compensation for purposes of determining the amount of long-term equity incentive compensation to award to each Senior Executive.  We provide medical, dental and life insurance and disability benefits to all eligible employees, including our Senior Executives.  We also provide our Senior Executives with the following additional perquisites: (i) supplemental disability plans, (ii) secretarial service for personal affairs, (iii) occasional use of Company-owned facilities or equipment, (iv) relocation benefits and (v) reimbursement for approved spousal travel expenses.  We provide club membership dues and other expenses to certain of our Senior Executives to the extent these dues and expenses are related to the conduct of our business.  The Compensation Committee believes these particular perquisites help our Senior Executives to network and foster important relationships in the oil and gas industry and community.  A Senior Executive must reimburse us for any personal club use by the Senior Executive or a member of the Senior Executive’s family.  Perquisites are described in greater detail in the section of this Proxy Statement entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Other Benefits and Perquisites.”

Allocation Among Types of Compensation

Allocation Among Compensation Components

The Compensation Committee does not set target allocations for the different components of compensation (i.e. base salary, Annual Incentive Awards, long-term equity incentive compensation, etc.).  As described above, base salaries for our Senior Executives are targeted at the 50th percentile of the Peer Group adjusted for certain factors.  Annual Incentive Awards are based upon our performance using the preset performance criteria established by the Compensation Committee at the beginning of each year.  The Compensation Committee then sets the long-term equity incentive compensation amounts for each Senior Executive by first deducting the Senior Executive’s total cash compensation as described above and then setting long-term equity incentive compensation amounts at a level that results in a total compensation amount that appropriately reflects our performance for the year relative to the Peer Group and the total compensation paid to comparable executive officers at the Peer Group companies.

Allocation Among Long-Term Equity Incentive Compensation Components

In determining the percentage of long-term equity incentive awards granted in the form of Annual Stock Awards to an employee’s Active Deferred Compensation Plan account versus SARs, the Compensation Committee takes into account several considerations.  First, the Compensation Committee believes that SARs closely align the interests of our employees with the interests of our stockholders because SARs only become “in the money” when our common stock price appreciates above the price at the time of grant.  Further, our SARs qualify as performance-based compensation under Section 162(m) of the Code.  For additional discussion of these tax implications, please refer to the section below under the caption “— Tax and Accounting Implications — Tax Deductibility of Pay.”  However, the Compensation Committee also recognizes that SARs result in the issuance of a greater number of awards compared to Annual Stock Awards of equal value and do not have as great of a retention benefit as compared to Annual Stock Awards since they only have value if our common stock appreciates.  The Compensation Committee believes that Annual Stock Awards and Initial Employment Stock Awards also align the interests of our employees with the interests of our stockholders and may provide better employee retention benefits.

As a result, the Compensation Committee currently has concluded that it is in our best interest to divide the value of the total long-term equity incentive awards granted to our Senior Executives, Other Corporate Offices and Key Professional Employees equally between Annual Stock Awards and SARs.  The Compensation Committee reached this decision based upon its analysis of the relative benefits of the two types of awards, the retention effect on employees in a highly competitive job market and the advice of its independent compensation consultant.  Data from the 2007 proxies of the Peer Group indicated that 27% of the Peer Group companies granted both options/SARs and restricted stock awards, 60% granted only restricted stock awards and 10% granted only options/SARs.  The Compensation Committee believes the award of equal amounts of Annual Stock Awards and SARs is a more appropriate balance between the two types of awards, since SARs retain different performance-based characteristics than Annual Stock Awards.  With respect to all other full-time employees, the Compensation Committee allocates the award of equity compensation between Annual Stock Awards and SARs based on our applicable compensation policies and the salary grade of such employees, currently down to annual salary rates of $125,000.

After the Compensation Committee determines the aggregate value of Annual Stock Awards and SARs, the Compensation Committee determines the actual number of Annual Stock Awards and SARs to be issued based on the closing price of our common stock on the date of grant.  The value of an SAR is determined by using a Black-Scholes-Merton valuation model based upon the closing price of our common stock on the date of grant and the five-year term of the SARs.  For financial reporting purposes under FAS 123R, and as used in the Summary Compensation Table included in this Proxy Statement as required by SEC regulations, SARs were valued based on the average period that SARs were expected to remain outstanding, which we estimated based on historical data to be 3.55 years, rather than the five-year term that the Compensation Committee used to determine the number of grants.  The Compensation Committee believes that valuing SARs based upon their full five-year term results in a more appropriate valuation of SARs and results in a smaller number of SARs being awarded, than if SARs were valued based on the value used for financial reporting purposes.  As a result, the value that the Compensation Committee imputes to SARs is approximately 19% higher than the value of SARs set forth in the Summary Compensation Table for 2007.  The Compensation Committee monitors the total potential dilution that results from the long-term equity incentive awards granted each year.

We grant equity awards to all our full-time employees each year and believe this practice is unusual in our industry.  During 2007, the Named Executive Officers were granted 25% in the aggregate, and all eight of our Senior Executives were granted 29% in the aggregate, of the total number of SARs granted.  The Named Executive Officers were granted 33% in the aggregate, and all eight of our Senior Executives were granted 40% in the aggregate, of the total number of the Annual Stock

Awards granted during 2007.  Based on the total value of Annual Stock Awards and SARs granted, the Named Executive Officers were granted 31% of the total value of the awards, and all eight of our Senior Executives were granted 36% of the total value of the awards during 2007.

Finally, the Compensation Committee is cognizant of the dilutive effect of its equity incentive compensation program and seeks to grant its awards within certain industry benchmarks.  Our “burn rate” and “overhang” are crucial metrics that the Compensation Committee monitors in determining the number and mix of our long-term equity incentive compensation awards.

The “burn rate” measures the potential future dilution to our stockholders as a result of long-term equity incentive awards granted by the Compensation Committee each year.  The burn rate percentage is computed by dividing the number of shares of our common stock outstanding at the end of a year into the sum of the total number of Annual Stock Awards, Bonus Stock Awards, Initial Employment Stock Awards, Matching Stock Awards and Option Awards/SARs granted during the relevant year less any forfeitures or unused SARs upon settlement of SARs exercised during that year.  401(k) Stock Awards are not included in this calculation.  In the case of SARs, the burn rate is overstated when the awards are initially granted since the actual appreciation between the grant price and the exercise price is paid at the time of exercise in common stock using the higher market price equivalent.  The number of shares of common stock actually issued is always less than the number of SARs granted.  The balance of the unused SARs upon exercise is added back to the total authorized shares of common stock that the Compensation Committee can issue in the future under the 2005 Plan.

 “Overhang” is a measure of potential future dilution to our stockholders from the exercise of long-term equity incentive awards granted and outstanding even if such awards are not vested.  The overhang percentage is calculated by dividing the amount of total unexercised Option Awards/SARs outstanding at the end of the year by the total shares of our common stock outstanding at the end of the year.  The overhang percentage is significantly affected by the rate at which participants exercise awards.  This measurement does not consider any additional shares authorized by our stockholders for issuance under any benefit plans that have not been granted but could be granted in the future by the Compensation Committee.  All Annual Stock Awards, Bonus Stock Awards, Initial Employment Stock Awards, Matching Stock Awards and 401(k) Stock Awards are included in the shares of our common stock outstanding even though such awards may not be vested.

The Compensation Committee reviews the appropriate level of our burn rate and overhang.  Generally, the Compensation Committee intends for the burn rate to be no higher than 3% and the overhang percentage to be no greater than 10%.  The following table sets forth in summary the long-term equity incentive awards granted over the past three years and their effect on both our burn rate and overhang.

Year	Option Awards/SARs Granted (1)		Forfeited or Unused Shares		Stock Awards Granted		Common Shares Outstanding at Year End	Burn Rate %	Total Option Awards/SARs Outstanding	Overhang %

2007	1,636,543		477,741	(2)	395,180	(3)	149,667,497	1.04%	7,772,325	5.2%
2006	1,658,160	(4)	244,237	(5)	508,293		138,931,565	1.38%	8,852,126	6.4%
2005	3,141,937		167,188		—	(6)	129,913,046	2.29%	8,742,305	6.7%

(1)                  “Option Awards/SARs” disclosed in the above table represent both Option Awards issued before June 2005 and SARs issued in and after June 2005.

(2)                  In 2007, a total of 341,457 SARs were exercised resulting in 102,538 shares of common stock being issued. The remaining 238,919 unused SARs were added back to the number of shares authorized to be granted under the 2005 Plan.  During 2007, 238,822 SARs were forfeited.

(3)                  The “Stock Awards Granted” amount is net of 39,861 Stock Awards forfeited during the year.

(4)                  The “Option Awards/SARs Granted” amount excludes the 652,062 outstanding Option Awards assumed by us in the Stroud Energy, Inc. acquisition in June 2006.

(5)                  In 2006, a total of 126,509 SARs were exercised resulting in 31,436 shares of common stock being issued. The remaining 95,073 unused SARs were added back to the number of shares authorized to be granted under the 2005 Plan.  During 2006, 149,164 SARs were forfeited.

(6)                  During 2005, 192,500 stock awards were granted but were funded from shares purchased on the open market specifically for such purpose.

Impact of Prior Equity Awards on Current Awards

Each year, the Compensation Committee considers the potential impact of prior long-term equity incentive awards on future long-term equity incentive awards that will be granted under our current compensation arrangements.  Since we do not provide a defined benefit pension plan, the future retirement needs of our Senior Executives and other employees will need to be satisfied in significant part based on their investments, including investments in our common stock.  As a result, and given the cyclical nature of our business, the Compensation Committee does not feel it is appropriate to limit future long-term equity incentive awards due to a strong historical stock price performance and would not expect to compensate employees with additional amounts when the value of prior long-term equity incentive awards decline.

Tax and Accounting Implications

Financial Restatement

The Board of Director’s policy is that the Compensation Committee, to the extent permitted by governing law, retains the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to our Senior Executives and Other Corporate Officers where the payment of such amounts was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement.  Where applicable, we will seek to recover any amount determined to have been inappropriately received by an individual.

Tax Deductibility of Pay

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to each of our CEO, CFO and other three most highly paid executive officers.  There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements.  Annual Incentive Awards and SARs generally are performance-based compensation meeting those requirements and, as such, are fully deductible by us.  Non-performance based compensation would include any salaries not deferred, distributions from the deferred compensation plans and the IRS value of any perquisites.  Our Senior Executives generally defer significant portions of their salaries and Annual Incentive Awards either under our 401(k) Plan or Active Deferred Compensation Plan, which also defer the amount that may otherwise be deductible by us for the applicable taxable year.  Stock awards that vest solely with the passage of time are not considered performance-based under Section 162(m) of the Code and, as such, are not deductible by us if the $1,000,000 limit is exceeded.  However, since currently all Annual Stock Awards, Bonus Stock Awards, Initial Employment Stock Awards and Matching Stock Awards are placed into our Active Deferred Compensation Plan, the deductibility of such awards are not subject to the Section 162(m) limitation until the common stock or the sale proceeds from the common stock are distributed from the deferred compensation plans.  The deductibility of distributions from the deferred compensation plans under Section 162(m) is dependent on (i) the individual elections of each Senior Executive regarding time of payment, (ii) whether the Senior Executive is one of our five most highly paid executive officers at the end of the year when distributed, and (iii) whether the aggregate of all non-performance based compensation exceeds the $1,000,000 threshold.  If such distributions are made after a Senior Executive is (A) retired or (B) no longer the CEO or one of the other four most highly compensated executive officers, such distributions are fully deductible by us.  To maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible.

Tax Consequences of Equity Awards

Before July 2005, the Compensation Committee granted Option Awards to all full-time employees.  Due to the Compensation Committee’s decision to use SARs rather than Option Awards, employees have lost the tax advantages of Option Awards (all of which were incentive stock options subject to favorable tax treatment pursuant to the Code).  Upon the exercise of an SAR, the employee pays current taxes immediately at ordinary income tax rates on the excess of the market value of the common stock on the date of exercise over the grant price of the SAR.  We correspondingly receive a tax deduction of the same amount for tax reporting purposes.  We issue our common stock to cover the stock appreciation based on the fair market value of our common stock on the date of exercise.  We settle the payroll and withholding taxes associated with the exercise in cash, and the net appreciation after taxes is used to measure the amount of our common stock actually issued.  This provides for less dilution to our current stockholders because it results in the issuance of fewer shares upon the exercise.  Any later sale of our common stock received by the employee is subject to taxation on the long or short term capital gain or loss measured by the actual sales proceeds compared to the market value of our common stock on the date of exercise, which becomes the employee’s cost basis in the shares upon exercise.

Annual Stock Awards, Bonus Stock Awards, Initial Employment Stock Awards and Matching Stock Awards granted to employees are placed in each employee’s account in the rabbi trust for our Active Deferred Compensation Plan.  Therefore, we do not receive any deduction for such awards until shares of our common stock or the sales proceeds from our common stock are distributed to the individual participants.  The time of distribution for these amounts is determined by the participant, and generally these amounts are expected to be distributed after the retirement of the participant.  Currently, we have a significant net operating loss carryover for tax purposes and, therefore, such deferrals do not have any current effect on the taxes paid by us.

We receive a deduction for tax purposes for the value of the 401(k) Stock Awards granted each year.

Policies Regarding Equity Awards

Grant Timing

The Compensation Committee does not time, nor has the Compensation Committee in the past timed, equity grants in coordination with the release of material non-public information.  Instead, we grant equity at the time or times dictated by our normal compensation process as developed by the Compensation Committee.

Beginning in 2007, the Compensation Committee changed to the practice of making all equity grants to our Senior Executives in May of each year.  This allows the Compensation Committee and its independent compensation consultant time to review the compensation packages of executive officers at the Peer Group companies, as reported in the Peer Group companies’ respective proxy statements and audited financial statements filed during the first four months of each year.  The Compensation Committee has concluded that it is more important and efficient to review total Senior Executive compensation and the award of long-term equity incentive awards at one time rather than perform a preliminary review in February with other employees with a final adjustment in May, as had been done before 2007.  The Compensation Committee has concluded that the efficiency gained by having only one grant date with respect to our Senior Executives is more important than any perceived disparity in the grant prices, whether higher or lower, of long-term equity incentive awards granted to our Senior Executives in May as compared to grants to other employees in February.  The Compensation Committee has considered the impact of any such disparity and has concluded that any disparity is acceptable since the number of Annual Stock Awards and SARs granted to our Senior Executives is determined based on the value of the long-term equity incentive awards, and such value will take into account any changes in grant prices which have occurred over such period.

None of our employees have attempted to time long-term equity incentive award grants by making grant recommendations to the Compensation Committee.  Certain Senior Executives are authorized to make requests to the Compensation Committee regarding awards for new professional personnel as part of the hiring process, to existing personnel who are promoted, or where market conditions could reduce our ability to retain key personnel.  However, these are market driven occurrences and not timing issues, and such Senior Executives only provide recommendations that may or may not be acted upon by the Compensation Committee.

Stock Ownership Requirements

We do not maintain stock ownership requirements for our Senior Executives, Other Corporate Officers or directors.  Historically, our Senior Executives have always held substantial amounts of our common stock, as shown in the table below.  The Compensation Committee has elected not to impose a minimum ownership threshold for our common stock since our Senior Executives have historically shown their commitment to being substantial stockholders.  Furthermore, as we continue to expand our executive officer group in response to the expanding opportunities, the Compensation Committee does not want to limit our ability to attract new personnel.  The Compensation Committee has also determined that it is not in our best interest to impose any hold-until-retirement policy for long-term equity incentive awards.  None of the Peer Group companies impose such restrictions and adopting such restrictions would therefore put us at a competitive disadvantage.  If circumstances change, the Compensation Committee will review whether stock ownership requirements are appropriate for our Senior Executives, Other Corporate Officers and directors.

As of December 31, 2007, our Senior Executives held an average of 48 times their average base salary in value in our common stock, excluding any Option Awards or SARs.  The table below reflects the equity ownership of the Named Executive Officers as of December 31, 2007, as compared to their base salaries:

	Directly Owned and 401(k) Plan	Deferred Compensation Plan	Multiple of Base Salary (1)

John H. Pinkerton	644,415	544,371	117x
Jeffrey L. Ventura	47,063	166,565	27x
Mark D. Whitley	544	95,227	18x
Roger S. Manny	2,085	74,893	13x
Chad L. Stephens	130,326	100,008	45x

(1)

Based on data as of December 31, 2007. The multiple of salary is calculated by dividing the annual base salary of each Named Executive Officer into the product of the total number of shares of common stock owned multiplied times the market value of the common stock assuming a common stock value of $51.36 per share, the closing price of our common stock as of December 31, 2007.

Trading in the Company’s Stock Derivatives

It is our policy that directors and all officers, including our Senior Executives, may not purchase or sell options on our common stock, nor engage in short sales with respect to our common stock.  Trading by officers and directors in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our common stock is also prohibited.

Change in Control Arrangements

There are no employment agreements currently in effect between us and any employee, including any of our Senior Executives.  The employees, including our Senior Executives, are not covered under any general severance plan.  In the event a Senior Executive terminates employment, any severance benefits payable to him would be determined by the Compensation Committee in its discretion, unless such termination occurred following a change in control, in which case severance may be payable pursuant to the Range Resources Corporation Executive Change in Control Severance Benefit Plan (the “Management CIC Plan”).

In March 2005, the Board of Directors adopted the Management CIC Plan pursuant to which all our Senior Executives, Other Corporate Officers and certain other employees selected by the Compensation Committee (the “Management Group”) may be entitled to receive certain payments and benefits if there is a “Change in Control” of the Company and a member of the Management Group is terminated other than for “Cause” or resigns for “Good Reason” within the “Protection Period.”  The terms Change in Control, Cause, Good Reason, and Protection Period, as used in the Management CIC Plan, are defined in the section of this Proxy Statement entitled “Potential Payments upon Termination and Change in Control.”  If a member of the Management Group is terminated without Cause or for Good Reason within the Protection Period, that participant will receive:

•                  a lump sum payment equal to (i) the participant’s “benefit multiple” multiplied by (ii) the sum of (A) the average of the bonuses paid or awarded to the participant for the three prior fiscal years plus (B) the participant’s base salary; and

•                  for a period of years equal to the participant’s “benefit multiple,” continued participation in any medical, dental, life, disability, and any other insurance arrangement for the participant (and, if applicable, the participant’s spouse and minor children) in which such person(s) were participating immediately prior to (x) the date of the participant’s termination as determined under the Management CIC Plan, or, if greater, (y) the occurrence of the Change in Control.

The “benefit multiples” applicable to the Named Executive Officers are as follows: Mr. Pinkerton – three; Mr. Ventura – three; Mr. Whitley – two; Mr. Manny – two and one-half; and Mr. Stephens – two.  In addition, all non-vested equity based compensation awards held by each participant will automatically vest upon the occurrence of a Change in Control regardless of whether or not the participant is later terminated.

Explanation of Significant Components of Management CIC Plan

In 2005, the Compensation Committee reviewed the change in control arrangements maintained by the members of the Peer Group for 2005. Based on that review, the Compensation Committee determined that 98% of the companies within the Peer Group for 2005 provided change in control protection or employment agreements to their executive officers.  Of the companies included in the Peer Group for 2007, 95% provide for change of control or employment agreements.  The prevalence of change in control protection or employment agreements within the oil and gas exploration and production industry may be attributable to the historically high industry merger and consolidation rate.  Changes in control are common among exploration and production companies and change in control arrangements are a significant and customary component of compensation that is necessary to attract experienced employees.  The Compensation Committee therefore determined that we would be at a significant disadvantage in attracting and retaining executive officers and key technical professionals if we did not provide similar change in control protection.  As a result, the Compensation Committee decided that it was in our best interests to adopt the Management CIC Plan, which it believes fairly balances our and the participants’ interests.  The Compensation Committee concluded that a uniform plan applicable to all members of the Management Group was more efficient than negotiating separate change in control agreements with each corporate officer or other key employee.

The rationale behind the design of the material provisions of our Management CIC Plan is described below.  A more detailed description of these provisions is provided in the section of this Proxy Statement entitled “Potential Payments upon Termination and Change in Control.”

•                  Change of Control Trigger.  The Compensation Committee determined that, in order for the Management CIC Plan to be fair to our interests, any payments thereunder should occur only after a “double trigger” event.  This means that no cash severance or benefit continuance will be received under the Management CIC Plan unless both (i) a Change in Control occurs and (ii) the participant is terminated within the “Protection Period.”

•                  Definition of “Change in Control.”  The Compensation Committee developed the definition of Change in Control in consultation with our legal counsel.  Under this definition, a Change in Control does not occur unless the transaction potentially triggering a Change in Control is actually consummated.

•                  Benefit Multiple.  The Compensation Committee determined the “benefit multiple” applicable to the Named Executive Officers (in the amounts set forth above) based on the payment multiples for comparable positions with the companies in the Peer Group for 2005.  The three times multiple selected for our CEO and COO was the dominant multiple used by members of the Peer Group for 2005 with respect to comparable positions.  The Compensation Committee also determined that, based on the range in multiples paid to chief financial officers by other members of the Peer Group for 2005, our CFO should receive a two and one-half times multiple, which is the mid point of the range.  Similarly, the “benefit multiples” for our Other Corporate Officers were set at two times, based on the multiples used by members of the Peer Group for 2005.

•                  Protection Period.  The Compensation Committee reviewed the variety of protection periods provided by companies in the Peer Group for 2005.  The protection periods ranged from six months to five years for those companies reporting the length of the protection period in their proxy materials.  Twenty percent of the reporting companies used a one-year protection period, 50% used a two-year protection period and 20% used a two and one-half to three-year protection period.  The Compensation Committee believed that in our circumstances any terminations would most likely occur within the first 12 months after the consummation of a Change in Control.  Therefore, the Compensation Committee determined that an extended protection period over 12 months was not necessary.

•                  Tax Gross Up.  After reviewing change in control arrangements entered into by a broad group of our competitors and the potential for the erosion of the benefits otherwise provided under the Management CIC Plan, the Compensation Committee determined that any change in control arrangement would be largely ineffective without a tax gross up that would allow the members of the Management Group to actually realize the benefits of the Management CIC Plan.  The Management CIC Plan provides for the payment of a tax-gross up to participants if amounts payable under the Management CIC Plan or payable pursuant to other arrangements between the participant and the Company (the “Change in Control Payments”) would result in excess parachute payments under of Section 280G of the Code.  This tax-gross up entitles the participants to additional payments in an amount equal to (i) any excise tax that would be imposed on such members of the Management Group under Section 4999 of the Code (the “4999 Excise Tax”) with respect to the Change in Control Payments, (ii) all federal, state, and local taxes applicable to our payment of any 4999 Excise Taxes, and (iii) any additional 4999 Excise Tax amounts that are assessed by reason of our payment of the tax gross-up.  The intent of the tax gross-up is to provide members of the Management Group after deduction of any 4999 Excise Tax on the Change in Control Payments and of any income, payroll, or excise taxes on our payment of the 4999

Excise Tax, with a net payment equal to the total Change in Control Payments.  The average W-2 income of an individual over the five years preceding a change in control will affect the amount of the individual’s 4999 Excise Tax.  All other factors being equal, higher historical taxable compensation will result in a lower 4999 Excise Tax (and, hence, a lower tax gross up).  Members of the Management Group’s W-2 income is minimized because we (i) place all Annual Stock Awards, Bonus Stock Awards, Initial Employment Stock Awards and Matching Stock Awards in our Active Deferred Compensation Plan, (ii) encourage our Senior Executives to retain their Option Awards and SARs for the long-term, and (iii) expect our Senior Executives to defer portions of their current salaries into the Active Deferred Compensation Plan to replace pension benefits that we does not provide.  Significant additions to W-2 income do not occur unless a Senior Executive exercises Option Awards or SARs.  In 2007, Option Awards for our Senior Executives who have been with the Company for five years began to expire.  Our Senior Executives will be required to exercise these expiring Option Awards or allow them to expire.  With the appreciation of the stock price, significant value has accrued under such Option Awards.  Upon the exercise of such Option Awards, it is expected that significant taxable income will accrue that will increase W-2 income.  With the increases in W-2 taxable reportable income, the five-year average base compensation amount will be increased.  Therefore, beginning in 2007 and continuing each year thereafter, the five-year base for 280G calculations will increase and potentially reduce the tax reimbursement calculations made as of December 31, 2007 and in future years.  For a detailed discussion of these excise taxes and gross up payments see the section of this Proxy Statement entitled “Potential Payments Upon Termination and Change in Control.”

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management.  Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement.

                        Kevin S. McCarthy, Chair
                        Charles L. Blackburn
                        Allen Finkelson

Summary Compensation Table

The following Summary Compensation Table includes total compensation for calendar years 2007, 2006 and 2005 for our Named Executive Officers, who are prescribed by the SEC to be (i) our CEO, our principal executive officer, (ii) our CFO, our principal financial officer, and (iii) our three most highly compensated executive officers other than our principal executive and financial officers serving as executive officers at the end of 2007.

The Compensation Committee’s approval cycle for awarding compensation to our Named Executive Officers (and all other employees) does not conform to a calendar year because the Compensation Committee generally delays salary adjustments and the final determination of equity grants until May of the year following the calendar year being reviewed.  The Compensation Committee delays the final performance review process until it can obtain audited financial statements of the Peer Group companies to determine the Company’s relative performance to the actual results of the Peer Group and also obtain comparative compensation data from each Peer Group company’s proxy statement.  As a result of the difference in the Compensation Committee’s approval cycle from the calendar year, the “Stock Awards” and “Option Awards” presented for each calendar year in columns (e) and (f) of the Summary Compensation Table, respectively, actually related to the Compensation Committee’s final performance review process for the prior calendar year.

We do not provide a pension plan nor do we pay above market or preferential earnings on our Named Executive Officers’ non-qualified deferred compensation plan accounts.   Therefore, column (b) covering “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” has been deleted from the SEC-prescribed table format.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (3) (4)	Non- Equity Incentive Plan Compensation (2)	All Other Compensation (5)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)

John H. Pinkerton	2007	$503,077	$—	$1,145,554	$1,563,293	$950,000	$97,362	$4,259,286
President & CEO	2006	$480,000	$—	$467,012	$1,530,751	$837,000	$118,120	$3,432,883
	2005	$450,385	$576,000	$90,089	$1,549,627	$—	$99,942	$2,766,043

Jeffrey L. Ventura	2007	$383,077	$—	$669,590	$861,690	$730,000	$62,483	$2,706,840
EVP & COO	2006	$360,000	$—	$293,713	$910,090	$610,000	$52,103	$2,225,906
	2005	$325,385	$360,000	$103,588	$772,084	$—	$48,519	$1,609,575

Mark D. Whitley	2007	$264,423	$—	$786,559	$330,885	$300,000	$46,984	$1,728,821
SVP	2006	$248,077	$—	$647,752	$261,879	$260,000	$45,680	$1,463,388
(hired 12/28/05)	2005	$—	$—	$—	$—	$—	$—	$—

Roger S. Manny	2007	$287,308	$—	$323,636	$444,761	$330,000	$48,306	$1,434,011
SVP & CFO	2006	$266,923	$—	$139,519	$541,181	$279,000	$48,970	$1,275,593
	2005	$233,269	$200,000	$42,250	$453,237	$—	$38,663	$967,419

Chad L. Stephens	2007	$249,423	$—	$259,039	$379,667	$285,000	$48,182	$1,221,311
SVP	2006	$230,385	$—	$120,373	$410,612	$241,000	$53,467	$1,055,837
	2005	$207,885	$180,000	$30,423	$436,774	$—	$43,814	$898,896

(1)          The information presented is applicable to payments that are actually paid or accrued during the calendar year or, with respect to voluntary salary deferrals, vested during the calendar year.  The amounts shown as “Salary” in column (c) are the sums of actual base salary payments for each of our Named Executive Officers which were paid during the calendar year.  These amounts reflect different annual salaries because of the timing of our salary adjustments.  The annual salaries for each of our Named Executive Officers during the periods presented are presented in the section of this Proxy Statement entitled “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Salaries.”

(2)          The amounts shown as “Bonus” and “Non-Equity Incentive Plan Compensation” in columns (d) and (g) are equal to the cash incentive awards granted by the Compensation Committee for each of our Named Executive Officer’s performance for the applicable calendar year.  While these awards are based on performance criteria established by the Compensation Committee, the actual amounts awarded are not determined until February of the year following the calendar year being evaluated.  These amounts were accrued during the calendar year being evaluated on an estimated basis and then adjusted to reflect the actual amounts awarded.  The cash incentive awards for 2006 and 2007 constitute “Non-Equity Incentive Plan Compensation” since these awards were determined and paid in accordance with our 2005 Plan, which complies with Section 162(m) of the Code.  We refer to awards paid under the 2005 Plan as “Annual Incentive Awards.”  The cash incentive awards for 2005 are characterized as “Bonus” since we did not have a plan in place which was compliant with Section 162(m) of the Code until our stockholders approved our 2005 Plan at the annual meeting of stockholders in May 2005.

(3)          The amounts shown as “Stock Awards” and “Option Awards” in columns (e) and (f) reflect the value of Annual Stock Awards, Initial Employment Stock Awards and the Option Awards/SARs that vested during the calendar year and were recognized as an expense in accordance FAS 123R (or, with respect to 2005, that would have been recognized as an expense in accordance FAS 123R had FAS 123R been in effect in for such year).  The values reflected in the Summary Compensation Table for such awards are the same values that we use in our financial statements for these awards to our Named Executive Officers and all other employees, except that any adjustments for estimated forfeitures are disregarded in determining the amounts reflected in the Summary Compensation Table.  Our Named Executive Officers did not forfeit any Annual Stock Awards, Initial Employment Stock Awards or Option Awards/SARs during 2007, 2006 or 2005.  Recipients of the Stock Awards reported in column (e) are entitled to receive dividends paid in respect of such shares.

(4)          “Option Awards” disclosed in the Summary Compensation Table represent both Option Awards issued prior to June 2005 and SARs issued in and after June 2005.

(5)          The amounts included as “All Other Compensation” in column (i) include amounts paid during the calendar year as (i) matching contributions to our Active Deferred Compensation Plan (which may be paid in cash or Matching Stock Awards, at the election of our participating employees), (ii) our 401(k) Plan matching contribution, (iii) our 401(k) profit sharing discretionary contribution (which the Compensation Committee may elect to fund in cash or 401(k) Stock Awards), (iv) executive disability plan premiums and (v) any other perquisites.  We have identified four perquisites provided to our Senior Executives – secretarial services for personal affairs, occasional use of Company-owned facilities or equipment, relocation benefits and reimbursed approved spousal travel expenses to attend certain Company functions.  We have not paid any relocation benefits for any of our Named Executive Officers in the past three years.  For a detailed description of each component included in “All Other Compensation” see the section of this Proxy Statement entitled “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Other Benefits and Perquisites.”  For a detailed discussion of matching contributions to our Active Deferred Compensation Plan see the section of this Proxy Statement entitled “— Non-Qualified Deferred Compensation Plans.”  401(k) Stock Awards are discussed in the section of this Proxy Statement entitled “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Other Benefits and Perquisites” which follows these two tables.  Recipients of the awards reported in column (i) are entitled to receive dividends paid in respect of such shares.

Grants of Plan-Based Awards

The Grants of Plan-Based Awards Table should be read in conjunction with the Summary Compensation Table.  The Grants of Plan-Based Awards Table discloses the total number of Annual Stock Awards, Matching Stock Awards, SARs and 401(k) Stock Awards actually granted in 2007 to each of our Named Executive Officers.  The Summary Compensation Table reflects only that portion of each outstanding award recognized for financial statement reporting purposes during 2007 and each period shown.  The value of the awards in the Grants of Plan-Based Awards Table are shown at the grant date fair value of the award determined in accordance with FAS 123R.  The dollar value of Bonus Stock Awards is not shown in the Grants of Plan-Based Awards Table below, but is included in the “Non-Equity Incentive Plan Compensation” in column (g) of the Summary Compensation Table.  The dollar value of Matching Stock Awards and 401(k) Stock Awards are shown in the Grants of Plan-Based Awards Table below and are included as “All Other Compensation” in column (i) of the Summary Compensation Table.

Columns (f), (g) and (h) covering “Estimated Future Payments Under Equity Incentive Plan Awards” have been deleted from the SEC-prescribed table format since the Compensation Committee did not grant any such awards during 2007.

GRANTS OF PLAN-BASED AWARDS

							All Other
							Option
					All Other		Awards:	Exercise
					Stock Awards:		Number of	or Base	Grant Date Fair
					Number of		Securities	Price of	Value of
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Shares of		Underlying	Option	Stock and
					Stock		Options	Awards	Options
Name	Grant Date	Threshold	Target	Maximum	or Units (1)		(1)(2)	($ /Sh)	Awards (3)
(a)	(b)	(c)	(d)	(e)	(i)		(j)	(k)	(l)

John H. Pinkerton		$260,000	$520,000	$1,040,000
	02/21/07				1,528	(4)			$48,010
	05/23/07				61,348	(5)			$2,332,451
	05/23/07						172,518	$38.02	$2,052,125
	06/08/07				60	(4)			$2,281
	12/18/07				223	(6)			$10,523

Jeffrey L. Ventura		$200,000	$400,000	$800,000
	02/21/07				1,146	(4)			$36,007
	05/23/07				36,533	(5)			$1,388,985
	05/23/07						102,733	$38.02	$1,227,978
	06/08/07				60	(4)			$2,281
	12/18/07				224	(6)			$10,571

Mark D. Whitley		$82,500	$165,000	$330,000
	02/21/07				796	(4)			$25,010
	05/23/07				16,390	(5)			$623,148
	05/23/07						46,089	$38.02	$550,906
	06/08/07				38	(4)			$1,444
	12/18/07				223	(6)			$10,523

Roger S. Manny		$90,000	$180,000	$360,000
	02/21/07				859	(4)			$26,990
	05/23/07				18,479	(5)			$702,572
	05/23/07						51,965	$38.02	$621,143
	06/08/07				46	(4)			$1,748
	12/18/07				224	(6)			$10,571

Chad L. Stephens		$78,000	$156,000	$312,000
	02/21/07				748	(4)			$23,502
	05/23/07				13,482	(5)			$512,586
	05/23/07						37,913	$38.02	$453,178
	06/08/07				38	(4)			$1,444
	12/18/07				223	(6)			$10,523

(1)          2006 was the first year in which we provided our 2005 Plan, an annual cash incentive award program for Non-Equity Incentive Plan Awards designed to comply with Section 162(m) of the Code.  The Threshold, Target and Maximum dollar amounts for these awards are shown in columns (c), (d) and (e), respectively, for 2007.  The actual Annual Incentive Awards paid under the 2005 Plan and applicable to the 2007 performance period were determined by the Compensation Committee in February 2008.  These awards are disclosed as “Non-Equity Incentive Plan Compensation” in column (g) of the Summary Compensation Table for 2007 compensation.  The estimated payout amounts reflected in the Grants of Plan-Based Awards Table reflect the amounts that could be paid under the Compensation Committee approved payout ranges for 2008 performance, subject to any changes in salaries of our Named Executive Officers.  For a detailed description of the performance criteria associated with the Annual Incentive Awards please see the section of this Proxy Statement entitled “— Compensation Discussion and Analysis — Components of Executive Compensation — Performance Based Annual Incentive Awards.”  For a detailed description of Annual Stock Awards and SARs granted on May 23, 2007 please see the section of this Proxy Statement entitled “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Stock Awards, Option Awards and SARs.”

(2)          All awards in this column are SARs.

(3)          The grant date fair value of the “Stock Awards” and “Option Awards” are determined in accordance with FAS 123R.  The “Stock Awards” set forth in the Grants of Plan-Based Awards Table are valued at the closing price of our common stock on the date such awards were approved by the Compensation Committee.  SARs are valued using a Black-Scholes-Merton model. Under the Black-Scholes-Merton model, various factors are used in determining the value of the awards, including the closing price of our common stock on the date such awards were approved by the Compensation Committee.  In 2007, we used 3.55 years as the life of SARs for the Black-Scholes-Merton model for financial reporting purposes in order to reflect the average holding period for SARs using the simplified method under FAS 123R.  However, in determining the relative value for purposes of determining the number of awards to any employees, including our Named Executive Officers, the Compensation Committee valued SARs based upon the actual five-year term of the award.  The Compensation Committee makes corresponding adjustments to the Peer Group companies’ reported equity awards to make Peer Group data comparable for the Compensation Committee’s analysis.

(4)          These awards are shares of our common stock granted as Matching Stock Awards.  The dollar value of Matching Stock Awards granted to each of our Named Executive Officers is included in the Summary Compensation Table under column (i) as “All Other Compensation.”  When Matching Stock Awards were granted on February 21, 2007 and June 8, 2007, the closing price of our common stock was $31.42 and $38.01, respectively.  For a detailed description of matching contributions to our Active Deferred Compensation Plan (which may be paid in cash or Matching Stock Awards, at the election of our participating employees) see the section of this Proxy Statement entitled “— Non-Qualified Deferred Compensation Plans.”

(5)          When Annual Stock Awards were granted on May 23, 2007, the closing price of our common stock was $38.02.  For a detailed description of Annual Stock Awards granted on May 23, 2007 see the section of this Proxy Statement entitled “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Stock Awards, Option Awards and SARs.”

(6)          When 401(k) Stock Awards were granted on December 18, 2007, the closing price of our common stock $47.19.  The dollar value of 401(k) Stock Awards granted to each of our Named Executive Officers are included in the Summary Compensation Table under column (i) as “All Other Compensation.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Salaries

Salary changes for our Named Executive Officers for the periods presented are as follows:

•                  The Compensation Committee set Mr. Pinkerton’s base salary at $375,000 per annum on February 11, 2004.  On February 14, 2005 the Compensation Committee increased his salary to $430,000.  On April 18, 2005 the Compensation Committee increased his salary to $480,000.  The Compensation Committee did not adjust his salary in 2006.  On May 23, 2007 the Compensation Committee increased his salary to $520,000.

•                  The Compensation Committee set Mr. Ventura’s base salary at $240,000 on February 11, 2004.  On February 14, 2005 the Compensation Committee increased his salary to $300,000.  On April 18, 2005 the Compensation Committee increased his salary to $360,000.  The Compensation Committee did not adjust his salary in 2006. On May 23, 2007 the Compensation Committee increased his salary to $400,000.

•                  The Compensation Committee set Mr. Whitley’s base salary at $250,000 per annum upon his employment on December 28, 2005.  The Compensation Committee did not adjust his salary in 2006.  On May 23, 2007 the Compensation Committee increased his salary to $275,000.

•                  The Compensation Committee set Mr. Manny’s base salary at $185,000 on February 11, 2004.  On February 14, 2005 the Compensation Committee increased his salary to $225,000.  On April 18, 2005 the Compensation Committee increased his salary to $250,000.  On February 21, 2006 the Compensation Committee increased his salary to $270,000.  On May 23, 2007 the Compensation Committee increased his salary to $300,000.

•                  The Compensation Committee set Mr. Stephens’ base salary at $180,000 on February 11, 2004.  On February 14, 2005 the Compensation Committee increased his salary to $210,000.  On April 18, 2005 the Compensation Committee increased his salary to $225,000.  On June 8, 2006 the Compensation Committee increased his salary to $235,000. On May 23, 2007 the Compensation Committee increased his salary to $260,000.

Annual Incentive Awards

The Compensation Committee approved the Annual Incentive Awards for 2007 on February 12, 2008 based upon the performance criteria established during the first quarter of 2007 in accordance with the provisions of Section 162(m) of the Code.  For a detailed discussion of the performance criteria established with respect to the 2007 Annual Incentive Awards, please refer to the section of  this Proxy Statement entitled “— Compensation Discussion and Analysis — Components of Executive Compensation — Performance Based Annual Incentive Awards.”

The Annual Incentive Awards were paid pursuant to the achievement of performance targets established under our 2005 Plan and therefore are reported in the Summary Compensation Table in column (g) as “Non-Equity Incentive Plan Compensation.”  The Annual Incentive Awards were paid 75% in cash and 25% as an Unvested Annual Incentive Award.

The Unvested Annual Incentive Awards are contributed to each Senior Executive’s Active Deferred Compensation Plan account and each Senior Executive can elect whether the awards will be contributed in cash or an equivalent value in our restricted common stock (creating a Bonus Stock Award).  For each of our Senior Executives, the Unvested Annual Incentive Awards (whether made in cash or Bonus Stock Awards) will vest if the Senior Executive remains employed with us through January 2, 2009, without any further performance requirements.  Bonus Stock Awards were valued at $58.60 per share, which was the closing price of our common stock on February 12, 2008, the date the Compensation Committee approved the Annual Incentive Awards.  Although Bonus Stock Awards are subject to vesting, we recognize the full expense of such awards in the calendar year to which such awards apply for financial reporting purposes.  Since Bonus Stock Awards constitute a portion of the Annual Incentive Awards, no amounts in respect of Bonus Stock Awards are included in “Stock Awards” in column (e) in the Summary Compensation Table.  Recipients of Bonus Stock Awards are entitled to receive dividends in respect of such shares.

The following table sets forth the total amount of cash and Bonus Stock Awards paid to our Named Executive Officers as Annual Incentive Awards for 2007 performance.

	Paid in Cash	Paid in Bonus Stock Awards	Number of Shares

John H. Pinkerton	$712,500	$237,500	4,052
Jeffrey L. Ventura	$547,500	$182,500	3,114
Mark D. Whitley	$225,000	$75,000	1,279
Roger S. Manny	$247,500	$82,500	1,407
Chad L. Stephens	$213,750	$71,250	1,215

The following table sets forth the total amount of cash and Bonus Stock Awards paid to our Named Executive Officers as Annual Incentive Awards for 2006 performance.  Bonus Stock Awards were valued at $31.42 per share, which was the closing price of our common stock on February 21, 2007, the date the Compensation Committee approved the Annual Incentive Awards.

	Paid in Cash	Paid in Bonus Stock Awards	Number of Shares

John H. Pinkerton	$627,750	$209,250	6,659
Jeffrey L. Ventura	$457,500	$152,500	4,853
Mark D. Whitley	$195,000	$65,000	2,068
Roger S. Manny	$209,250	$69,750	2,219
Chad L. Stephens	$180,750	$60,250	1,917

The Compensation Committee approved the cash incentive awards for 2005 in February 2006 based upon the performance criteria established by the Compensation Committee in February 2005 in accordance with our Annual Business Plan for 2005.  Since we did not have a stockholder-approved plan in place which was compliant with Section 162(m) of the Code prior to 2006, these cash incentive awards are characterized as “Bonus” in column (c) in the Summary Compensation Table for 2005.  Each Senior Executive’s cash incentive awards, including those of our Named Executive Officers for 2005, was paid 75% in cash and 25% as an amount contributed to the Senior Executive’s deferred compensation plan account.  Each Senior Executive made an election as to whether the amount credited to his deferred compensation plan account would be credited in cash or an equivalent value in our restricted common stock (creating a Bonus Stock Award).  For each of our Senior Executives, the amount credited to his deferred compensation plan account (whether paid in cash or Bonus Stock Awards) vested on January 2, 2007.  Bonus Stock Awards were valued at $25.10 per share, which was the closing price of our common stock on February 17, 2006, the date the Compensation Committee approved the cash incentive awards.  Recipients of Bonus Stock Awards are entitled to receive dividends in respect of such shares.

The following table sets forth the total amount of cash and Bonus Stock Awards paid to each Named Executive Officer as cash incentive awards for 2005 performance.  Mr. Whitley is not included in the table because we hired him December 28, 2005 and therefore he did not receive a cash incentive award for 2005 performance.

	Paid in Cash	Paid in Bonus Stock Awards	Number of Shares

John H. Pinkerton	$432,000	$144,000	5,737
Jeffrey L. Ventura	$270,000	$90,000	3,585
Roger S. Manny	$150,000	$50,000	1,992
Chad L. Stephens	$135,000	$45,000	1,792

Stock Awards, Option Awards and SARs

As part of our long-term incentive compensation program, we make unvested discretionary contributions to the rabbi trust for our deferred compensation plan on behalf of our Senior Executives, other Corporate Officers and Key Professional Employees.  All recipients can elect to receive these contributions in the form of Annual Stock Awards or cash.  All of our Named Executive Officers have elected to receive Annual Stock Awards.  Annual Stock Awards are within the scope of FAS 123R.  Therefore, the amount of Annual Stock Awards recognized for financial reporting purposes (or, with respect to 2005, would have been recognized in accordance with FAS 123R) during each calendar year period is reported in column (e) of the Summary Compensation Table.  The value reflected in the Summary Compensation Table as “Stock Awards” is the FAS 123R value of Annual Stock Awards that vested during each calendar year for each of our Named Executive Officers.  These amounts were associated with Annual Stock Awards granted over several years.  In contrast, the Grants of Plan-Based Awards Table reflects the grant date fair value of only those Annual Stock Awards granted to our Named Executive Officers during 2007 that will vest in the future.

The value of SARs for each calendar year shown in the Summary Compensation Table is also based upon the amount recognized for financial reporting purposes in accordance with FAS 123R (or, with respect to 2005, would have been recognized in accordance with FAS 123R).  SARs reported in column (f) of the Summary Compensation Table for 2007 reflect the FAS 123R values of SARs that vested during each calendar year for each of our Named Executive Officers.  In contrast, the Grants of Plan-Based Awards Table reflects the grant date fair value of only those SARs granted to our Named Executive Officers during 2007 that will vest in the future.

Annual Stock Awards are granted at the closing price of our common stock on the date of the grant and vest 30% on the first anniversary of the date of grant, 30% on the second anniversary of the date of grant and 40% on the third anniversary of the date of grant, unless vesting is accelerated in accordance with a change in control as described in the section of this Proxy Statement entitled “— Potential Payments upon Termination and Change in Control.”  Recipients of Annual Stock Awards are entitled to receive dividends paid in respect of such shares.  SARs have a five-year term and vest on the same schedule as Annual Stock Awards.  The values of Annual Stock Awards and SARs are based on the grant date fair value of the awards determined in accordance with FAS 123R.  We use the grant date fair value for financial reporting purposes, except that such grant date fair values are amortized over the vesting periods for each respective award adjusted for any historical rates of forfeitures.  Please refer to Note 12 to our financial statements as of December 31, 2007 as filed on Form 10-K as to the assumptions used in determining the Black-Scholes-Merton values of SARs.  Our Named Executive Officers report the shares of our common stock issued as Annual Stock Awards on Form 4 as each award is made to our Active Deferred Compensation Plan.

During 2007, the Compensation Committee granted the following Annual Stock Awards and SARs to our Named Executive Officers.

	Annual Stock Awards				SARs
	Date	Fair Value per Share	Shares Granted	Grant Date Fair Value	Date	Grant Price	Fair Value per Share	SARs Granted	Grant Date Fair Value

John H. Pinkerton	05/23/07	$38.02	61,348	$2,332,451	05/23/07	$38.02	$11.9531	172,518	$2,062,125

Jeffrey L. Ventura	05/23/07	$38.02	36,533	$1,388,985	05/23/07	$38.02	$11.9531	102,733	$1,227,978

Mark D. Whitley	05/23/07	$38.02	16,390	$623,148	05/23/07	$38.02	$11.9531	46,089	$550,906

Roger S. Manny	05/23/07	$38.02	18,479	$702,572	05/23/07	$38.02	$11.9531	51,965	$621,143

Chad L. Stephens	05/23/07	$38.02	13,482	$512,586	05/23/07	$38.02	$11.9531	37,913	$453,178

Annual Stock Awards and SARs granted on May 23, 2007 were a result of the Compensation Committee’s final determination of the performance of our Named Executive Officers for the 2006 calendar year.  In determining our performance and our Named Executive Officers’ performance for 2006, the Compensation Committee took into consideration our $1.66 drillbit finding and development cost which ranked at the 95th percentile of the Peer Group for 2006; our 20% growth in debt-adjusted reserve growth per share which ranked at the 88th percentile of the Peer Group for 2006; our 25% growth in cash flow per share which ranked at the 83rd percentile of the Peer Group for 2006, our 4% increase in our common stock price for the year which ranked at the 72nd percentile of the Peer Group for 2006 and our 4% growth in debt-adjusted production growth per share which ranked at the 50% percentile of the Peer Group for 2006.  Although we did not achieve the highest performance in any one of the categories, when computing an overall average weighting of each category on an equal basis for the companies in the Peer Group for 2006 for all the categories combined, we achieved the highest percentile rank of 78th.  Based upon our 2006 comparative results to the Peer Group for 2006, the Compensation Committee concluded that each Senior Executive’s level of compensation would be initially based upon the 90th percentile.

When calculating total compensation for executive officers with corresponding comparable positions at companies in the Peer Group for 2006, the amount used by Compensation Committee in valuing the options or SARs for each such executive officer was the amount disclosed in the applicable company’s 2007 proxy.  If such an amount was not disclosed, the Compensation Committee used an amount calculated utilizing the Black-Scholes-Merton methodology using the actual term of each respective award and the average volatility of the common stock of the Peer Group for 2006.  Such amounts are generally greater than the value determined in accordance with FAS 123R.

Based upon our performance and a comparison of the compensation of each of our Named Executive Officers to the total compensation of companies in the Peer Group for 2006, the Compensation Committee determined to grant Annual Stock Awards and SARs to finalize total compensation for our 2006 performance.  The Compensation Committee granted long-term equity incentive awards for each of our Senior Executives equal to the difference between (i) the total targeted compensation for the Senior Executive as determined by the Compensation Committee from the corresponding comparative executive officer positions from the Peer Group for 2006 and (ii) the sum of the Senior Executive’s 2006 total cash compensation and Annual Incentive Award for 2006 performance.

The table below summarizes (a) the value of each of our Named Executive Officer’s total compensation for 2006 as determined by the Compensation Committee, and (b) various measures of the total compensation received by executive officers with corresponding comparable positions at companies in the Peer Group for 2006.

	Total Value of Compensation for 2006 Performance	90th Percentile Of Peer Group	Comparable Range of Total Compensation For Peer Positions	Median of Total Compensation For Peer Positions
		(millions)	(millions)	(millions)

John H. Pinkerton	$6,100,000	$8.6	$1.2 to $17.3	$4.0
Jeffrey L. Ventura	$3,800,000	$3.9	$0.6 to $10.0	$2.0
Mark D. Whitley	$1,800,000	$2.0	$0.3 to $11.0	$1.2
Roger S. Manny	$2,000,000	$2.1	$0.4 to $12.2	$1.3
Chad L. Stephens	$1,550,000	$1.5	$0.4 to $1.6	$1.0

After determining the initial total compensation for each Senior Executive for 2006 performance, the Compensation Committee reviewed with the independent compensation consultant the relative differences among total compensation amounts for all of our Senior Executives, especially between our CEO and our other Senior Executives.  The Compensation Committee determined that relative differences in the total compensation provided to our Senior Executives were reasonable (including, for example, the fact that the total compensation amounts for our COO was approximately 62% of the total compensation for our CEO) before finalizing total compensation for each Senior Executive.

For a list of those companies included in the Peer Group for 2006, please refer to the section of this Proxy Statement entitled “— Compensation Discussion and Analysis — Components of Executive Compensation – Determination of Total Executive Compensation.”

During 2006 the Compensation Committee granted the following Annual Stock Awards and SARs to our Named Executive Officers.

	Annual Stock Awards				SARs
	Date	Fair Value per Share	Shares Granted	Grant Date Fair Value	Date	Grant Price	Fair Value per Share	SARs Granted	Grant Date FairValue

John H. Pinkerton	02/27/06	$24.32	42,000	$1,021,440	02/27/06	$24.32	$10.1366	100,800	$1,021,769
	06/08/06	$24.20	34,238	$828,560	06/08/06	$24.20	$10.0866	81,344	$820,484

Jeffrey L. Ventura	02/27/06	$24.32	21,969	$534,286	02/27/06	$24.32	$10.1366	52,726	$534,462
	06/08/06	$24.20	20,897	$505,707	06/08/06	$24.20	$10.0866	49,645	$500,749

Mark D. Whitley	—	$—	—	$—	—	$—	$—	—	$—

Roger S. Manny	02/27/06	$24.32	12,563	$305,532	02/27/06	$24.32	$10.1366	30,150	$305,618
	06/08/06	$24.20	7,003	$169,473	06/08/06	$24.20	$10.0866	16,642	$167,861

Chad L. Stephens	02/27/06	$24.32	11,938	$290,332	02/27/06	$24.32	$10.1366	28,650	$290,414
	06/08/06	$24.20	4,532	$109,674	06/08/06	$24.20	$10.0866	10,762	$108,552

The Compensation Committee did not grant Mr. Whitley any Annual Stock Awards or SARs during 2006 due to the number of Initial Employment Stock Awards and SARs the Compensation Committee granted to him upon his employment with us on December 28, 2005.

During 2005, the Compensation Committee granted the following Annual Stock Awards, Initial Employment Stock Awards, Option Awards and SARs to our Named Executive Officers.

	Annual and Initial Employment Stock Awards					Option Awards / SARs (1)
	Date	Fair Value per Share	Shares Granted		Grant Date Fair Value	Date	Grant Price	Fair Value per Share	Option Awards / SARs Granted	Grant Date Fair Value

John H. Pinkerton	07/01/05	$17.93	8,813		$158,044	02/15/05	$15.52	$7.7604	140,625	$1,091,306
						07/01/05	$17.93	$8.9671	140,625	$1,260,998

Jeffrey L. Ventura	07/01/05	$17.93	5,907		$105,930	02/15/05	$15.52	$7.7604	72,000	$558,749
						07/01/05	$17.93	$8.9671	72,000	$645,631

Mark D. Whitley	12/28/05	$25.91	100,000	(2)	$2,591,000	12/28/05	$25.91	$12.9600	60,000	$777,600

Roger S. Manny	07/01/05	$17.93	3,000		$53,800	02/15/05	$15.52	$7.7604	41,625	$373,027
						07/01/05	$17.93	$8.9671	41,625	$373,256

Chad L. Stephens	07/01/05	$17.93	3,000		$53,800	02/15/05	$15.52	$7.7604	39,375	$305,566
						07/01/05	$17.93	$8.9671	39,375	$353,080

(1)	Option Awards disclosed in the above table represent both Option Awards issued prior to June 2005 and SARs issued in and after June 2005.

(2)	Represent Initial Employment Stock Awards to Mr. Whitley which vest equally over a four-year period.

Other Benefits and Perquisites

We do not provide any pension benefits to any of our employees.  However, all of our full-time employees may receive matching contributions, payable in cash, in an amount equal to 50% of their before-tax contributions to our 401(k) Plan up to a maximum matching contribution of 3% of their base salaries, excluding bonuses and subject to the maximum allowable deferrals set forth in the Code.  The Compensation Committee also considers a profit sharing contribution to our 401(k) Plan in December of each year.  Historically, the profit sharing contribution has been based upon 3% of employees’ salaries paid.  The allocation of the profit sharing contribution incorporates a coordination with Social Security benefits which provides for the highest paid employees, whose compensation considered for purposes of the 401(k) Plan was limited to $225,000 in 2007, an allocated benefit of 4.7%.  In addition, our Senior Executives, Other Corporate Officers, directors and certain Key Professional Employees specifically selected by the Compensation Committee may defer all or portions of their current compensation into our Active Deferred Compensation Plan in order to provide for retirement and wealth accumulation planning.  The Compensation Committee selects the group of employees each year that are permitted to participant in the Active Deferred Compensation Plan.  Historically we have matched up to 10% of a participant’s salary deferrals to encourage the deferral of current compensation by our Senior Executives and other participating employees for retirement.  Our match on the voluntary deferrals under the Active Deferred Compensation Plan is contingent upon each participant making the maximum voluntary contributions permissible to our 401(k) Plan.

We provide other benefits such as medical, dental and life insurance and group disability coverage to all eligible employees, including each of our Named Executive Officers.  We provide supplemental individual executive disability policies for our Senior Executives, which increases each Senior Executive’s disability payments above the $180,000 maximum under the group disability plan.  Such supplemental coverage varies for each Senior Executive.  The value of this supplemental coverage is detailed later in this Proxy Statement in the section entitled “Other Post-Employment Payments.”

We provide our Named Executive Officers and other Senior Executives with the following perquisites: (i) secretarial service for personal affairs, (ii) occasional use of Company-owned facilities or equipment, (iii) relocation benefits and (iv) reimbursement for approved spousal travel expenses.  We provide club membership dues and other expenses to certain of our Senior Executives to the extent these dues and expenses are related to the conduct of our business.  Incidental personal club use is permitted, but our Senior Executives are responsible for all charges for personal use and such charges are not reimbursed.  Subject to the approval of the Board of Directors, we pay for spouses to accompany our directors and our Named Executive Officers to certain of the Board of Directors meetings and functions.

To determine the aggregate incremental costs for personal secretarial services we multiplied the total of the cash salary, bonus and benefits of the employees involved times the percentage of such employees’ time estimated to be spent on personal secretarial services.  We determined the aggregate incremental costs for the personal use of Company-owned facilities based upon whether we incurred any incremental costs due to the use by any Named Executive Officer of the facilities.  As part of our Barnett Shale drilling program in May 2006, we acquired the drilling and surface rights to approximately 2,000 acres in Hood County, Texas.  Once the property is fully developed for oil and gas production, we intend to sell the surface rights to the property.  During the interim period, all of our employees and their guests are allowed to use the property for recreational activities, including hunting and fishing, provided that we are released from all liabilities from recreational use by employees.  During 2007, the Named Executive Officers who used the property for personal use were Messrs. Pinkerton, Manny and Stephens.  There was no incremental cost to us attributable to their personal use.  In addition, we hosted two Company-sponsored events on the property for our employees and vendors during 2007 that were paid for by us.

We do not provide the following types of perquisites: country clubs, company-furnished automobiles or drivers, personal use of aircraft, security staff or systems outside our offices, reimbursed personal tax or financial advice, or tax gross ups on benefits paid (although certain tax gross ups are potentially payable with respect to the Management CIC Plan and the deferred compensation plans).  No amounts have been paid to our Named Executive Officers within the last three years for any relocation assistance.

“All Other Compensation” for the 2007 calendar year is composed of the following components.  Such amounts reflect the amounts actually paid or accrued during 2007 although certain amounts are subject to vesting.

	Active Deferred Compensation Plan Match	401(k) Plan Profit Sharing	401(k) Plan Match	Executive Disability Premium	Personal Secretarial Services	Spousal Travel	Personal Use of Company Facilities	Total

John H. Pinkerton	$50,291	$10,523	$7,750	$4,444	$21,709	$2,645	$—	$97,362
Jeffrey L. Ventura	$38,288	$10,571	$7,750	$3,925	$—	$1,949	$—	$62,487
Mark D. Whitley	$26,455	$10,523	$7,558	$2,448	$—	$—	$—	$47,036
Roger S. Manny	$28,738	$10,571	$4,773	$3,073	$—	$1,151	$—	$48,310
Chad L. Stephens	$24,946	$10,523	$4,264	$2,283	$6,166	$—	$—	$48,182

In December 2006 each of our Named Executive Officers elected to receive Matching Stock Awards (in an amount up to 10% of their salary) for any voluntary deferrals of their calendar year 2007 salaries to our Active Deferred Compensation Plan.  The amounts shown in the table above as “Active Deferred Compensation Plan Match” reflect the dollar value of these Matching Stock Awards on the date that such matchable amounts were deducted from each payroll period in 2007.  The number of shares of our common stock related to these Matching Stock Awards is shown in the Grants of

Plan-Based Awards Table for each of our Named Executive Officers.  Matching Stock Awards vest ratably over a three-year period beginning with the year such awards were contributed to our deferred compensation plan.  Our Named Executive Officers report the shares of our common stock issued as Matching Stock Awards on Form 4 as each match is made to our Active Deferred Compensation Plan.

Our 401(k) Plan has a profit sharing component which the Compensation Committee may each year elect to fund in the form of 401(k) Stock Awards or cash.  For 2007, the Compensation Committee elected to fund the profit sharing component with 401(k) Stock Awards.  The amounts shown in the table above as “401(k) Plan Profit Sharing” reflect the dollar value of 401(k) Stock Awards on the date that such awards were contributed to our 401(k) Plan.  The number of shares of our common stock related to these 401(k) Stock Awards are shown in the Grants of Plan-Based Awards Table for each of our Named Executive Officers.  By the time an employee reaches his or her fourth anniversary of employment with us, all current and future amounts contributed by us to the 401(k) Plan (whether as cash or 401(k) Stock Awards) are fully vested. Our Named Executive Officers report the shares of our common stock issued as 401(k) Stock Awards on Form 4 as each award is contributed to our 401(k) Plan.

“All Other Compensation” for the 2006 calendar year is composed of the following components.  Such amounts reflect the amounts actually paid or accrued during 2006 although certain amounts are subject to vesting.

	Active Deferred Compensation Plan Match	401(k) Plan Profit Sharing	401(k) Plan Match	Executive Disability Premium	Personal Secretarial Services	Spousal Travel	Personal Use of Company Facilities	Total

John H. Pinkerton	$47,991	$9,427	$7,500	$2,704	$43,839	$6,659	$—	$118,120
Jeffrey L. Ventura	$35,993	$9,427	$4,569	$1,615	$—	$499	$—	$52,103
Mark D. Whitley	$25,056	$9,427	$5,769	$—	$—	$5,428	$—	$45,680
Roger S. Manny	$26,681	$9,427	$4,581	$1,199	$—	$7,082	$—	$48,970
Chad L. Stephens	$23,066	$9,427	$4,200	$607	$10,482	$5,685	$—	$53,467

In connection with the Active Deferred Compensation Plan, our Named Executive Officers elected in December 2005 to receive Matching Stock Awards as to any voluntary deferrals up to 10% of their salary in 2006.  The dollar amounts shown reflect the value of the Matching Stock Awards on the date that such matchable amounts are deducted from each payroll period.  The number of shares underlying the dollar amount is reflected in the Grant of Plan-Based Awards Table for each of our Named Executive Officers.  The match for 2006 under the Active Deferred Compensation Plan vests one-third at the end of December 31, 2006, one-third at the end of December 31, 2007 and the final one-third at the end of December 31, 2008.

“All Other Compensation” for the 2005 calendar year is composed of the following components.  Such awards reflect the amounts actually paid or accrued during 2005 although certain amounts are subject to vesting.  Mr. Whitley is not included in the following table because he did not join the Company until December 28, 2005.

	Active Deferred Compen-sation Plan Match	401(k) Plan Profit Sharing	401(k) Plan Match	Executive Disability Premium	Personal Secretarial Services	Spousal Travel	Personal Use of Company Facilities	Total

John H. Pinkerton	$45,048	$9,353	$7,000	$2,704	$35,283	$554	$—	$99,942
Jeffrey L. Ventura	$32,529	$9,353	$4,361	$1,615	$—	$661	$—	$48,519
Roger S. Manny	$23,317	$9,353	$4,258	$1,199	$—	$536	$—	$38,663
Chad L. Stephens	$20,788	$9,235	$3,900	$607	$9,284	$—	$—	$43,814

Outstanding Equity Awards

The Outstanding Equity Awards Table reflects each of our Named Executive Officers’ unvested long-term equity incentive awards at December 31, 2007 on an individual award basis.  The market values of “Stock Awards” in column (h) were determined using the closing price of $51.36 of our common stock on December 31, 2007.  The Compensation Committee has not approved any repricing or any modification of any outstanding award during 2007.

Columns (d), (i) and (j) covering unearned equity incentive plan awards have been deleted from the SEC-prescribed table format since we did not have any such awards outstanding as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards (1)				Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not
Name	Exercisable	Unexercisable	Exercise Price	Date (2)	(#)		Vested
(a)	(b)	(c)	(e)	(f)	(g)		(h)

John H. Pinkerton	54,364	—	$1.7500	03/11/09	3,526	A	$181,095
	67,387	—	$1.2917	04/10/10	23,967	A	$1,230,945
	89,999	—	$4.4467	02/12/11	29,400	A	$1,509,984
	262,499	—	$3.4600	04/01/12	61,348	A	$3,150,833
	255,688	—	$6.9867	02/11/09	6,659	B	$342,006
	84,374	56,250	$15.5200	02/15/10	638	M	$32,768
	84,375	56,250	$17.9333	07/01/10	1,059	M	$54,390
	30,240	70,560	$24.3200	02/27/11
	24,404	56,940	$24.2000	06/08/11
	—	172,518	$38.0200	05/23/12
	953,330	412,518			126,597		$6,502,022

Jeffrey L. Ventura	19,228	—	$4.3333	07/14/08	2,364	A	$121,415
	140,999	—	$6.9867	02/11/09	14,628	A	$751,294
	43,199	28,800	$15.5200	02/15/10	15,378	A	$789,814
	43,200	28,800	$17.9333	07/01/10	36,533	A	$1,876,335
	15,818	36,908	$24.3200	02/27/11	4,853	B	$249,250
	14,894	34,751	$24.2000	06/08/11	478	M	$24,550
	—	102,733	$38.0200	05/23/12	804	M	$41,293
	277,338	231,992			75,038		$3,853,952

Mark D. Whitley	36,000	24,000	$25.9100	12/28/10	16,390	A	$841,790
(hired 12/28/05)	—	46,089	$38.02	05/23/12	2,068	B	$106,212
					50,000	E	$2,568,000
					312	M	$16,024
					556	M	$28,556
	36,000	70,089			69,326		$3,560,583

Roger S. Manny	89,999	—	$4.6667	10/01/08	1,200	A	$61,632
	80,999	—	$6.9867	02/11/09	4,902	A	$251,767
	24,974	16,650	$15.5200	02/15/10	8,794	A	$451,660
	24,975	16,650	$17.9333	07/01/10	18,479	A	$949,081
	9,045	21,105	$24.3200	02/27/11	2,219	B	$113,968
	4,993	11,649	$24.2000	06/08/11	355	M	$18,233
	—	51,965	$38.0200	05/23/12	604	M	$31,021
	234,985	118,019			36,553		$1,877,362

	Option Awards (1)				Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not
Name	Exercisable	Unexercisable	Exercise Price	Date (2)	(#)		Vested
(a)	(b)	(c)	(e)	(f)	(g)		(h)

Chad L. Stephens	45,000	—	$4.4467	02/12/11	1,200	A	$61,632
	41,640	—	$2.9533	02/19/12	3,172	A	$162,914
	62,338	—	$6.9867	02/11/09	8,357	A	$429,216
	23,624	15,750	$15.5200	02/15/10	13,482	A	$692,436
	23,625	15,750	$17.9333	07/01/10	1,917	B	$98,457
	8,595	20,055	$24.3200	02/27/11	306	M	$15,716
	3,229	7,533	$24.2000	06/08/11	524	M	$26,913
	—	37,913	$38.0200	05/23/12	—
	208,051	97,001			28,958		$1,487,283

(1)          “Option Awards” disclosed in the above table represent both Option Awards issued prior to June 2005 and SARs issued in and after June 2005.

(2)          “Option Awards” granted prior to May 23, 2002 vested over a three-year period at the rate of 30% over the first two years and 40% over the third year but had a term of 10 years.  “Option Awards” and SARs granted on or after May 23, 2002 vest over the same period but have a term of five years.  “Option Awards” are listed in chronological order as granted.

Annual Stock Awards (designated as “A” in the table), Option Awards and SARs vest over a three-year period at the rate of 30% over the first two years and 40% over the third year.  We made one grant of Annual Stock Awards to each Named Executive Officer in 2005, two grants in 2006 and one grant in 2007.  Annual Stock Awards are listed in chronological order as granted.  Option Awards and SARs have a term of five years.  Bonus Stock Awards (designated as “B” in the table) do not vest until January 2, 2008.  As part of his initial compensation arrangement in 2005, Mr. Whitley received Initial Employment Stock Awards of 100,000 shares of our common stock (designated as “E” in the table) which vest ratably over four years. Matching Stock Awards (designated as “M”) in the table vest ratably over a three-year period beginning with the year such awards were contributed to our deferred compensation plan.  Matching Stock Awards are listed in chronological order for the matches made in 2006 and 2007.

Option Exercises and Stock Vested During 2007

The Option Exercises and Stock Vested Table reflect Options Awards actually exercised and Annual Stock Awards, Bonus Stock Awards, Initial Employment Stock Awards and Matching Stock Awards vested for each of our Named Executive Officers during 2007.  No SARs were exercised during 2007.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
(a)	(b)	(c)	(d)	(e)

John H. Pinkerton (2)	351,889	$12,445,830	38,963	$1,344,698
Jeffrey L. Ventura (3)	130,772	$3,202,661	23,502	$816,721
Mark D. Whitley	—	$—	25,590	$1,315,937
Roger S. Manny	—	$—	11,807	$406,995
Chad L. Stephens (4)	72,956	$2,852,930	10,524	$361,084

(1)          The “Stock Awards” included in the vesting amounts shown in this table are from (i) Annual Stock Awards granted during 2004 through 2006, (ii) Bonus Stock Awards subject to additional vesting until January 3, 2007 and (iii) Matching Stock Awards for 2005 through 2007.  Mr. Whitley had 25,000 shares which vested on December 28, 2007 from his Initial Employment Stock Awards in 2005 which vested ratably over four years.  Since the Summary Compensation Table reflects the FAS 123R value of the “Stock Awards” over the period of time that such awards vest, a significant portion of the dollar amounts shown as realized on vesting is duplicative of the amounts that are shown in the Summary Compensation Table for different periods of time.  The table below reflects the vested value which is in excess of the actual values on the date of grant which would have been reflected in the Summary Compensation Tables for the calendar periods 2004 through 2007.

(2)          The Option Awards Mr. Pinkerton exercised during 2007 represent options granted from March 11, 1999 through February 11, 2004.  Such Option Awards had exercise prices that ranged from $1.29 to $6.99 per option share.  Of the 351,889 Option Awards Mr. Pinkerton exercised during 2007, he retained ownership of 301,889 shares as of December 31, 2007.  Mr. Pinkerton sold the remaining 50,000 shares during the year.  The pro forma value in accordance with FAS 123R of the 351,889 Option Awards exercised that would have been reflected in the Summary Compensation Table for the years 1999 through 2007 would be $729,119.

(3)          The Option Awards Mr. Ventura exercised during 2007 represent options granted on his initial date of employment, July 14, 2003.  Such Option Awards had an exercise price of $4.33 per option share.  Of the 130,772 Option Awards Mr. Ventura exercised during 2007, he retained ownership of 50,000 shares as of December 31, 2007.  The remaining shares were sold upon exercise to pay for the exercise price and tax withholding generated upon the exercise along with certain tax planning strategies.  The pro forma value in accordance with FAS 123R of the 130,772 Option Awards exercised that would have been reflected in the Summary Compensation Table for the years 2003 through 2006 would be $534,422.

(4)          The Option Awards Mr. Stephens exercised during 2007 represent options granted from February 12, 2003 through February 11, 2004.  Such Option Awards had exercise prices that ranged from $3.89 to $6.99 per option share.  Of the 72,956 Option Awards Mr. Stephens exercised during 2007, he retained ownership of 34,311 shares as of December 31, 2007.  The remaining shares were sold upon exercise to pay for the exercise price and tax withholding generated upon the exercise along with certain tax planning strategies.  The pro forma value in accordance with FAS 123R of the 72,956 Option Awards exercised that would have been reflected in the Summary Compensation Table for the years 2003 through 2007 would be $199,528.

All of the vesting of awards reflected in the Option Exercises and Stock Vested Table as “Stock Awards” during 2007 would be reflected in the Summary Compensation Table for the years 2004 through 2007 if all the years were presented.  For each of our Named Executive Officers, the table below reflects the difference between the price of our common stock on the date of vesting of each award and the date of grant of each award.  Due to the increase in our stock price since the end of 2002 when our common stock price was $3.56, our Named Executive Officers have been able to realize additional amounts in their deferred compensation plan accounts from electing to receive Annual Stock Awards, Bonus Stock Awards, Initial Employment Stock Awards and Matching Stock Awards, as described more fully below in the section entitled “Non-Qualified Deferred Compensation Plan.”  We hold all of our common stock shown as “Stock Awards” in the Option Exercises and Stock Vested Table in our deferred compensation plans.

	Value Realized on Vesting in 2007(1)	Value on Date of Grant (2)	Appreciation Realized in Excess of Date of Grant

John H. Pinkerton	$1,344,698	$887,551	$457,147
Jeffrey L. Ventura	$816,721	$531,565	$285,156
Mark D. Whitley	$1,315,937	$664,914	$651,023
Roger S. Manny	$406,995	$267,750	$139,245
Chad L. Stephens	$361,084	$236,194	$124,890

(1)	This amount is the total fair market value of the “Stock Awards” on the dates such “Stock Awards” vested during 2007 and is shown in the Option Exercises and Stock Vested Table.

(2)

This is the amount of the vested “Stock Awards” that would have been reflected in various other compensation tables. This amount is the fair market value of the “Stock Awards” on the date such “Stock Awards” were granted during 2004 to 2006. This amount would have been reflected on the Grants of Plan-Based Awards Table historically for awards granted in 2004 to 2006 if such table was presented for those periods. The value on the date of grant is the value of the “Stock Awards” being amortized in accordance with FAS 123R. A portion of the date of grant date fair value of the “Stock Awards” is reflected in the Summary Compensation Table during the period which the “Stock Awards” vest.

Non-Qualified Deferred Compensation Plans

Generally, our Named Executive Officers elect at the time they make their compensation deferrals into the deferred compensation plans (including the deferral of the unvested portion of annual bonuses) whether to receive our matching contribution under such plans in cash or in the form of our common stock (creating a Matching Stock Award).  There are two types of matching contributions that may be made under the Active Deferred Compensation Plan: (i) matching contributions that would have been made to our 401(k) Plan except for the limits applicable to such contributions under the Code (“Qualified Plan Excess Matching Contributions”) and (ii) discretionary matching contributions (“Discretionary Matching Contributions”).  Qualified Plan Excess Matching Contributions equal 50% of our Named Executive Officers’ elective deferrals to our 401(k) Plan not in excess of 6% of their base salaries, up to a maximum matching contribution of 3% of their base salaries, less the matching contributions actually made on their behalf to our 401(k) Plan.  Qualified Plan Excess Matching Contributions vest over a three-year period at the rate of 40% for the first two years and 20% for the final year based upon each person’s initial employment date with us.  All of our Named Executive Officers are fully vested in the 401(k) match amounts.  Discretionary Matching Contributions equal to 100% of our Named Executive Officers’ voluntary deferrals to the Active Deferred Compensation Plan, up to 10% of our Named Executive Officers’ compensation paid during the calendar year and each year’s match vests over a three-year period, commencing with the year the matching contribution is made, at the rate of 33-1/3% each year.  Therefore, to the extent that our Named Executive Officers elected to receive their matching contribution in the form Matching Stock Awards, vesting of the Matching Stock Award for 2005 through 2007 is reflected as to each respective Named Executive Officer in the Options Exercised and Stock Vested Table above.

All Annual Stock Awards, Bonus Stock Awards, Initial Employment Stock Awards and Matching Stock Awards are automatically contributed as discretionary contributions to our Active Deferred Compensation Plan.  Therefore, upon the vesting of any such awards, any appreciation or depreciation in value that would otherwise be realized is deferred under the terms of the Active Deferred Compensation Plan and will be distributed pursuant to the terms of the Active Deferred Compensation Plan as described below.

As discussed previously, our deferred compensation plans consist of an Active Deferred Compensation Plan and a Frozen Deferred Compensation Plan.  The Frozen Deferred Compensation Plan holds amounts contributed to such plan and vested prior to January 1, 2005 and is not subject to the terms of section 409A of the Code as enacted by the American Jobs Creation Act of 2004.  The Active Deferred Compensation Plan was adopted by the Compensation Committee in late 2004 and is subject to the terms of Section 409A of the Code.  The Active Deferred Compensation Plan currently conforms to the regulations and guidance issued to date under section 409A of the Code.  The Internal Revenue Service issued final regulations under section 409A of the Code during 2007 that will likely require modifications to the Active Deferred Compensation Plan during 2008.  The Compensation Committee must approve any amendments to the Active Deferred Compensation Plan.

Our Named Executive Officers may elect to make two types of deferral elections under our Active Deferred Compensation Plan referred to as (i) Non-Qualified Plan Deferrals and (ii) Qualified Plan Excess Deferrals.  Generally, such deferral elections must be made prior to the beginning of the calendar year and are irrevocable for the duration of such calendar year.

Non-Qualified Plan Deferrals may be made as a dollar or percentage amount of our Named Executive Officer’s “Compensation.”  Compensation is defined as our Named Executive Officer’s gross salary including any commissions, bonuses or awards paid by us after the Named Executive Officer becomes eligible to participate in the Active Deferred Compensation Plan.  Separate deferral elections may be made with respect to our Named Executive Officers’ bonus and salary.  Our Named Executive Officers are fully vested in their Non-Qualified Plan Deferrals.

Qualified Plan Excess Deferrals consist of elective deferrals and employer matching contributions that may not be made under our 401(k) Plan due to the limits on such contributions under sections 401(k)(3) or 401(m)(2) of the Code (regarding the actual deferral percentage test and the actual contribution percentage tests).  Qualified Plan Excess Deferrals are subject to the compensation limit applicable to the Company’s 401(k) Plan under section 401(a)(17) of the Code, which was $225,000 for 2007.  In order to be eligible to make Qualified Plan Excess Deferrals, our Named Executive Officers must have made the maximum voluntary contributions permissible to our 401(k) Plan.  Our Named Executive Officers will be fully vested in that portion of their Qualified Plan Excess Deferrals that are attributable to excess elective deferrals under our 401(k) Plan and will vest in that portion of their Qualified Plan Excess Deferrals that are attributable to excess matching contributions under our 401(k) Plan (i.e., the Qualified Plan Excess Matching Contributions described above) over a three year period at the rate of 40% for each of the first two years and 20% for the third year.  By the time an employee reaches his or her fourth anniversary of employment with us all current and future Qualified Plan Excess Deferrals are fully vested.

The Compensation Committee may also elect to make discretionary contributions to the Active Deferred Compensation Plan on behalf of our Named Executive Officers.  These contributions may be made in the form of matching contributions (i.e., the Discretionary Matching Contributions described previously).  Any such discretionary contributions will be subject to vesting and any other terms specified by the Compensation Committee.  Discretionary Matching Contributions will vest on a class-year basis over a three-year period at the rate of 33-1/3% each year, commencing with the year in which the contribution is made.  In addition, our Named Executive Officers will become fully vested in their Discretionary Matching Contributions upon reaching age 65, death or disability (as defined in the Active Deferred Compensation Plan).  Our Named Executive Officers will forfeit all discretionary or matching contributions, irrespective of the attainment of age 65, disability or death, if their employment with the Company terminates for gross misconduct or if they engage in unlawful business competition with the Company.

Amounts contributed to the deferred compensation plans and earnings thereon are contributed to a rabbi trust, which is a grantor trust the assets of which may only be used to pay benefits under the deferred compensation plans or to satisfy the claims of our creditors in the event of our insolvency.  Thus, we have set aside the assets to fund the benefits payable under the deferred compensation plans.  Our Named Executive Officers are generally entitled to direct the investment of their deferred compensation plan accounts on a daily basis generally in the same investment funds as are offered under our 401(k) Plan.  However, Annual Stock Awards, Bonus Stock Awards, Initial Employment Stock Awards and Matching Stock Awards may not be invested out of our common stock until the later of vesting or the date that is one year from the date such awards were made to the applicable plan.  If a Named Executive Officer fails to specify the manner in which his deferred compensation plan accounts will be invested, such accounts are invested in the same manner as his contributions under our 401(k) Plan.  The table below shows the investment funds available under our 401(k) Plan and our deferred compensation plans and their annual rate of return for the calendar year ended December 31, 2007, as reported by the administrator of the plans.

	Rate of Return
Investment Fund	401(k) Plan	Deferred Compensation Plan

Alger Small Cap Growth Institutional Fund	14.93%	14.93%
AllianceBernstein International Value Fund	5.26%	5.26%
Allianz NFS Small Cap Value Fund	6.13%	6.13%
Allianz OCC Renaissance Fund	5.57%	—
American Funds Growth	10.59%	10.59%
Calamos Convertible Growth & Income Fund	9.54%	—
Davis NY Venture Fund	4.97%	4.97%
DWS Core Fixed Income Fund	4.92%	4.92%
DWS Dreman High Return Fund	(1.14)%	(1.14)%
DWS Enhanced S&P 500 Index Fund	6.48%	—
DWS Equity 500 Index Fund	—	5.39%
DWS Gold & Precious Metals Fund	25.12%	—
DWS International Select Equity Fund	15.87%	15.87%
DWS LifeCompass 2015 Fund	—	4.22%
DWS LifeCompass 2020 Fund	—	4.41%
DWS LifeCompass 2030 Fund	—	3.99%
DWS LifeCompass Retirement Fund	—	4.42%
DWS Micro Cap Fund	7.18%	7.18%
DWS Mid Cap Growth Fund	7.92%	7.92%
DWS RREEF Real Estate Securities Fund	—	(15.89)%
DWS Stable Value Trust	—	4.46%
DWS Value Builder Fund	(8.92)%	(8.92)%
Federated Automated Cash Mgt. Trust	4.81%	—
Liberty Horizon Fund (1)	12.89%	—
Lord Abbett Mid-Cap Value Fund	0.42%	0.42%
Oppenheimer Global Fund	5.53%	5.53%
Oppenheimer Small & Mid Cap Value Fund	8.75%	—
PIMCO Real Return Fund	—	10.82%
Range Resources Corporation common stock	(2)	(2)

(1)          Returns from May 1, 2007 through December 31, 2007.

(2)          Range Resources Corporation common stock price activity for 2007 was as follows: closing price on December 31, 2007 was $51.36, closing price on September 28, 2007 was $40.66, closing price on June 29, 2007 was $37.41; closing price on March 31, 2007 was $33.40, closing price on December 29, 2006 was $27.46.  The appreciation in our common stock price for 2007 was 87%.

Benefits under the Active Deferred Compensation Plan will be paid at the time and form specified by our Named Executive Officers in accordance with the requirements of section 409A of the Code.  Such amounts may be paid in the form of a single lump sum payment or annual installments over a period of up to 10 years.  Amounts invested in our common stock and Annual Stock Awards, Bonus Stock Awards, Initial Employment Stock Awards, and Matching Stock Awards contributed to the Active Deferred Compensation Plan may be paid in shares of our common stock, with fractional shares in cash at the discretion of the Compensation Committee    If one of our Named Executive Officers fails to specify a time or form of distribution, such amounts will be paid upon termination of his employment in the form of a single lump sum payment.  Each of our Named Executive Officers may change the time and/or form of payment, by making an election with the plan administrator at least one year before the date his Active Deferred Compensation Plan accounts would be paid in accordance with the requirements of section 409A of the Code.  Any such subsequent deferral election must delay our Named Executive Officers’ benefit commencement date by at least five years.  In addition, the Active Deferred Compensation Plan permits our Named Executive Officers to obtain an earlier distribution in the event of Hardship as defined under the Active Deferred Compensation Plan.

Benefits under the Frozen Deferred Compensation Plan will be paid at the time and form specified by our Named Executive Officers.  Such amounts may be paid in the form of a single lump sum payment or annual installments over a period of up to 10 years.  Amounts invested in our common stock may be paid in shares of Company common stock with fractional shares in cash at the discretion of the Compensation Committee.    If one of our Named Executive Officers fails to specify a time or form of distribution, such amounts will be paid upon termination of his employment in the form of a single lump sum payment.  Each of our Named Executive Officers may change the time and/or form of payment, by making an election with the plan administrator at least one year before the date his Frozen Deferred Compensation Plan Accounts would be paid.  In addition, the Frozen Deferred Compensation Plan permits our Named Executive Officers to obtain an earlier distribution in the event of Hardship as defined under the Frozen Deferred Compensation Plan.  All of our Named Executive Officers have elected specific times of distribution rather than having their benefits distributed at termination of employment under the deferred compensation plans.

The accompanying table reflects the activity during the 2007 calendar year for each of our Named Executive Officers for the Frozen Deferred Compensation Plan shown as “F” in table and the Active Deferred Compensation Plan shown as “A” in the table.

NON-QUALIFIED DEFERRED COMPENSATION

		Executive Contributions in								Aggregate
		Last FY ($ )				Registrant		Aggregate		Withdrawals/	Aggregate
				Common		Contributions		Earnings in		Distributions	Balance at Last
Name	Plan	Cash ($ )		Stock ($ )		in Last FY ($ )		Last FY ($ )		($ )	FYE ($ )
		(b1)(1)		(b2)(2)		(c)(2)(3)		(d)(4)		(e)	(f)

John H. Pinkerton	F	—		—		—		$54,160	(5)	$—	$17,417,490
	F	—		—		—		$8,023,640	(6)
	A	$1,235	(7)	$209,250	(8)	$2,332,451	(9)	$26,788	(5)	$—	$10,761,949
	A					$48,010	(10)	$4,306,317	(6)
Total		$ 210,485				$2,380,461		$12,410,905		$—	$28,179,439

Jeffrey L. Ventura	F	—		—		—		$4,158	(5)	$—	$1,123,235
	F							$510,396	(6)
	A	$1,235	(7)	$152,500	(8)	$1,388,985	(9)	$18,851	(5)	$—	$7,492,027
	A					$36,007	(10)	$3,060,618	(6)
Total		$ 153,735				$1,424,992		$3,594,023		$—	$8,615,262

Mark D. Whitley	F	—		—		—		—		$—	$—
	A	$1,235	(7)	$65,000	(8)	$623,148	(9)	$11,702	(5)	$(653,181)	$4,936,655
	A					$25,010	(10)	$2,055,685	(6)
Total		$ 66,235				$648,158		$2,067,387		$(653,181)	$4,936,655

		Executive Contributions in								Aggregate
		Last FY ($ )				Registrant		Aggregate		Withdrawals/	Aggregate
				Common		Contributions		Earnings in		Distributions	Balance at Last
Name	Plan	Cash ($ )		Stock ($ )		in Last FY ($ )		Last FY ($ )		($ )	FYE ($ )
		(b1)(1)		(b2)(2)		(c)(2)(3)		(d)(4)		(e)	(f)

Roger S. Manny	F	—		—		—		$5,763	(5)	$—	$466,056
	F							$174,816	(6)
	A	$1,235	(7)	$69,750	(8)	$702,572	(9)	$8,795	(5)	$—	$3,488,322
	A					$26,990	(10)	1,407,515	(6)
Total		$ 70,985				$729,562		$1,596,889		$—	$3,954,378

Chad L. Stephens	F	—		—		—		$9,919	(5)	$—	$3,584,803
	F							$1,315,045	(6)
	A	$1,235	(7)	$60,250	(8)	$512,586	(9)	$6,781	(5)	$—	$2,840,698
	A					$23,502	(10)	$1,161,562	(6)
Total		$ 61,485				$536,088		$2,493,307		$—	$6,425,501

(1)          Column (b1) has been added to the table to reflect the amounts voluntarily deferred from cash compensation (i.e., salary or bonus) by our Named Executive Officers and Qualified Plan Excess Deferrals during 2007.

(2)          Column (b2) has been added to the table to reflect the value of Bonus Stock Awards awarded in February 2007.  Bonus Stock Awards vest January 2, 2008.  The Compensation Committee designates that 25% of each of our Senior Executives’ Annual Incentive Awards be placed in our Active Deferred Compensation Plan as an Unvested Annual Incentive Award.  Each our Senior Executives can elect whether the Unvested Annual Incentive Award will be contributed in cash or an equivalent value of our restricted common stock (creating a Bonus Stock Award).  During 2007, all our Named Executive Officers elected  Bonus Stock Awards.

(3)          Column (c) reflects the value of our common stock contributed by us as Annual Stock Awards and Matching Stock Awards.

(4)          The earnings from each of our Named Executive Officers’ deferred compensation plan account shown in column (d) represents the cash earnings or appreciation in market value from the investment funds and our common stock which our Named Executive Officers invest in under the deferred compensation plans.  Since our Named Executive Officers’ deferred compensation plan accounts have significant investments in our common stock, the plan earnings each year for each of our Named Executive Officers are significantly impacted by the change in our common stock price during that period.  The amounts of the appreciation in our common stock held in the Frozen and Active Deferred Compensation Plan accounts for each Named Executive Officer is segregated in the table for reference purposes.

(5)          Earnings from appreciation in market value, dividends and interest from mutual funds selected by each of our Named Executive Officers.

(6)          These amounts reflect appreciation in the value of our common stock held in the Frozen and Active Deferred Compensation Plan accounts.  As of December 31, 2007, the following numbers of shares our common stock were held in our Named Executive Officers’ deferred compensation plan accounts — 208,655 shares by Mr. Pinkerton; 145,211 shares by Mr. Ventura; 95,227 shares by Mr. Whitley; 67,579 shares by Mr. Manny and 55,010 shares by Mr. Stephens.

(7)          These amounts reflect Qualified Plan Excess Deferrals from our 401(k) Plan.

(8)          These amounts reflect the grant date fair value of Bonus Stock Awards determined in accordance with FAS 123R. These amounts are also included in the “Non-Equity Incentive Plan Compensation” in column (g) of the Summary Compensation Table for 2007 compensation.

(9)          These amounts reflect the grant date fair value of Annual Stock Awards determined in accordance with FAS 123R.  The Compensation Committee grants Annual Stock Awards each year to our Senior Executives.  Such awards are contributed to each of our Senior Executives’ accounts in the Active Deferred Compensation Plan.  Annual Stock Awards vest over a three–year period at the rate of 30% for each of the first two years and 40% the last year.  These amounts are shown in column (l) of the Grants of Plan-Based Awards Table.

(10)    Generally, our Named Executive Officers elect, at the time they make their compensation deferral elections under the Active Deferred Compensation Plan for the coming calendar year, whether to receive their matching contribution under such plan in cash or in the form of our common stock (creating a Matching Stock Award).  During 2007, all our Named Executive Officers elected Matching Stock Awards.  The dollar equivalent value of the Matching Stock Awards is shown in column (c) of the table.  Matching Stock Awards vest ratably over a three-year period beginning with the year such awards were contributed to our deferred compensation plan.  These amounts are shown in column (l) of the Grants of Plan-Based Awards Table and are included as “All Other Compensation” in column (i) in the Summary Compensation Table.

Voluntary contributions to our deferred compensation plans by our Named Executive Officers from salary, bonus and cash incentive awards from prior years have been reported in the Summary Compensation Tables for such prior years.  Messrs. Pinkerton and Stephens have participated in the deferred compensation plans since 1996.  Messrs. Ventura and Manny began participating in 2003 and Mr. Whitley began participating in 2005.

In the Non-Qualified Deferred Compensation Table, Annual Stock Awards and Bonus Stock Awards granted during 2007 are valued at the grant value fair value in accordance with FAS 123R.  Such amounts do not conform to the “Stock Awards” value shown in the Summary Compensation Table for 2007 because, among other reasons, the Summary Compensation Table reflects the grant date fair value of the “Stock Awards” that vested during 2007 in accordance with FAS 123R but were granted in prior periods.  Matching Stock Awards are reflected in the Summary Compensation Table (as “All Other Compensation” in column (i)) during the year such awards are contributed to our deferred compensation plan, although such awards are subject to future vesting.  The following table summarizes the historical amounts contributed to the deferred compensation plans that would be reflected in the Summary Compensation Table over time as valued in accordance with FAS 123R and the fair market value of the accounts as of December 31, 2007 for each of our Named Executive Officers.  The difference between these two amounts represents the appreciation of our common stock and other investment funds held in the deferred compensation plan account.

	Participant Since	Historic Values of Contributions to the Deferred Compensation Plans	Fair Market Value of Deferred Compensation Account as of December 31, 2007	Net Appreciation in the Account

John H. Pinkerton	1996	$6,435,271	$28,179,439	$21,744,168
Jeffrey L. Ventura	2003	$3,296,254	$8,615,262	$5,319,008
Mark D. Whitley	2005	$3,356,796	$4,936,655	$1,579,859
Roger S. Manny	2003	$1,662,257	$3,954,378	$2,292,121
Chad L. Stephens	1996	$1,541,167	$6,425,501	$4,884,334

Potential Payments upon Termination and Change in Control

There are no employment agreements currently in effect between us and any of our Named Executive Officers.  Our Named Executive Officers are not covered under any general severance plan.  In the event a Named Executive Officer terminates employment, any severance benefits payable to him would be determined by the Compensation Committee at its discretion, unless termination occurred following a Change in Control, in which case severance may be payable pursuant to our Management CIC Plan.

In March 2005, the Board of Directors adopted our Management CIC Plan pursuant to which all members of our Management Group, including our Named Executive Officers, may be entitled to receive certain payments and benefits if there is a Change in Control and a member of the Management Group is terminated other than for Cause or resigns for Good Reason.  Specifically under our Management CIC Plan, if a member of our Management Group is terminated without Cause or for Good Reason during the Protection Period, the participant will receive (a) a lump sum cash payment equal to (i) such person’s Benefit Multiple (which is set forth in the table below with respect to our Named Executive Officers) multiplied by (ii) the sum of (A) the participant’s Base Salary (as defined below) plus (B) the participant’s Bonus (the “Cash Payment”), and (b) for a period of years equal to the participant’s Benefit Multiple, continued participation in any medical, dental, life, disability or any other insurance arrangement for the benefit of the participant (and his spouse and minor children, if applicable) in which such person(s) were participating immediately prior to (x) the date of the participant’s termination as determined under our Management CIC Plan, or, if greater, (y) the occurrence of the Change in Control (the “Continued Benefits”).

The Cash Payment will be paid as soon as practicable following a member of our Management Group’s termination unless payment is required to be delayed for six months under Section 409A of the Code.  Further, the receipt of Continued Benefits is conditioned on the member of our Management Group paying to our Company the same premium amount for such benefits as such participant was required to pay prior to his termination, and the Continued Benefits will be limited and reduced to the extent that comparable coverage that does not result in greater out-of-pocket expenses to such participant is provided to such participant.  Our Management CIC Plan does not provide for any Cash Payments or Continued Benefits in the event a member of our Management Group is terminated due to death or Disability (as defined below).  A discussion of the Benefit Multiple selected for each of our Named Executive Officers can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Our Management CIC Plan also provides that, upon a Change in Control, all non-vested long-term equity incentive awards held by members of our Management Group, including our Named Executive Officers, automatically vest, regardless of whether or why any such participant terminates employment later.  In addition, any long-term equity incentive awards that so automatically vest and that provide for exercise by the recipient will remain exercisable, in the event a  participant’s employment is terminated, as follows: (i) in the case of long-term equity incentive awards granted on or after December 20, 2005, the long-term equity incentive awards will remain exercisable for the remaining term of such awards (except in the case of a termination for Cause) or (ii) in the case of long-term equity incentive awards granted prior to December 20, 2005, (A) if the termination of employment is without Cause, for Good Reason, or due to such  participant’s death or Disability on or after a Change in Control, the long-term equity incentive awards will remain exercisable for the lesser of (x) the remaining term of the award or (y) one year following the termination of employment or (ii) upon any voluntary termination of employment (other than for Good Reason) the long-term equity incentive awards will remain exercisable for the lesser of (x) the remaining term of the award, or (y) 30 days following the termination of employment.  Upon any termination of employment for Cause, the long-term equity incentive awards that otherwise would have vested under our Management CIC Plan will terminate.

In connection with the delivery of the Cash Payments under our Management CIC Plan, each member of our Management Group is required to execute and deliver to us a release that generally releases and discharges our Company (and its related entities and agents) from any and all claims (with certain limited exceptions) existing at any time prior to execution of the release.  Our Management CIC Plan also contains non-disparagement provisions pursuant to which each member of our Management Group and our Company have agreed not to disparage one another during the term of such person’s employment and thereafter.  Violation of the non-disparagement provisions entitles the wronged party to complete relief including injunctive relief, damages, and/or termination or return of payments made under our Management CIC Plan.

Our Management CIC Plan also provides for the payment of a tax-gross up to members of our Management Group, including our Named Executive Officers, in the event that Change in Control Payments would result in excess parachute payments under Section 280G of the Code.  This tax gross-up entitles members of our Management Group to additional payments in an amount equal to (i) any 4999 Excise Tax with respect to the Change in Control Payments, (ii) all federal, state, and local taxes applicable to our payment of any 4999 Excise Taxes, and (iii) any additional 4999 Excise Tax amounts that are assessed by reason of our payment of the tax gross-up.  The intent of the tax gross-up is to provide members of our Management Group, after deduction of any 4999 Excise Tax on our Change in Control Payments and of any income, payroll, or excise taxes on our payment of the 4999 Excise Tax, with a net payment equal to the total of our Change in Control Payments.

For purposes of our Management CIC Plan, the following terms have been assigned the meanings set forth below:

(i) “Change in Control” means (A) a person or group of persons becomes the beneficial owner of 35% or more of the then outstanding shares of our common stock or the combined voting power of the outstanding securities of our Company that are eligible to vote in the election of our Board of Directors, (B) a majority of the members of our Board of Directors is replaced during a 12-month period by directors who were not endorsed by a majority of the board members prior to their appointment, (C) the stockholders of our Company approve a reorganization, merger, consolidation, or disposition of all or substantially all of our assets or an acquisition of the assets of another corporation which is consummated (or, if stockholder approval is not required, the consummation of such a transaction), unless, immediately following the consummation of such transaction, the persons who were the beneficial owners of the outstanding shares of our common stock and the combined voting power of the outstanding securities of our Company immediately prior to such transaction continue to own more than 50% of, respectively, the outstanding shares of our common stock and the combined voting power of the outstanding securities of the company resulting from such a transaction, (D) approval by our stockholders of a complete liquidation or dissolution of our Company (or if stockholder approval is not required, the consummation of such a transaction), or (E) the public announcement or commencement of a tender or exchange offer by a person or group of persons for 50% or more of the outstanding voting securities of our Company, provided that one of the events described in (A)-(D) above occurs within one year thereof; in the event a member of our Management Group is terminated without Cause or for Good Reason in anticipation of a Change in Control and a Change in Control actually occurs, a Change in Control shall be deemed to have occurred on the date immediately prior to such person’s termination;

(ii) “Cause” means (A) an act of dishonesty that constitutes a felony, or (B) an act that results or that is intended to result in gain to or personal enrichment of the member of our Management Group at our expense;

(iii) “Good Reason” means (A) the assignment of duties to a member of our Management Group that are inconsistent with, or an action by our Company that results in the material diminution of, his position, authority, functions, duties or responsibilities immediately prior to the Change in Control without such person’s consent, (B) reduction of such person’s Base Salary or target opportunity under any bonus or incentive arrangement; (C) failure to permit such person to participate in any compensation plans, or to receive any employee benefits or perquisites, substantially equivalent to what other of our corporate officers in comparable positions participate in or receive, or (D) a change in a member of our Management Group’s principal place of employment, without consent, to a location more than 30 miles from his principal place of employment prior to the Change in Control;

(iv) “Protection Period” means, generally, the period beginning on the date of the occurrence of a Change in Control and ending on the last day of the twelfth full calendar month following the calendar month in which the Change in Control occurred;

(v) “Base Salary” means the member of our Management Group’s annual gross rate of pay, including vacation and holiday pay, sick leave compensation, and any amounts deferred to an employee benefit plan of our Company in effect immediately prior to (A) the member’s termination date or, (B) the occurrence of the Change in Control, but does not include any bonus, incentive pay, overtime, auto or travel allowance, or any other benefits or special allowances;

(vi) “Bonus” means the average of the annual bonus awards paid to the member of our Management Group for the three prior fiscal years immediately prior to (A) the member’s termination date or, if greater (B) the occurrence of the Change in Control; and

(vii) “Disability” means a disability under our long-term disability plan, if the member of our Management Group participates therein, or a determination by the plan administrator that such person is not able to perform the essential functions of his job (with or without reasonable accommodation) due to mental or physical incapacity for a period of 180 consecutive days.

The following table reflects the estimated payments due to each of our Named Executive Officers as of December 31, 2007, assuming, as applicable, that a Change in Control occurred and each of our Named Executive Officers was terminated without Cause effective December 31, 2007.  For these purposes, our common stock price was assumed to be $51.36, which was the closing price of our common stock on December 31, 2007.  The amounts below have been calculated using numerous assumptions that we believe are reasonable.  For purposes of the 280G calculation, it is assumed that no amounts will be treated as attributable to reasonable compensation and no value will be attributed to our Named Executive Officer executing a non-compete agreement.  The amount of the 4999 Excise Tax gross-up will change based upon when our Named Executive Officer’s employment with our Company is terminated because the amount of compensation subject to Section 280G of the Code will change.  Any actual payments that may be made pursuant to the arrangements described above are dependent on various factors, which may or may not exist at the time a Change in Control actually occurs and any of our Named Executive Officers are actually terminated.  Therefore, such amounts and disclosures should be considered “forward looking statements.”  If the following calculations were calculated using the W-2 taxable wage base for 2007 only rather than the previous five-year average, the potential excise tax gross-up amounts would be reduced by 51% due to the Named Executive Officers commencing to exercise the previous Option Awards and SARs granted as the expiration terms of such awards begin to approach.  The potential excise tax gross-up is greater as of December 31, 2007 than the prior year due to the 87% increase in our common stock price during 2007.

	Potential Change in Control Payments
	Change in Control Multiple	Cash Payments (1)	Value of Accelerated Awards (2)	Value of Welfare Benefits (3)	Potential Excise Tax Gross Up (4)	Total

John H. Pinkerton	3X	$3,423,000	$16,153,982	$47,703	$2,340,565	$21,965,250
Jeffrey L. Ventura	3X	$2,410,000	$9,161,068	$47,243	$1,571,562	$13,189,873
Mark D. Whitley	2X	$1,070,000	$4,786,193	$23,902	$954,797	$6,834,893
Roger S. Manny	2.5X	$1,274,167	$4,610,873	$32,429	$784,407	$6,701,876
Chad L. Stephens	2X	$894,000	$3,830,876	$18,356	$—	$4,743,232

(1)

Represents cash payments equal to Base Salary and Bonus, determined as of December 31, 2007, multiplied by the applicable Benefit Multiple. Such calculation averages the three bonuses paid as of December 31, 2007 which would be for the years 2004, 2005 and 2006. Payments under the Change in Control plan do not allow for “double dips” to our Named Executive Officers. A “double dip” would only occur if our Named Executive Officer had in place an election to distribute deferred compensation balances upon termination.

(2)   Represents the difference in value between the grant price and the 2007 year-end price of the common stock of $51.36 of the unvested Annual Stock Awards, Bonus Stock Awards, Initial Employment Stock Awards, Matching Stock Awards, Option Awards and SARs granted under any of our benefit plans vesting upon a Change in Control as of December 31, 2007.

(3)   Represents the value of the continuation of medical, dental, life, disability, and other insurance benefits for the length of one year multiplied by the applicable Benefit Multiple assuming a 5% increase per year.

(4)   Represents the amount of the 4999 Excise Tax gross-up payment necessary to result in our Named Executive Officers receiving the total Change in Control Payments.  If a Change in Control occurred causing the vesting of all awards to our Named Executive Officers, but none of our Named Executive Officers were terminated during the Protective Period, the only 4999 Excise Tax gross-up payments necessary would be at the following estimated amounts:  Mr. Pinkerton — $720,634; Mr. Ventura — $424,658 and Mr. Whitley — $444,225.

Our employees who are not covered in our Management CIC Plan (the “Employee Group”) may be entitled to receive more limited change in control payments under the Range Resources Corporation Employee Change in Control Severance Benefit Plan (the “Employee CIC Plan”) upon an involuntary termination of employment by us for other than Cause.  If any employee in the Employee Group is terminated by us, other than for Cause, within the Protection Period, the employee will receive a lump sum payment (the “Employee Payment”) equal to (i) six months of his or her total annual base salary, plus (ii) one-half of the average of the past two annual bonuses paid or awarded to the employee.  The same definitions used in our Management CIC Plan are used in our Employee CIC Plan.

As indicated above, none of our Named Executive Officers have elected payment of their benefits under our deferred compensation plans at termination of employment.  Consequently, none of our Named Executive Officers could simultaneously receive benefits under our Management CIC Plan and our deferred compensation plans.  However, our deferred compensation plans do provide for certain tax gross-up payments.  Specifically, if all or a portion of a participant’s deferred compensation plan account is paid prior to the date the participant otherwise elected to receive such payment (without the consent of the participant or his or her beneficiary) as a result of (i) the participant’s termination of employment other than for cause within 24 months of a Change in Control (as defined in our Management CIC Plan), (ii) the amendment of either of our deferred compensation plans in connection with a Change in Control, or (iii) the termination of either of our deferred compensation plans in connection with a Change in Control.  The balance of the accounts of our Named Executive Officers under the Deferred Compensation Plans as of December 31, 2007 is set forth in column (f) of the Non-Qualified Deferred Compensation Table.  The calculation of the tax gross-ups assume, pursuant to the terms of the Deferred Compensation Plans, a 35% federal income tax rate, a 1.45% Medicare tax rate, and 20% in additional taxes under Section 409A of the Code (with respect to amounts accelerated under the Active Deferred Compensation Plan).  The potential tax gross-ups for our Named Executive Officers with respect to their Frozen Deferred Compensation Plan accounts (identified by an “F”) and their Active Deferred Compensation Plan accounts (identified by an “A”) with respect to an accelerated distribution as of December 31, 2007, are as follows:  Mr. Pinkerton — $9,990,047 (F), $13,949,759 (A); Mr. Ventura — $644,247 (F), $9,711,250 (A); Mr. Whitley — $6,398,948 (A); Mr. Manny — $267,313 (F), $4,521,602 (A); Mr. Stephens — $2,056,114 (F), $3,682,145 (A).

Other Post-Employment Payments

Upon the death, Disability (which definition is the same as the definition under the Management CIC Plan) or retirement of a Named Executive Officer or any other employee, certain unvested stock awards and SARs vest under the terms of the award grant.  Unvested Option Awards under the 1999 Stock Option Plan were not granted with the acceleration of vesting upon death, Disability or retirement feature.  Upon Disability, all employees are covered under a group compensation continuation plan.  The group disability coverage provides for compensation continuance of 60% of an employee’s salary and bonus up to a maximum of $180,000 per year until his or her 65th birthday.  Certain of our Named Executive Officers are also covered under supplemental individual executive disability policies.  Coverage under these policies would increase the disability coverage from the maximum of $180,000 per year under the group plan to the coverage amounts shown below for each Named Executive Officer.  The percent of coverage vary depending on when the policy was put in place for each Named Executive Officer.  The executive disability coverage premium is shown as a perquisite in the Summary Compensation Table in column (i) “All Other Compensation.”  The following table summarizes the value of the compensation continuation which would be available to each Named Executive Officer assuming that he became disabled as of December 31, 2007 under the policies currently in effect until he attained the age of 65 years old.  The table also summarizes the value of the unvested SARs and Annual Stock Awards, Bonus Stock Awards, Initial Employment Stock Awards and Matching Stock Awards which would vest upon the death, Disability or retirement assuming that such events occurred on December 31, 2007 based on the value of the Company’s common stock on that date of $51.36.  Retirement is defined as reaching the age of 65 years old.

	Annual Salary	Benefit Continuance Under Executive Disability Plan	Value of Accelerated Vesting of SARs	Value of Accelerated Vesting of Stock Awards

John H. Pinkerton	$520,000	$420,800	$9,652,073	$6,501,909
Jeffrey L. Ventura	$400,000	$360,000	$5,307,168	$3,853,900
Mark D. Whitley	$275,000	$315,900	$1,225,627	$3,560,566
Roger S. Manny	$300,000	$360,000	$2,733,569	$1,877,304
Chad L. Stephens	$260,000	$352,900	$2,343,593	$1,487,283

Director Compensation

Director compensation is set by the Compensation Committee after working with its independent compensation consultants and a review of the Peer Group.  The Compensation Committee generally approves compensation for directors just prior to the Board of Directors’ meeting following the election of directors at the annual meeting of stockholders.  Compensation arrangements for directors are effective with each election to the Board of Directors at the annual meeting.  Option Awards or SARs are granted under the 2004 Non-Employee Director Stock Option Plan, which was approved by our stockholders.  In the past several years, the Compensation Committee has also approved the payment of Annual Stock Awards to the directors for a portion of their overall director compensation.

Since director long-term equity incentive awards are granted upon director elections at the annual meeting, the timing of director long-term equity incentive awards is not a subjective matter.  On May 24, 2006, each director was granted (a) 2,500 Annual Stock Awards valued at $24.33 and (b) 12,000 SARs having a grant date fair value of $10.14 per share determined in accordance with FAS 123R using a grant price of $24.33 per share.  Please refer to Note 12 to our financial statements as of December 31, 2007 as filed on Form 10-K as to the assumptions used in determining the grant date fair value of SARs.  Since SARs and Annual Stock Awards are fully vested upon grant, the amounts shown in the Director Compensation Table reflect the grant date fair value of the awards actually granted during calendar year 2007.  All of our directors have elected to take Annual Stock Awards in lieu of cash and have elected to defer such compensation in our Active Deferred Compensation Plan.  Certain directors voluntarily elect to defer all or a portion of their cash fees in our Active Deferred Compensation Plan.  Portions of those deferrals are used to purchase our common stock on the open market.  Directors have the power to change their investment options in the Deferred Compensation Plans generally in the same investment funds as are offered under our 401(k) Plan.

SUMMARY DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards	SARs	All Other Compen-sation	Total
(a)	(b)	(c)	(d)	(g)	(h)

Charles L. Blackburn	$148,000	$100,753	$80,262	$944	$330,009
Anthony V. Dub	$54,000	$100,753	$80,262	$253	$253,268
V. Richard Eales	$50,000	$100,753	$80,262	$341	$231,356
Allen Finkelson	$57,000	$100,753	$80,262	$253	$238,268
Jonathan S. Linker	$58,000	$100,753	$80,262	$872	$239,887
Kevin S. McCarthy	$58,000	$100,753	$80,262	$68	$239,083

Columns (e) and (f) covering Non-Equity Incentive Plan Compensation and Changes in Pension Values, respectively, have been deleted from the SEC-prescribed table format since the directors do not receive any such compensation.  The amounts reflected in column (g) for “All Other Compensation” is associated with reimbursed spousal travel.

The following table reflects the compensation arrangements for the last two fiscal years.  Director compensation was reviewed by the Compensation Committee just prior to the annual meeting and established the compensation arrangements for the 2007 – 2008 director terms.

	Rates in Effect
Non-Employee Director Forms of Compensation	2006 – 2007 Term	2007 – 2008 Term

Non-Executive Chairman cash annual retainer	$135,000	$135,000
Non-Employee directors’ cash annual retainer	$40,000	$40,000
Board or Committee cash fee for each meeting	$1,000	$1,000
Annual SARs each	12,000	7,350
Grant date fair value of SARs (as determined in accordance with FAS 123R)	$10.14	$10.92
Annual Stock Awards each	2,500	$2,500
Grant date fair value of Annual Stock Awards	$24.33	$38.02

The following table provides summary information of the compensation paid to each director during 2007 based upon the rates of compensation in effect for the respective fiscal years shown in the table above.  Messrs. Pinkerton and Ventura as employee directors did not receive any separate compensation for their participation on the Board of Directors.

	Cash Compensation
Director	Annual Retainer	Meeting Fees

Charles L. Blackburn,	$135,000	$13,000
Anthony V. Dub	$40,000	$14,000
V. Richard Eales	$40,000	$10,000
Allen Finkelson	$40,000	$17,000
Jonathan S. Linker	$40,000	$18,000
Kevin S. McCarthy	$40,000	$18,000

The Compensation Committee has not awarded additional fees to the Chairs of the Audit, Compensation or Governance and Nominating Committee other than the regular meeting fees paid to all directors.  After a discussion with the Board of Directors, the Compensation Committee concluded that the preparation time for each meeting and carrying out each committee’s responsibilities generally was shared by all the directors on the committee.  In addition, since the Chair responsibilities and significant roles, such as the “financial expert” for the Audit Committee, for the Board of Directors were shared among the directors as a whole, no special fees associated with chairing a committee or serving in a special capacity would be granted.  The Compensation Committee continues to monitor the activities and time responsibilities of each director to determine if a change in circumstances would warrant a change in the director fee structure.  Mr. Blackburn’s fee for serving as a non-executive Chairman of the Board of Directors is determined and reviewed each year by the other two members of the Compensation Committee along with the Compensation Committee’s compensation consultant.  Mr. Blackburn’s annual retainer is based upon current market conditions and review of other energy companies and the Peer Group where individuals serve in similar capacities.  Mr. Blackburn waived any increase in his retainer for the 2007-2008 term.  One-half of Mr. Blackburn’s annual retainer and meeting fees are voluntarily deferred in the Company’s Deferred Compensation Plans and invested in Company common stock.

The following table reflects the number of Option Awards and SARs held by each director as of December 31, 2007 and the corresponding weighted average grant price of the awards.  The current awards are fully vested upon grant and have a five-year expiration term.  Prior to May 2002, option awards vested over three years and had a ten year term.

	Option Awards / SARs Outstanding
	Number	Weighted Average Grant Price

Charles L. Blackburn	43,350	$19.27
Anthony V. Dub	91,350	$10.83
V. Richard Eales	79,350	$12.60
Allen Finkelson	79,350	$11.90
Jonathan S. Linker	55,350	$15.91
Kevin S. McCarthy	31,350	$23.77

The directors are reimbursed for their travel and out-of-pocket expenses in connection with their duties as a director.  In addition, the directors are allowed to participate in our Deferred Compensation Plan but their voluntary deferrals do not qualify for our Company match.  We do not provide to directors any of the following:  any legacy awards or charitable awards programs for directors upon retirement, tax reimbursement arrangements, payments in connection with a Change in Control, securities or products purchased at a discount or life insurance arrangements.  Subject to the approval of the Board of Directors, we pay for spouses accompany our directors to certain Board of Directors meetings and functions.

COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION

Our Compensation Committee of our Board of Directors, during the fiscal year ended December 31, 2007, consisted of Messrs. Blackburn, Finkelson and McCarthy.  During the fiscal year ended December 31, 2007, there were no compensation committee interlocks or insider participation.

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee of our Board of Directors is responsible for the engagement of our independent registered public accountants, monitoring the integrity of our consolidated financial statements, our system of internal controls and the independence and performance of our independent registered public accountants.  Our Audit Committee also reviews internal audit activities, the scope of the audit coverage, the annual financial statements and such other matters with respect to the accounting, auditing and financial reporting practices and procedures as it may find appropriate or as have been brought to its attention.  Our Audit Committee is composed of three non-employee directors and operates under a written charter adopted and approved by our Board of Directors.  Our Board of Directors, in its business judgment, has determined that all members of our Audit Committee are “independent” as required by the NYSE.  Mr. V. Richard Eales was designated as the “audit committee financial expert” primarily, but not solely, due to his prior experience with public reporting companies.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles.  Our independent registered public accounting firm for 2007, Ernst & Young LLP, is responsible for performing an audit of the consolidated financial statements in accordance with generally accepted auditing standards.

Our Audit Committee held five meetings during 2007.  The meetings involved the discussion of the audited consolidated financial statements of the year ended December 31, 2006, discussion of our 2007 quarterly consolidated financial statements and various aspects of our internal controls and financial reporting.  The meetings were also designed to facilitate and encourage communication and gain a better understanding of the issues involved in the preparation of the financial statements between our Audit Committee, management and Ernst & Young LLP.  Our Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audit.  Committee met with our independent registered public accounting firm, with and without management present, to discuss the results of its examinations and its evaluations of our internal controls.  Our Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2007 with management and Ernst & Young LLP.  Our Audit Committee has also discussed with our independent registered public accounting firm matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees.  The independent registered public accounting firm provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and our Audit Committee discussed with them its independence from our Company.  When considering Ernst & Young LLP’s independence, our Audit Committee considered whether its provision of services to our Company beyond those rendered in connection with its audit and review of the consolidated financial statements was compatible with maintaining its independence.  Our Audit Committee also reviewed, among other things, the amount of fees paid to Ernst & Young LLP for audit, tax and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities discussed in this report and in our Audit Committee Charter, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements for the year ended December 31, 2007 be included in our Annual Report on Form 10-K filed with the SEC.

The members of our Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of auditing or accounting, including in respect to independent registered public accounting firm independence.  Members of our Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm.  Accordingly, our Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, our Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young LLP is in fact “independent.”

This report has been furnished by the members of our Audit Committee.

Anthony V. Dub, Chair

V. Richard Eales

Jonathan S. Linker

Independent Registered Public Accountants

Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ending December 31, 2008 and our internal controls over financial reporting.  Our stockholders are being asked to ratify the appointment of Ernst & Young LLP at our annual meeting, pursuant to proposal 4.

Representatives of Ernst & Young LLP are expected to be present at our meeting.  Ernst & Young LLP representatives will have an opportunity to make a statement if they desire and are expected to be available to respond to any appropriate questions at our meeting.

Audit Fees

Our independent registered public accounting firm for 2007 and 2006 was Ernst & Young LLP.  The fees billed to us by Ernst & Young LLP are shown in the table below.

	Year Ended December 31,
	2007	2006

Audit fees	$964,997	$824,273
Audit related fees	—	—
Tax fees	30,316	27,145
All other fees	2,706	2,706
	$998,019	$854,124

Audit fees consist of fees billed for professional services rendered for the audit of our annual financial statements and our internal controls over financial reporting, reviews of the financial statements included in our quarterly reports and services that are normally provided in connection with statutory and regulatory filings.

Audit-Related Fees

Audit-related fees shown in the table above consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”  These services include accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees

Tax fees shown in the table above consist of fees billed for professional services for tax compliance, tax advice and tax planning.  These services include tax assistance regarding federal and state compliance, tax audit defense, mergers and acquisitions.

Other Fees

All other fees shown in the table above consist of fees for products and services other than services reported above.

Pre-Approval Policy and Procedures

Our Audit Committee must give prior approval to any management request for any amount or type of service (audit, audit-related and tax services or to the extent permitted by law, non-audit services) our independent registered public accounting firm provides.  All audit, audit-related and tax services rendered by Ernst & Young LLP in 2007 were approved by our Audit Committee before Ernst & Young LLP was engaged for such services.  No services of any kind were approved pursuant to a waiver permitted pursuant to 17 CFR 210.2-01(c)(7)(i)(C).  Consultation and approval of such services for 2007 occurred during the regularly scheduled meetings of our Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners

The following table reflects the beneficial ownership of our common stock based upon the        common shares outstanding as of March 27, 2008 by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, and (ii) all of our directors and executive officers as a group.  Unless otherwise indicated, to our knowledge, each stockholder has sole voting and dispositive power with respect to the securities beneficially owned by that stockholder except as noted in the footnotes.

	Common Stock
Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class

All directors and executive officers as a group (14 individuals) c/o Range Resources Corporation, 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102		(1)%

FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	22,433,441	(2)	15.0%

Goldman Sachs Asset Management, L.P. 32 Old Slip New York, New York 10005	10,877,073	(3)	7.3%

(1)          The following table describes the nature of the shares of common stock owned by each director and each of the five Named Executive Officers (as defined in the section of this Proxy Statement entitled “Executive Compensation — Summary Compensation Table”) and all directors and executive officers as a group.  Our common stock owned by these individuals within our deferred compensation plans are not considered beneficially owned under the SEC regulations covering the disclosure of beneficial ownership in this section due to the shares being held in a rabbi trust.  Beneficial ownership does include those shares that may be purchased under currently exercisable stock options, options that are exercisable within 60 days and those shares that would be obtainable with the exercise of vested SAR grants within 60 days based upon the closing common stock price of $        as of March 27, 2008.

	Number of Common Shares Beneficially Owned						Shares
	Shares Directly Owned	Shares in IRA/ 401(k) Accounts	Options/ SARs (a)	Shares Owned by Family (b)	Percent of Class		in Deferred Compen- sation Plan	Total Common Shares Controlled	Percent of Out- standing Shares

Charles L. Blackburn	11,500	—		5,000		*	33,913			*
Anthony V. Dub	150,000	—		—		*	2,650			*
V. Richard Eales	79,400	—		—		*	—			*
Allen Finkelson	75,000	—		—		*	23,900			*
Jonathan S. Linker	27,500	—		—		*	23,900			*
Kevin S. McCarthy	—	—		—		*	8,900			*
John H. Pinkerton (c)	432,058	212,357		12,406%			549,310			%
Jeffrey L. Ventura	43,600	3,463		—		*	170,362			*
Mark D. Whitley	—	544		—		*	96,975			*
Roger S. Manny	64,284	2,085		—		*	76,812			*
Chad L. Stephens (d)	96,370	12,477		55,318		*	101,667			*
All directors and executive officers as a group (14 individuals)	1,099,966	289,352		72,724%			1,397,685			%

 *    Less than one percent

(a)  Includes shares that may be purchased under currently exercisable stock options / SAR awards or options / SAR awards exercisable within 60 days.

(b)  Individuals disclaim beneficial ownership

(c)  Mr. Pinkerton’s directly owned shares include 337,500 shares which serve as collateral for 3 credit lines under Regulation U with a financial services company and 94,559 shares which are held together with other securities in a brokerage account with margin lending arrangements.

(d)  Mr. Stephens’ directly owned 96,370 shares and 22,500 shares of common stock held indirectly by his immediate family currently serve as collateral for a credit line under Regulation U with a financial services company, however, the credit line is undrawn.

(2)          Based on Schedule 13G/A filed with the SEC on February 14, 2008, FMR LLC is the beneficial owner of 22,433,441shares as a result of being the parent holding company of subsidiaries and affiliates acting as investment advisers to various investment companies registered under Section 8 of the Investment Company Act of 1940.  Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 19,666,223 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.  Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management & Research Company, each has sole power to dispose of the 19,666,223 shares owned by the funds and the institutional accounts.  Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 1,485,050 shares as a result of its serving as investment manager of institutional accounts owning such shares.  Fidelity International Limited (FIL) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-US investment companies and certain institutional investors.  FIL, which is a qualified institution under section 240.13d-1(b)(1) pursuant to an SEC No-Action letter dated October 5, 2000, is the beneficial owner of 1,282,020 shares.  Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees.  Mr. Johnson 3d is Chairman of FMR LLC and the members of Mr. Johnson 3d family own 49% of the voting power of FMR LLC.  Accordingly, through their ownership of voting common stock and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

(3)   Based on Schedule 13G/A filed with the SEC on February 1, 2008.  Goldman Sachs Asset Management, L.P., as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), reported a total aggregate amount beneficially owned of 10,877,073 shares, sole voting power of 10,615,820 shares and sole dispositive power of 10,812,657 shares.

Equity Compensation Plan Information

The following table reflects information regarding equity compensation awards outstanding and available for future grants as of December 31, 2007 and March 27, 2008, segregated between equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders (a):

Plan Category	Date	Number of securities to be issued upon exercise of outstanding options/SARs	Weighted average exercise/grant price of outstanding options/SARs	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by	12/31/2007	7,769,134	$17.945	4,283,192
security holders	3/27/2008		$

Equity compensation plans not	12/31/2007	n.a.	n.a.	n.a.
approved by security holders(b)	3/27/2008	n.a.	n.a.	n.a.

(a)              Although we do not maintain a formal plan, our common stock is issued to officers and key employees in lieu of cash for bonuses, long-term incentive awards and company matches under our deferred compensation arrangements if elected by the employee.  All such awards are approved by our Compensation Committee, which is composed of three independent directors.  Issuances to Named Executive Officers are disclosed in the section of this Proxy Statement entitled “Executive Compensation” and in the narrative discussion following the Summary Compensation Table included in this Proxy Statement.

(b)                 There are no equity compensation plans, as defined by NYSE, which have not been approved by our security holders.

SECURITY HOLDERS SHARING AN ADDRESS

Only a single copy of the Proxy Statement is being delivered to multiple stockholders sharing a common address unless we receive contrary instructions from stockholders sharing a common address.  Upon a written request to our Corporate Secretary at 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102, or an oral request made to Karen Giles, our Corporate Communications Manager, at 817-869-4238, we will deliver promptly a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of this Proxy Statement was delivered.  By written request to the same address set forth above or an oral request to the above telephone extension (i) a stockholder may direct a notification to the Company that the stockholder wishes to receive a separate annual report or proxy statement in the future or (ii) stockholders who are sharing an address and who are receiving delivery of multiple copies of our annual reports or proxy statements can request delivery of only a single copy of these documents to their shared address.

OTHER BUSINESS

Management knows of no other business that will be presented for consideration at the meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.

AVAILABILITY OF ANNUAL REPORT

Due to the changing proxy rules this year, our Annual Report for the year-ended December 31, 2007 is not included with this Proxy Statement but a copy can be downloaded from our website or you may request a copy by calling Karen Giles, our Corporate Communications Manager, at 817-869-4238.  In addition, our SEC filings may be obtained from our website or you may make a request for a paper copy of a filing by calling Karen Giles at the number listed above.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Any stockholder desiring to present a stockholder proposal at our 2009 Annual Meeting and to have the proposal included in our proxy statement must send it to our Corporate Secretary at 100 Throckmorton Street, Suite 1200, Fort Worth, Texas  76102 so that it is received on or before December    , 2008.  All such proposals should be in compliance with the

SEC regulations.  We will only include in the proxy materials those stockholder proposals that we receive before the deadline and that are proper for stockholder action.

In addition, in accordance with our Bylaws, any stockholder entitled to vote at our 2009 annual meeting of stockholders may propose business (other than proposals to be included in our proxy statement and proxy as discussed in the preceding paragraph) to be included on the agenda of, and properly presented for action at, the 2009 annual meeting only if written notice of such stockholder’s intent is given in accordance with the requirements of our Bylaws.  Such proposals must be submitted in writing and addressed to the attention of our Corporate Secretary at 100 Throckmorton Street, Suite 1200, Fort Worth, Texas  76102, no later than December    , 2008.  Pursuant to Rule 14a-4(c) of the Securities Exchange Act, our Board of Directors may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2009 annual meeting that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board of Directors intends to exercise its discretion to vote on such matter, unless we are notified of the proposal on or before December    , 2008, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2).  If we first receive notice of such matter after December    , 2008, and the matter nonetheless is permitted to be presented at the 2009 annual meeting, our Board of Directors may exercise discretionary voting authority with respect to any such matter without including any discussion of the matter in the proxy statement for the 2009 annual meeting.  We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

BY ORDER OF THE BOARD OF DIRECTORS

Rodney L. Waller
Corporate Secretary

Exhibit A

SIXTH AMENDMENT TO THE
RANGE RESOURCES CORPORATION
2005 EQUITY-BASED COMPENSATION PLAN

This Sixth Amendment to the Range Resources Corporation 2005 Equity-Based Compensation Plan (the “Plan”) is effective as provided herein and is made by Range Resources Corporation, a Delaware corporation (the “Company”):

WHEREAS, the Company has established the Plan in order to attract able persons to serve as directors or to enter the employ of the Company and its affiliates, and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the welfare of the Company and its affiliates are of importance, can acquire and maintain stock ownership thereby strengthening their concern for the welfare of the Company and its affiliates and, further, to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its affiliates; and

WHEREAS, an increase in the aggregate number of shares of Stock that may be used in connection with the Plan must be approved by the stockholders of the Company, pursuant to Section 10(c) of the Plan; and

WHEREAS, this Sixth Amendment is subject to stockholder approval.

NOW, THEREFORE, the Plan is amended as provided herein, effective upon the approval of this Sixth Amendment by our stockholders at the 2008 Annual Meeting of the Stockholders of the Company (“2008 Meeting”), and, except as provided below, the Plan shall continue to read in its current state:

1.     Section 4(a) is amended to read as follows:

Subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, the total number of shares of Stock reserved and available for delivery in connection with Awards under this Plan shall not exceed the sum of (i) 3,925,000 shares (the “162(m) Covered Shares”), plus (ii) 13,875,000 shares of Stock, less (iii) the number of shares of Stock issued under the Range Resources Corporation 1999 Stock Option Plan (the “1999 Plan”) prior to the Effective Date and less the number of shares of Stock issuable pursuant to awards outstanding under the 1999 Plan as of the Effective Date, plus (iv) the number of shares that become available for delivery under the 1999 Plan after the Effective Date with respect to awards that lapse or are terminated and with respect to which shares are not issued,  plus (v) the 569,303 shares of Stock available for delivery under the Stroud Energy, Inc. 2005 Stock Incentive Plan (the “Stroud Shares”); provided, however, that Stroud Shares shall only be utilized with respect to Awards granted to an Eligible Person who either (A) is a former employee of Stroud Energy, Inc. or one of its affiliates, or (B) first became an officer or employee of (or otherwise began providing services to) the Company or any Subsidiary or first became a director of the Company after June 19, 2006.

2.     Section 6(b)(i) is amended to read as follows:

Each Option agreement shall state the exercise price per share of Stock (the “Exercise Price”); provided, however, that the Exercise Price per share of Stock subject to an Option shall not be less than 100% of the Fair Market Value per share of the Stock on the date of grant of the Option; provided, however, with respect to an Incentive Stock Option, in the case of an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or its parent or any Subsidiary, the Exercise Price shall not be less than 110% of the Fair Market Value per share of the Stock on the date of grant.

3.     Section 6(d)(i) is amended by adding thereto the following:

Notwithstanding the foregoing, except as provided below the vesting period with respect to Restricted Stock granted after the effective date of the Sixth Amendment to the Plan may not be

A-1

less than three years unless such vesting is based on the achievement of performance criteria established by the Committee in the award agreement, in which event the vesting period may not be less than one year; provided, however, the above vesting or performance period restriction, as applicable, with respect to a Restricted Stock Award, may be waived or accelerated, in whole or in part, upon a Participant’s death, disability, retirement or a Change in Control.  Such acceleration or waiver may be provided in the Participant’s award agreement at the time of grant or by subsequent action of the Committee.

4.     Section 6(f) is amended by adding thereto the following:

Notwithstanding anything in this Section 6(f) to the contrary, the number of shares of Stock granted as a bonus after the effective date of the Sixth Amendment to the Plan, when aggregated with the number of shares of Stock delivered pursuant to other Awards granted pursuant to Section 6(h) after the effective date of the Sixth Amendment to the Plan, may not exceed 10% of the aggregate number of shares of Stock authorized under Section 4(a) for Awards under the Plan.

5.     Section 6(h) is amended by adding thereto the following:

Notwithstanding anything in this Section 6(h) to the contrary, the number of shares of Stock that may be delivered pursuant to Awards granted pursuant to this Section 6(h) after the effective date of the Sixth Amendment to the Plan, when aggregated with the number of shares of Stock granted as a bonus pursuant to Section 6(f) after the effective date of the Sixth Amendment to the Plan, may not exceed 10% of the aggregate number of shares of Stock authorized under Section 4(a) for Awards under the Plan.

As amended hereby, the Plan is specifically ratified and reaffirmed; provided, however, this Sixth Amendment shall be null and void for all purposes if it is not approved by the stockholders of the Company at the 2008 Meeting.

IN WITNESS WHEREOF, the Company has caused this Sixth Amendment to be executed this                               , 2008, effective for all purposes as provided above.

RANGE RESOURCES CORPORATION

By:

Name:

Title:

Date:

A-2

Exhibit B

RANGE RESOURCES CORPORATION

2005 EQUITY-BASED COMPENSATION PLAN

(As Amended for the Fourth and Fifth Amendments
effective May 23, 2007)

TABLE OF CONTENTS

1.	Purpose		B-3
2.	Definitions		B-3
3.	Administration		B-6
	(a)	Authority of the Committee	B-6
	(b)	Manner of Exercise of Committee Authority	B-7
	(c)	Limitation of Liability	B-7
4.	Stock Subject to Plan		B-7
	(a)	Overall Number of Shares Available for Delivery	B-7
	(b)	Application of Limitation to Grants of Awards	B-7
	(c)	Availability of Shares Not Delivered under Awards	B-8
	(d)	Stock Offered	B-8
5.	Eligibility; Per Person Award Limitations		B-8
6.	Specific Terms of Awards		B-8
	(a)	General	B-8
	(b)	Options	B-8
	(c)	Stock Appreciation Rights	B-9
	(d)	Restricted Stock	B-10
	(e)	Phantom Stock	B-11
	(f)	Bonus Stock and Awards in Lieu of Obligations	B-11
	(g)	Dividend Equivalents	B-11
	(h)	Other Awards	B-11
7.	Certain Provisions Applicable to Awards		B-12
	(a)	Stand-Alone, Additional, Tandem, and Substitute Awards	B-12
	(b)	Term of Awards	B-12
	(c)	Form and Timing of Payment under Awards; Deferrals	B-12
	(d)	Exemptions from Section 16(b) Liability	B-12
	(e)	Non-Competition Agreement	B-12
8.	Performance and Annual Incentive Awards		B-12
	(a)	Performance Conditions	B-12
	(b)	Performance Awards Granted to Designated Covered Employees	B-13
	(c)	Annual Incentive Awards Granted to Designated Covered Employees	B-14
	(d)	Written Determinations	B-14
	(e)	Status of Section 8(b) and Section 8(c) Awards under Section 162(m) of the Code	B-14
9.	Recapitalization or Reorganization		B-15
	(a)	Existence of Plans and Awards	B-15
	(b)	Subdivision or Consolidation of Shares	B-15
	(c)	Corporate Restructuring	B-15
	(d)	Change in Control Price	B-16
	(e)	Non-Option Awards	B-16
	(f)	Additional Issuances	B-16
	(g)	Restricted Stock Awards	B-16
10.	General Provisions		B-17
	(a)	Transferability	B-17
	(b)	Taxes	B-18
	(c)	Changes to this Plan and Awards	B-18
	(d)	Limitation on Rights Conferred Under Plan	B-18
	(e)	Unfunded Status of Awards	B-18
	(f)	Nonexclusivity of this Plan	B-18
	(g)	Payments in the Event of Forfeitures; Fractional Shares	B-18
	(h)	Severability	B-18
	(i)	Governing Law	B-19
	(j)	Conditions to Delivery of Stock	B-19
	(k)	Plan Effective Date and Stockholder Approval	B-19

RANGE RESOURCES CORPORATION

AS AMENDED 2005 EQUITY-BASED COMPENSATION PLAN

1.             Purpose.  The purpose of the Range Resources Corporation 2005 Equity-Based Compensation Plan (the “Plan”) is to provide a means through which Range Resources Corporation, a Delaware corporation (the “Company”), and its subsidiaries may attract and retain able persons as employees, directors and consultants of the Company and to provide a means whereby those persons upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the welfare of the Company are of importance, can acquire and maintain stock ownership, or awards the value of which is tied to the performance of the Company’s stock, thereby strengthening their concern for the welfare of the Company and their desire to remain in its employ.  A further purpose of this Plan is to provide such employees and directors with additional incentive and reward opportunities designed to enhance the profitable growth of the Company.  Accordingly, this Plan primarily provides for granting Incentive Stock Options, options which do not constitute Incentive Stock Options, Restricted Stock Awards, Stock Appreciation Rights, Phantom Stock Awards or any combination of the foregoing, as is best suited to the circumstances of the particular individual as provided herein.

2.             Definitions.  For purposes of this Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof:

(a)           “Acquiring Person” means (i) any Person other than the Company, any Subsidiary, any employee benefit plan of the Company or any Subsidiary or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, and (ii) all members of a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934) of which any Person described in clause (i) is a member with respect to the Company’s securities.

(b)           “Annual Incentive Award” means a conditional right granted to a Participant under Section 8(c) hereof to receive a cash payment, Stock or other Award, unless otherwise determined by the Committee, after the end of a specified fiscal year.

(c)           “Award” means any Option, SAR (including Limited SAR), Restricted Stock Award, Phantom Stock Award, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any other right or interest granted to a Participant under this Plan.

(d)           “Beneficiary” means one or more persons, trusts or other entities which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under this Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(a) hereof.  If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the persons, trusts or other entities entitled by will or the laws of descent and distribution to receive such benefits.

(e)           “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(f)            “Board” means the Company’s Board of Directors.

(g)           “Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions in the state of Texas are authorized or obligated by law or executive order to close.

(h)           “Change in Control” means the occurrence of any of the following events:

(i)            Any Acquiring Person becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (x) the then outstanding shares of Stock (the “Outstanding Stock”) or (y) the combined voting power of the then outstanding Voting Securities of the Company (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control:  (A) any acquisition directly from the Company, or (B) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) of this Section 2(h);

(ii)           A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election;

(iii)          The stockholders of the Company approve a reorganization, merger or consolidation or sale or other disposition (in one or a series of related transactions) of all or substantially all of the assets of the Company or an acquisition of assets of another corporation which is consummated (a “Business Combination”) (or, if no such approval is required, the consummation of such a Business Combination), in each case, unless, immediately following such Business Combination, (A) individuals and entities who were the beneficial owners, respectively, of the Outstanding Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, upon consummation of such Business Combination, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding Voting Securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or the corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding Voting Securities of such corporation except to the extent that such ownership of the Company existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(iv)          Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company (or, if no such approval is required, the consummation of such a liquidation or dissolution); or

(v)           A public announcement or commencement is made of a tender or exchange offer by any Acquiring Person for, or upon completion of which any Acquiring Person would beneficially own, 50% or more of the outstanding Voting Securities of the Company, and the Board approves or fails to oppose that tender or exchange offer in its statements in Schedule 14D-9 under the Exchange Act; provided, that, within one year after the occurrence of such event, an event described in clauses (i), (ii), (iii) or (iv) of this Section 2(h) shall have occurred (in which case a Change in Control shall be deemed to have occurred on the date of the occurrence of the event described above in this clause (v)).

(i)            “Change in Control Price” means the amount calculated in accordance with Section 9 of this Plan.

(j)            “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(k)           “Committee” means a committee of two or more directors designated by the Board to administer this Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more directors, each of whom shall be (i) a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act, and (ii) an “outside director” as defined under section 162(m) of the Code, unless administration of this Plan by “outside directors” is not then required in order to qualify for tax deductibility under section 162(m) of the Code.

(l)            “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 8(e) of this Plan.

(m)          “Dividend Equivalent” means a right, granted to a Participant under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(n)           “Effective Date” means May 18, 2005.

(o)           “Eligible Person” means all officers and employees of the Company or of any Subsidiary, and other persons who provide services to the Company or any of its Subsidiaries, including directors of the Company.  An employee on leave of absence may be considered as still in the employ of the Company or a Subsidiary for purposes of eligibility for participation in this Plan.

(p)           “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(q)           “Executive Officer” means an executive officer of the Company as defined under the Exchange Act.

(r)            “Fair Market Value” means, for a particular day:

(i)            if shares of Stock of the same class are listed or admitted to unlisted trading privileges on any national or regional securities exchange at the date of determining the Fair Market Value, then the last reported sale price, regular way, on the composite tape of that exchange on that business day or, if no such sale takes place on that business day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to unlisted trading privileges on that securities exchange or, if no such closing prices are available for that day, the last reported sale price, regular way, on the composite tape of that exchange on the last business day before the date in question; or

(ii)           if shares of Stock of the same class are not listed or admitted to unlisted trading privileges as provided in subparagraph (i) and if sales prices for shares of Stock of the same class in the over-the-counter market are reported by the National Association of Securities Dealers, Inc. Automated Quotations, Inc. (“NASDAQ”) National Market System as of the date of determining the Fair Market Value, then the last reported sales price so reported on that business day or, if no such sale takes place on that business day, the average of the high bid and low asked prices so reported or, if no such prices are available for that day, the last reported sale price so reported on the last business day before the date in question; or

(iii)          if shares of Stock of the same class are not listed or admitted to unlisted trading privileges as provided in subparagraph (i) and sales prices for shares of Stock of the same class are not reported by the NASDAQ National Market System (or a similar system then in use) as provided in subparagraph (ii), and if bid and asked prices for shares of Stock of the same class in the over-the-counter market are reported by NASDAQ (or, if not so reported, by the National Quotation Bureau Incorporated) as of the date of determining the Fair Market Value, then the average of the high bid and low asked prices on that business day or, if no such prices are available for that day, the average of the high bid and low asked prices on the last business day before the date in question; or

(iv)          if shares of Stock of the same class are not listed or admitted to unlisted trading privileges as provided in subparagraph (i) and sales prices or bid and asked prices therefor are not reported by NASDAQ (or the National Quotation Bureau Incorporated) as provided in subparagraph (ii) or subparagraph (iii) as of the date of determining the Fair Market Value, then the value determined in good faith by the Committee, which determination shall be conclusive for all purposes; or

(v)           if shares of Stock of the same class are listed or admitted to unlisted trading privileges as provided in subparagraph (i) or sales prices or bid and asked prices therefor are reported by NASDAQ (or the National Quotation Bureau Incorporated) as provided in subparagraph (ii) or subparagraph (iii) as of the date of determining the Fair Market Value, but the volume of trading is so low that the Board of Directors determines in good faith that such prices are not indicative of the fair value of the Stock, then the value determined in good faith by the Committee, which determination shall be conclusive for all purposes notwithstanding the provisions of subparagraphs (i), (ii) or (iii).

For purposes of valuing Incentive Stock Options, the Fair Market Value of Stock shall be determined without regard to any restriction other than one that, by its terms, will never lapse.

(s)           “Incentive Stock Option” or “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of section 422 of the Code or any successor provision thereto.

(t)            “Limited SAR” means a right granted to a Participant under Section 6(c) hereof.

(u)           “Option” means a right, granted to a Participant under Section 6(b) hereof, to purchase Stock or other Awards at a specified price during specified time periods.

(v)           “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h) hereof.

(w)          “Participant” means a person who has been granted an Award under this Plan which remains outstanding, including a person who is no longer an Eligible Person.

(x)            “Performance Award” means a right, granted to a Participant under Section 8 hereof, to receive Awards based upon performance criteria specified by the Committee.

(y)           “Person” shall mean any individual, group, partnership, limited liability company, corporation, association, trust, or other entity or organization.

(z)            “Phantom Stock” means a right, granted to a Participant under Section 6(e) hereof, to receive Stock, cash or a combination thereof at the end of a specified deferral period.

(aa)         “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) and an “outside director” within the meaning of regulation 1.162-27 under section 162(m) of the Code.

(bb)         “Restricted Stock” means Stock granted to a Participant under Section 6(d) hereof, that is subject to certain restrictions and to a risk of forfeiture.

(cc)         “Rule 16b-3” means Rule 16b-3, promulgated by the Securities and Exchange Commission under section 16 of the Exchange Act, as from time to time in effect and applicable to this Plan and Participants.

(dd)         “Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, or any successor law, as it may be amended from time to time.

(ee)         “Stock” means the Company’s Common Stock, par value $.01 per share, and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 9.

(ff)           “Stock Appreciation Rights” or “SAR” means a right granted to a Participant under Section 6(c) hereof.

(gg)         “Subsidiary” means any corporation or other entity of which a majority of the combined voting power of the outstanding Voting Securities is owned, directly or indirectly, by the Company.

(hh)         “Voting Securities” means with respect to any Person any securities or interests that vote generally in the election of directors, in the admission of general partners or members, or in the selection of any other similar governing body of such Person.

3.             Administration.

(a)           Authority of the Committee.  This Plan shall be administered by the Committee except to the extent the Board elects, in order to comply with Rule 16b-3 or for any other reason, to administer this Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board.”  Subject to the express provisions of the Plan and Rule 16b-3, the Committee shall have the authority, in its sole and absolute discretion, to (i) adopt, amend, and rescind administrative and interpretive rules and regulations relating to the Plan; (ii) determine the Eligible Persons to whom, and the time or times at which, Awards shall be granted; (iii) determine the amount of cash and the number of shares of Stock, Stock Appreciation Rights, Phantom Stock Rights, or Restricted Stock Awards, or any combination thereof, that shall be the subject of each Award; (iv) determine the terms and provisions of each Award agreement (which need not be identical), including provisions defining or otherwise relating to (A) the term and the period or periods and extent of exercisability of the Options, (B) the extent to which the transferability of shares of Stock issued or transferred pursuant to any Award is restricted, (C) the effect of termination of employment of a Participant on the Award, and (D) the effect of approved leaves of absence (consistent with any applicable regulations of the Internal Revenue Service); (v) accelerate the time of exercisability of any Option that has been granted; (vi) construe the respective Award agreements and the Plan; (vii)

make determinations of the Fair Market Value of the Stock pursuant to the Plan; (viii) delegate its duties under the Plan to such agents as it may appoint from time to time, provided that the Committee may not delegate its duties with respect to making Awards to, or otherwise with respect to Awards granted to, Eligible Persons who are subject to section 16(b) of the Exchange Act or section 162(m) of the Code; (ix) subject to ratification by the Board, terminate, modify, or amend the Plan; and (x) make all other determinations, perform all other acts, and exercise all other powers and authority necessary or advisable for administering the Plan, including the delegation of those ministerial acts and responsibilities as the Committee deems appropriate.  Subject to Rule 16b-3 and section 162(m) of the Code, the Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan, in any Award, or in any Award agreement in the manner and to the extent it deems necessary or desirable to carry the Plan into effect, and the Committee shall be the sole and final judge of that necessity or desirability.  The determinations of the Committee on the matters referred to in this Section 3(a) shall be final and conclusive.

(b)           Manner of Exercise of Committee Authority.  At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to section 16 of the Exchange Act in respect of the Company, or relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of section 162(m) of the Code and regulations thereunder, may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that, upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members.  Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of this Plan.  Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its subsidiaries, stockholders, Participants, Beneficiaries, and transferees under Section 10(a) hereof or other persons claiming rights from or through a Participant.  The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.  The Committee may delegate to officers or managers of the Company or any Subsidiary, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under section 162(m) of the Code to fail to so qualify.  The Committee may appoint agents to assist it in administering this Plan.

(c)           Limitation of Liability.  The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or a Subsidiary, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of this Plan.  Members of the Committee and any officer or employee of the Company or a Subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to this Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

4.             Stock Subject to Plan.

(a)           Overall Number of Shares Available for Delivery.  Subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, the total number of shares of Stock reserved and available for delivery in connection with Awards under this Plan shall not exceed the total of (i) 3,025,000 shares (the “162(m) Covered Shares”), plus (ii) 13,875,000 shares of Stock, less (iii) the number of shares of Stock issued under the Range Resources Corporation 1999 Stock Option Plan (the “1999 Plan”) prior to the Effective Date and the number of shares of Stock issuable pursuant to awards outstanding under the 1999 Plan as of the Effective Date, plus (iv) the number of shares that become available for delivery under the 1999 Plan after the Effective Date with respect to awards that lapse or are terminated and with respect to which shares are not issued, plus (v) the 569,303 shares of Stock available for delivery under the Stroud Energy, Inc. 2005 Stock Incentive Plan (the “Stroud Shares”); provided, however, that Stroud Shares shall only be utilized with respect to Awards granted to an Eligible Person who either (A) is a former employee of Stroud Energy, Inc. or one of its affiliates, or (B) first became an officer or employee of (or otherwise began providing services to) the Company or any Subsidiary or first became a director of the Company after June 19, 2006.

(b)           Application of Limitation to Grants of Awards.  No Award may be granted if (i)(A) the number of shares of Stock to be delivered in connection with such Award or, (B) in the case of an Award relating to shares of Stock but settleable only in cash (such as cash-only SARs), the number of shares to which such Award relates exceeds (ii) the number of shares of Stock remaining available under this Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards.  The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

(c)           Availability of Shares Not Delivered under Awards.  Shares of Stock subject to an Award under this Plan that expire or are canceled, forfeited, settled in cash or otherwise terminated without a delivery of shares to the Participant, including (i) the number of shares withheld in payment of any exercise or purchase price of an Award or taxes relating to Awards, and (ii) the number of shares surrendered in payment of any exercise or purchase price of an Award or taxes relating to any Award, will again be available for Awards under this Plan, except that if any such shares could not again be available for Awards to a particular Participant under any applicable law or regulation, such shares shall be available exclusively for Awards to Participants who are not subject to such limitation.

(d)           Stock Offered.  The shares to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market, in each situation as the Board or the Committee may determine from time to time at its sole option.

5.             Eligibility; Per Person Award Limitations.  Awards may be granted under this Plan only to Eligible Persons.  In any 12-month period established by the Committee, during any part of which this Plan is in effect, a Covered Employee may not be granted Awards, with respect to the 162(m) Covered Shares, relating to more than 450,000 shares of Stock with respect to Stock-based Awards, subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, or $2,500,000 with respect to Awards the value of which is not based on Stock.

6.             Specific Terms of Awards.

(a)           General.  Awards may be granted on the terms and conditions set forth in this Section 6.  In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(c)), such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment by the Participant and terms permitting a Participant to make elections relating to his or her Award.  The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under this Plan; provided, however, that the Committee shall not have any discretion to accelerate, waive or modify any term or condition of an Award that is intended to qualify as “performance-based compensation” for purposes of section 162(m) of the Code if such discretion would cause the Award to not so qualify.  Except in cases in which the Committee is authorized to require other forms of consideration under this Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of the Delaware General Corporation Law, no consideration other than services may be required for the grant (but not the exercise) of any Award.

(b)           Options.  The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i)            Exercise Price.  Each Option agreement shall state the exercise price per share of Stock (the “Exercise Price”); provided, however, that the Exercise Price per share of Stock subject to an Incentive Stock Option shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock on the date of grant of the Option or in the case of an individual who owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Corporation or its parent or any Subsidiary 110% of the Fair Market Value per share of the Stock on the date of grant, and the exercise price per share of Stock subject to an Option other than an Incentive Stock Option shall not be less than the par value per share of the Stock (but may be less than the Fair Market Value of a share of the Stock on the date of grant).

(ii)           Time and Method of Exercise.  The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including without limitation cash, Stock, other Awards or awards granted under other plans of the Company or any Subsidiary, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis), and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants, including, but not limited to, the delivery of Restricted Stock subject to Section 6(d).  In the case of an exercise whereby the Exercise Price is paid with Stock, such Stock shall be valued as of the date of exercise.

(iii)          ISOs.  The terms of any ISO granted under this Plan shall comply in all respects with the provisions of section 422 of the Code.  Anything in this Plan to the contrary notwithstanding, no term of this Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under this Plan be exercised, so as to disqualify either this Plan or any ISO under section 422 of the Code, unless the Participant has first requested the change that will result in such disqualification.  ISOs shall not be granted more than ten years after the earlier of the adoption of this Plan or the approval of this Plan by the Company’s stockholders.  Notwithstanding the foregoing, the Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or Subsidiary corporation (within the meaning of sections 424(e) and (f) of the Code) subject to any other incentive stock option (within the meaning of section 422 of the Code)) of the Company or a parent or Subsidiary corporation (within the meaning of sections 424(e) and (f) of the Code) that first becomes purchasable by a Participant in any calendar year may not (with respect to that Participant) exceed $100,000, or such other amount as may be prescribed under section 422 of the Code or applicable regulations or rulings from time to time.  As used in the previous sentence, Fair Market Value shall be determined as of the date the incentive stock options is granted.  Failure to comply with this provision shall not impair the enforceability or exercisability of any Option, but shall cause the excess amount of shares to be reclassified in accordance with the Code.

(c)           Stock Appreciation Rights.  The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i)            Right to Payment.  An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise or settlement thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise or settlement (or, in the case of a “Limited SAR,” the Fair Market Value determined by reference to the Change in Control Price, as defined under Section 2(h) hereof) over (B) the grant price of the SAR as determined by the Committee.

(ii)           Rights Related to Options.  A Stock Appreciation Right granted pursuant to an Option shall entitle a Participant, upon exercise or settlement, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount computed pursuant to Subsection 6(c)(ii)(B).  That Option shall then cease to be exercisable or settleable to the extent surrendered.  Stock Appreciation Rights granted in connection with an Option shall be subject to the terms of the Award agreement governing the Option, which shall comply with the following provisions in addition to those applicable to Options:

(A)          A Stock Appreciation Right granted in connection with an Option shall be exercisable or settleable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable except to the extent that the related Option is transferable.

(B)           Upon the exercise or settlement of a Stock Appreciation Right related to an Option, a Participant shall be entitled to receive payment from the Company of an amount determined by multiplying:

(1)           the difference obtained by subtracting the exercise price of a share of Stock specified in the related Option from the Fair Market Value of a share of Stock on the date of exercise or settlement of the Stock Appreciation Right, by

(2)           the number of shares as to which that Stock Appreciation Right has been exercised or settled.

(iii)          Right Without Option.  A Stock Appreciation Right granted independent of an Option shall be exercisable or settleable as determined by the Committee and set forth in the Award agreement governing the Stock Appreciation Right, which Award agreement shall comply with the following provisions:

(A)          Each Award agreement shall state the total number of shares of Stock to which the Stock Appreciation Right relates.

(B)           Each Award agreement shall state the time the Stock Appreciation Right will be settled or the time or periods in which the right to exercise the Stock Appreciation Right or a portion thereof shall vest and the number of shares of Stock for which the right to exercise the Stock Appreciation Right shall vest at each such time or period.

(C)           Each Award agreement shall state the date at which the Stock Appreciation Rights shall expire if not previously exercised or settled.

(D)          Each Stock Appreciation Right shall entitle a participant, upon exercise or settlement thereof, to receive payment of an amount determined by multiplying:

(1)           the difference obtained by subtracting the Fair Market Value of a share of Stock on the date of grant of the Stock Appreciation Right from the Fair Market Value of a share of Stock on the date of exercise or settlement of that Stock Appreciation Right, by

(2)           the number of shares as to which the Stock Appreciation Right has been exercised or settled.

(iv)          Terms.  The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which an SAR may be exercised or settled in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.  Limited SARs that may only be exercised or settled in connection with a Change in Control or other event as specified by the Committee may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine.  SARs and Limited SARs may be either freestanding or in tandem with other Awards.

(d)           Restricted Stock.  The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i)            Grant and Restrictions.  Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter.  Except to the extent restricted under the terms of this Plan and any Award agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).  During the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii)           Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(iii)          Certificates for Stock.  Restricted Stock granted under this Plan may be evidenced in such manner as the Committee shall determine.  If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv)          Dividends and Splits.  As a condition to the grant of an Award of Restricted Stock, the Committee may require or permit a Participant to elect that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under this Plan.  Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e)           Phantom Stock.  The Committee is authorized to grant Phantom Stock to Participants, which are rights to receive Stock, cash, or a combination thereof at the end of a specified deferral period, subject to the following terms and conditions:

(i)            Award and Restrictions.  Satisfaction of an Award of Phantom Stock shall occur upon expiration of the deferral period specified for such Phantom Stock by the Committee (or, if permitted by the Committee, as elected by the Participant).  In addition, Phantom Stock shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine.  Phantom Stock may be satisfied by delivery of Stock, cash equal to the Fair Market Value of the specified number of shares of Stock covered by the Phantom Stock, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(ii)           Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award agreement evidencing the Phantom Stock), all Phantom Stock that is at that time subject to deferral (other than a deferral at the election of the Participant) shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Phantom Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Phantom Stock.

(iii)          Dividend Equivalents.  Unless otherwise determined by the Committee at date of grant, Dividend Equivalents on the specified number of shares of Stock covered by an Award of Phantom Stock shall be either (A) paid with respect to such Phantom Stock on the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Phantom Stock and the amount or value thereof automatically deemed reinvested in additional Phantom Stock, other Awards or other investment vehicles, as the Committee shall determine or permit the Participant to elect.

(f)            Bonus Stock and Awards in Lieu of Obligations.  The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, provided that, in the case of Participants subject to section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Stock or other Awards are exempt from liability under section 16(b) of the Exchange Act.  Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.  In the case of any grant of Stock to an officer of the Company or a Subsidiary in lieu of salary or other cash compensation, the number of shares granted in place of such compensation shall be reasonable, as determined by the Committee.

(g)           Dividend Equivalents.  The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.  Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award.  The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

(h)           Other Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of this Plan, including without limitation convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries.  The Committee shall determine the terms and conditions of such Awards.  Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other

Awards, or other property, as the Committee shall determine.  Cash awards, as an element of or supplement to any other Award under this Plan, may also be granted pursuant to this Section 6(h).  In addition, the Committee may grant Performance Awards and Annual Incentive Awards pursuant to Section 8 hereof that are not necessarily denominated, payable, or valued in or otherwise related to Stock.

7.             Certain Provisions Applicable to Awards.

(a)           Stand-Alone, Additional, Tandem, and Substitute Awards.  Awards granted under this Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Subsidiary, or any business entity to be acquired by the Company or a Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary; provided, however, the Committee shall not grant Options with reload features.  Such additional, tandem and substitute or exchange Awards may be granted at any time.  If an Award is granted in substitution or exchange for another Award, the Committee shall require the surrender of such other Award in consideration for the grant of the new Award.  In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Subsidiary, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Phantom Stock or Restricted Stock), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Stock minus the value of the cash compensation surrendered (for example, Options granted with an exercise price “discounted” by the amount of the cash compensation surrendered).

(b)           Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or SAR exceed a period of ten years (or such shorter term as may be required in respect of an ISO under section 422 of the Code).

(c)           Form and Timing of Payment under Awards; Deferrals.  Subject to the terms of this Plan and any applicable Award agreement, payments to be made by the Company or a Subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including without limitation cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis.  The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control).  Installment or deferred payments may be required by the Committee (subject to Section 10(c) of this Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award agreement) or permitted at the election of the Participant on terms and conditions established by the Committee.  Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.  Any such deferral shall only be allowed as is provided in a separate deferred compensation plan adopted by the Company.  This Plan shall not constitute an “employee benefit plan” for purposes of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(d)           Exemptions from Section 16(b) Liability.  It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to section 16 of the Exchange Act shall be exempt from section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant).  Accordingly, if any provision of this Plan or any Award agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under section 16(b).

(e)           Non-Competition Agreement.  Each Participant to whom an Award is granted under this Plan may be required to agree in writing as a condition to the granting of such Award not to engage in conduct in competition with the Company or any of its subsidiaries for a period after the termination of such Participant’s employment with the Company and its subsidiaries as determined by the Committee.

8.             Performance and Annual Incentive Awards.

(a)           Performance Conditions.  The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee.  The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 8(b) and 8(c) hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under section 162(m) of the Code.

(b)           Performance Awards Granted to Designated Covered Employees.  If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of section 162(m) of the Code, the grant, exercise and/or settlement of such Performance Award may be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 8(b).

(i)            Performance Goals Generally.  The performance goals for such Performance Awards shall consist of one or more business criteria or individual performance criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 8(b).  Performance goals shall be objective and shall otherwise meet the requirements of section 162(m) of the Code and regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.”  The Committee may determine that such Performance Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards.  Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii)           Business and Individual Performance Criteria.

(A)          Business Criteria.  One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Performance Awards:  (1) earnings per share; (2) increase in revenues; (3) increase in cash flow; (4) increase in cash flow return; (5) return on net assets, return on assets, return on investment, return on capital, or return on equity; (6) economic value added; (7) operating margin or contribution margin; (8) net income; net income per share; pretax earnings; pretax earnings before interest, depreciation and amortization and exploration expense; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; or operating income; (9) total stockholder return; (10) debt reduction; (11) finding and development costs; (12) production growth; or production growth per share; (13) cash flow; or cash flow per share; (14) reserve replacement; or reserves per share growth and (15) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.  One or more of the foregoing business criteria shall also be exclusively used in establishing performance goals for Annual Incentive Awards granted to a Covered Employee under Section 8(c) hereof.

(B)           Individual Performance Criteria.  The grant, exercise and/or settlement of Performance Awards may also be contingent upon individual performance goals established by the Committee.  If required for compliance with section 162(m) of the Code, such criteria shall be approved by the stockholders of the Company.

(iii)          Performance Period; Timing for Establishing Performance Goals.  Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee.  Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under section 162(m) of the Code.

(iv)          Performance Award Pool.  The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards.  The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the criteria set forth in Section 8(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 8(b)(iii) hereof.  The Committee may specify the amount of the Performance Award pool as a percentage of any of such criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such criteria.

(v)           Settlement of Performance Awards; Other Terms.  After the end of each performance period, the Committee shall determine the amount, if any, of (A) the Performance Award pool, and the maximum amount of potential Performance Award payable to each Participant in the Performance Award pool, or (B) the amount of potential Performance Award otherwise payable to each Participant.  Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee.  The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 8(b).  The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

(c)           Annual Incentive Awards Granted to Designated Covered Employees.  If the Committee determines that an Annual Incentive Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of section 162(m) of the Code, the grant, exercise and/or settlement of such Annual Incentive Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 8(c).

(i)            Annual Incentive Award Pool.  The Committee may establish an Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Annual Incentive Awards.  The amount of such Annual Incentive Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 8(b)(iii) hereof.  The Committee may specify the amount of the Annual Incentive Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(ii)           Potential Annual Incentive Awards.  Not later than the end of the 90th day of each fiscal year, or at such other date as may be required or permitted in the case of Awards intended to be “performance-based compensation” under section 162(m) of the Code, the Committee shall determine the Eligible Persons who will potentially receive Annual Incentive Awards, and the amounts potentially payable thereunder, for that fiscal year, either out of an Annual Incentive Award pool established by such date under Section 8(c)(i) hereof or as individual Annual Incentive Awards.  In the case of individual Annual Incentive Awards intended to qualify under section 162(m) of the Code, the amount potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) hereof in the given performance year, as specified by the Committee; in other cases, such amount shall be based on such criteria as shall be established by the Committee.  In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5 hereof.

(iii)          Payout of Annual Incentive Awards.  After the end of each fiscal year, the Committee shall determine the amount, if any, of (A) the Annual Incentive Award pool, and the maximum amount of potential Annual Incentive Award payable to each Participant in the Annual Incentive Award pool, or (B) the amount of potential Annual Incentive Award otherwise payable to each Participant.  The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be increased or reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount in the case of an Annual Incentive Award intended to qualify under section 162(m) of the Code.  The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a fiscal year or settlement of such Annual Incentive Award.

(d)           Written Determinations.  All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards under Section 8(b), and the amount of any Annual Incentive Award pool or potential individual Annual Incentive Awards and the amount of final Annual Incentive Awards under Section 8(c), shall be made in writing in the case of any Award intended to qualify under section 162(m) of the Code.  The Committee may not delegate any responsibility relating to such Performance Awards or Annual Incentive Awards.

(e)           Status of Section 8(b) and Section 8(c) Awards under Section 162(m) of the Code.  It is the intent of the Company that Performance Awards and Annual Incentive Awards under Sections 8(b) and 8(c) hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of section 162(m) of the Code and regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto) shall, if so designated by the Committee, constitute “performance-based compensation” within the meaning of section 162(m) of the Code and regulations thereunder.  Accordingly, the terms of Sections 8(b), (c), (d) and (e), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with section 162(m) of the Code and regulations thereunder.  The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards or an Annual Incentive Award, who is likely to be a Covered Employee with respect to that fiscal year.  If any provision of this Plan as in effect on the date of adoption or any agreements relating to Performance Awards or Annual Incentive Awards that are designated as intended to comply with section 162(m) of the Code does not comply or is inconsistent with the requirements of section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

9.             Recapitalization or Reorganization.

(a)           Existence of Plans and Awards.  The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b)           Subdivision or Consolidation of Shares.  The terms of an Award and the number of shares of Stock authorized pursuant to Section 4 for issuance under the Plan shall be subject to adjustment from time to time, in accordance with the following provisions:

(i)            If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock, then (A) the maximum number of shares of Stock available for the Plan as provided in Section 4 shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any Award shall be increased proportionately, and (C) the price (including the exercise price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(ii)           If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, (A) the maximum number of shares of Stock available for the Plan as provided in Section 4 shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any Award shall be decreased proportionately, and (C) the price (including the exercise price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(iii)          Whenever the number of shares of Stock subject to outstanding Awards and the price for each share of Stock subject to outstanding Awards are required to be adjusted as provided in this Section 9(b), the Committee shall promptly prepare a notice setting forth, in reasonable detail, the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the change in price and the number of shares of Stock, other securities, cash, or property purchasable subject to each Award after giving effect to the adjustments.  The Committee shall promptly give each Participant such a notice.

(iv)          Adjustments under Subsections 9(b)(i) and (ii) shall be made by the Committee, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding, and conclusive.  No fractional interest shall be issued under the Plan on account of any such adjustments.

(c)           Corporate Restructuring.  If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock and securities to which the holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the holder had been the holder of record of the number of shares of Stock then covered by such Option and the share limitations provided in Sections 4 and 5 shall be adjusted in a manner consistent with the recapitalization.  Upon a Change in Control the Committee, acting in its sole discretion without the consent or approval of any holder, shall effect one or more of the following alternatives, which may vary among individual holders and which may vary among Options held by any individual holder: (1) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Change in Control) fixed by the Committee, after which specified date all unexercised Options and all rights of holders thereunder shall terminate, (2) require the mandatory surrender to the Company by selected holders of some or all of the outstanding Options held by such holders (irrespective of whether such Options are then exercisable under the provisions of this Plan) as of a date, before or after such Change in Control, specified by the Committee, in which event the Committee shall thereupon cancel such Options and pay to each holder an amount of cash per share equal to the excess, if any, of the amount calculated in Section 9(d) (the “Change in Control Price”) of the shares subject to such Option over the exercise price(s) under such Options for such shares, (3) provide that the number and class of shares of Stock covered by an Award theretofore granted shall be adjusted so that such Award shall thereafter cover the number and class of shares of Stock or other securities or property (including, without limitation, cash) to which the holder would have been entitled pursuant to the terms of the agreement of merger, consolidation, sale of assets, or dissolution, if the holder had been the holder of record of the number of shares of Stock covered by the Award, or (4) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Change in Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding).

(d)           Change in Control Price.  The “Change in Control Price” shall equal the amount determined in clause (i), (ii), (iii), (iv) or (v), whichever is applicable, as follows:  (i) the per share price offered to holders of the same class of Stock of the Company in any merger or consolidation, (ii) the per share value of the Stock immediately before the Change in Control (without regard to assets sold in the Change in Control and assuming the Company has received the consideration paid for the assets) in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of the same class of Stock of the Company in any tender offer or exchange offer whereby a Change in Control takes place, or (v) if such Change in Control occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options.  In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 9(d) or Section 9(c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(e)           Non-Option Awards.  In the event of changes in the outstanding Stock by reason of recapitalization, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Award and not otherwise provided for by this Section 9, any outstanding Awards and any agreements evidencing such Awards shall be subject to adjustment by the Committee at its discretion as to the number and price of shares of Stock or other consideration subject to such Awards.  In the event of any such change in the outstanding Stock, the aggregate number of shares available under this Plan may be appropriately adjusted by the Committee, whose determination shall be conclusive.

(f)            Additional Issuances.  Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

(g)           Restricted Stock Awards.  Plan provisions to the contrary notwithstanding, with respect to any Restricted Stock Awards outstanding at the time a Change in Control as described in Section 2(g) occurs, the Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Stock awarded to the holder pursuant to such Restricted Stock Award and then outstanding and, upon such vesting, all restrictions applicable to such Restricted Stock Award shall terminate as of such date.  Any action by the Committee pursuant to this Section 9(g) may vary among individual holders and may vary among the Restricted Stock Awards held by any individual holder.

10.           General Provisions.

(a)           Transferability.

(i)            Permitted Transferees.  The Committee may, in its discretion, permit a Participant to transfer all or any portion of an Option, Stock Appreciation Right, Phantom Stock Award or Restricted Stock Award (if such Restricted Stock Award does not require the transfer of consideration by the Participant or the holder other than usual and customary service) after the Company’s initial registration of the Stock under section 12(b) or 12(g) of the Exchange Act, or authorize all or a portion of such Awards to be granted to an Eligible Person to be on terms which permit transfer by such Participant; provided that, in either case the transferee or transferees must be any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, in each case with respect to the Participant, any person sharing the Participant’s household (other than a tenant or employee of the Company), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests (collectively, “Permitted Transferees”); provided further that, (X) there may be no consideration for any such transfer and (Y) subsequent transfers of Awards transferred as provided above shall be prohibited except subsequent transfers back to the original holder of the Award and transfers to other Permitted Transferees of the original holder.  Agreements evidencing Awards with respect to which such transferability is authorized at the time of grant must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Subsection 10(a)(i).

(ii)           Qualified Domestic Relations Orders.  An Option, Stock Appreciation Right, Phantom Stock Award or Restricted Stock Award (if such Restricted Stock Award does not require the transfer of consideration by the Participant or the holder other than usual and customary service) after the Company’s initial registration of the Stock under section 12(b) or 12(g) of the Exchange Act, may be transferred, to a Permitted Transferee, pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of written notice of such transfer and a certified copy of such order.

(iii)          Other Transfers.  Except as expressly permitted by Subsections 10(a)(i) and 10(a)(ii), Awards shall not be transferable other than by will or the laws of descent and distribution except that in the Committee’s discretion a Stock Appreciation Right, Phantom Stock Award (if such Stock Appreciation Right or Phantom Stock Award is not exercisable for Stock and not subject to the Participant’s or holder’s discretion as to the timing or method of payment) or Restricted Stock Award (if such Restricted Stock Award does not require the transfer of consideration by the Participant or the holder other than usual and customary service) may be transferable, however, not for consideration.  Notwithstanding anything to the contrary in this Section 10, an Incentive Stock Option shall not be transferable other than by will or the laws of descent and distribution.

(iv)          Effect of Transfer.  Following the transfer of any Award as contemplated by Subsections 10(a)(i), 10(a)(ii) and 10(a)(iii), (A) such Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that the term “Participant” shall be deemed to refer to the Permitted Transferee, the recipient under a qualified domestic relations order, the estate or heirs of a deceased Participant, or other transferee, as applicable, to the extent appropriate to enable the Participant to exercise the transferred Award in accordance with the terms of this Plan and applicable law and (B) the provisions of the Award relating to exercisability hereof shall continue to be applied with respect to the original Participant and, following the occurrence of any such events described therein the Awards shall be exercisable by the Permitted Transferee, the recipient under a qualified domestic relations order, the estate or heirs of a deceased Participant, or other transferee, as applicable, only to the extent and for the periods that would have been applicable in the absence of the transfer.

(v)           Procedures and Restrictions.  Any Participant desiring to transfer an Award as permitted under Subsections 10(a)(i), 10(a)(ii) or 10(a)(iii) shall make application therefor in the manner and time specified by the Committee and shall comply with such other requirements as the Committee may require to assure compliance with all applicable securities laws.  The Committee shall not give permission for such a transfer if (A) it would give rise to short-swing liability under section 16(b) of the Exchange Act or (B) it may not be made in compliance with all applicable federal, state and foreign securities laws.

(vi)          Registration.  To the extent the issuance to any Permitted Transferee of any shares of Stock issuable pursuant to Awards transferred as permitted in this Section 10(a) is not registered pursuant to the effective registration statement of the Company generally covering the shares to be issued pursuant to this Plan to initial holders of Awards, the Company shall not have any obligation to register the issuance of any such shares of Stock to any such transferee.

(b)           Taxes.  The Company and any Subsidiary is authorized to withhold from any Award granted, or any payment relating to an Award under this Plan, including from a distribution of Stock, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.  This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

(c)           Changes to this Plan and Awards.  The Board may amend, alter, suspend, discontinue or terminate this Plan or the Committee’s authority to grant Awards under this Plan without the consent of stockholders or Participants, except that any amendment or alteration to this Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to this Plan to stockholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award.  The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award agreement relating thereto, except as otherwise provided in this Plan; provided that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under such Award.  In no event may the Board or the Committee make any alteration to or amendment of an Award or provide for the exchange of any Awards that, in either case, would constitute the repricing of Options for purposes of the rules of the NYSE.

(d)           Limitation on Rights Conferred Under Plan.  Neither this Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Subsidiary, (ii) interfering in any way with the right of the Company or a Subsidiary to terminate any Eligible Person’s or Participant’s employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under this Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(e)           Unfunded Status of Awards.  This Plan is intended to constitute an “unfunded” plan for certain incentive awards.

(f)            Nonexclusivity of this Plan.  Neither the adoption of this Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable, including incentive arrangements and awards which do not qualify under section 162(m) of the Code.  Nothing contained in this Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action which is deemed by the Company or such Subsidiary to be appropriate or in its  best interest, whether or not such action would have an adverse effect on this Plan or any Award made under this Plan. No employee, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(g)           Payments in the Event of Forfeitures; Fractional Shares.  Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration to the Company in exchange for such Award, the Participant shall be repaid the amount of such cash or other consideration.  No fractional shares of Stock shall be issued or delivered pursuant to this Plan or any Award.  The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(h)           Severability.  If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.  If any of the terms or provisions of this Plan or any Award agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to section 16(b) of the Exchange Act) or section 422 of the Code (with respect to Incentive Stock Options), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3) or section 422 of the Code.  With respect to Incentive Stock Options, if this Plan does not contain any provision required to be included herein under section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an Incentive Stock Option cannot so qualify, that Option (to that extent) shall be deemed an Option not subject to section 422 of the Code for all purposes of the Plan.

(i)            Governing Law.  All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Texas, without giving effect to any conflict of law provisions thereof, except to the extent Texas law is preempted by federal law.  The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

(j)            Conditions to Delivery of Stock.  Nothing herein or in any Award granted hereunder or any Award agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect.  At the time of any exercise of an Option or Stock Appreciation Right, or at the time of any grant of a Restricted Stock Award, the Company may, as a condition precedent to the exercise of such Option or Stock Appreciation Right or vesting of any Restricted Stock Award, require from the Participant (or in the event of his death, his legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect.  No Option or Stock Appreciation Right shall be exercisable and no restriction on any Restricted Stock Award shall lapse with respect to a Participant unless and until the holder thereof shall have paid cash or property to, or performed services for, the Company or any of its Subsidiaries that the Committee believes is equal to or greater in value than the par value of the Stock subject to such Award.

(k)           Plan Effective Date and Stockholder Approval.  This Plan was adopted by the Board on March 28, 2005 and became effective upon approval by the stockholders of the Company at the annual meeting occurring May 18, 2005.

Form of proxy card

FRONT:

PROXY	PROXY

RANGE RESOURCES CORPORATION

Proxy Solicited on Behalf of the Board of Directors

For The Annual Meeting of Stockholders - May 20, 2008

The undersigned hereby appoints John H. Pinkerton and Rodney L. Waller, and each of them, his/her true and lawful agents and proxies with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Range Resources Corporation which the undersigned has power to vote, with all powers which the undersigned possess if personally present, at the Annual Meeting of Stockholders of Range Resources Corporation to be held on May 20, 2008, and at any adjournments thereof.

1.	To elect a board of eight Directors, each for a term expiring at the 2009 annual meeting or when their successors are duly elected and qualified. The nominees of the Board of Directors are:
(1) Charles L. Blackburn, (2) Anthony V. Dub, (3) V. Richard Eales, (4) Allen Finkelson, (5) Jonathan S. Linker,
(6) Kevin S. McCarthy, (7) John H. Pinkerton and (8) Jeffrey L. Ventura.
2.	To increase the total authorized common shares of the Company to 475 million.
3.	To amend provisions and increase the common stock authorized to be issued under the 2005 Equity-Based
Compensation Plan by 900,000 shares and other amendments.
4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008.

Please specify your choice by marking the appropriate boxes, SEE REVERSE SIDE.  Any unmarked box will be voted in accordance with the Board of Directors’ recommendations.  The shares cannot be voted unless the card is signed and returned.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side)

REVERSE SIDE:

RANGE RESOURCES CORPORATION

The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4

1.	Election of Directors	For	Withheld	For All		For	Against	Abstain
	(see reverse)	All	All	Except	2. Increase total authorized
				(indicate number(s) of	common stock of Company.
director nominees in
				blank)	3. Amend the 2005 Equity
Compensation Plan.

4. Ratify Ernst & Young LLP
for 2008

Area reserved for
Name & Address

					Date:		,2008

Signature(s)

Signature(s)

A proxy that is properly completed and returned will be voted at the Meeting in accordance with the instructions on the proxy.  If you properly complete and return a proxy but do not indicate any contrary voting instructions, your shares will be voted “FOR” the Proposals listed in the Notice of Annual Meeting of Stockholders and any other business as may properly come before the Meeting or any adjournment or postponement thereof.  If the Company proposes to adjourn the Meeting, the proxy holders will vote all shares for which they have voting authority in favor of adjournment.  The Board of Directors knows of no matters other than those stated in the Notice of Annual Meeting of Stockholders and described in this Proxy Statement to be presented for consideration at the Meeting. NOTE: Please sign exactly as name appears hereon.  Joint owners should each sign.  When signing as attorney, administrator, trustee, or guardian, please give full title as such.